Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of July 17, 2012

among

ENGILITY HOLDINGS, INC.,

as Holdings,

ENGILITY CORPORATION,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender

and

L/C Issuer,

and

The Lenders From Time to Time Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, BARCLAYS BANK PLC, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, REGIONS CAPITAL MARKETS AND SUNTRUST ROBINSON HUMPHREY, INC.,

as

Joint Lead Arrangers and Joint Book Managers

BARCLAYS BANK PLC, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, REGIONS BANK AND SUNTRUST BANK,

as

Syndication Agents

CAPITAL ONE, N.A., SUMITOMO MITSUI BANKING CORPORATION AND

MANUFACTURERS AND TRADERS TRUST COMPANY,

as

Documentation Agents

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS	1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	33
1.03	Accounting Terms	34
1.04	Rounding	35
1.05	Times of Day	35
1.06	Letter of Credit Amounts	35
ARTICLE II.	THE COMMITMENTS AND CREDIT EXTENSIONS	35
2.01	Loans	35
2.02	Borrowings, Conversions and Continuations of Loans	36
2.03	Letters of Credit	38
2.04	Swing Line Loans	47
2.05	Prepayments	51
2.06	Termination or Reduction of Commitments	53
2.07	Repayment of Loans	54
2.08	Interest	55
2.09	Fees	56
2.10	Computation of Interest and Fees	56
2.11	Evidence of Debt	57
2.12	Payments Generally; Administrative Agent’s Clawback	57
2.13	Sharing of Payments by Lenders	59
2.14	Increase in Revolving Credit Commitments	60
2.15	Additional Term Loan Facilities	62
2.16	Cash Collateral	64
2.17	Defaulting Lenders	65
ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY	68
3.01	Taxes	68
3.02	Illegality	72
3.03	Inability to Determine Rates	73
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	73
3.05	Compensation for Losses	75
3.06	Mitigation Obligations; Replacement of Lenders	75
3.07	Survival	76
ARTICLE IV.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	76
4.01	Conditions to Closing Date and Initial Borrowing	76
4.02	Conditions to all Credit Extensions	79
ARTICLE V.	REPRESENTATIONS AND WARRANTIES	80
5.01	Existence, Qualification and Power	80
5.02	Authorization; No Contravention	80
5.03	Governmental Authorization; Other Consents	80
5.04	Binding Effect	81
5.05	Financial Statements; No Material Adverse Effect	81
5.06	Litigation	82
5.07	No Default	82

i

5.08	Ownership of Property; Liens	82
5.09	Environmental Compliance	82
5.10	Insurance	83
5.11	Taxes	83
5.12	ERISA Compliance	84
5.13	Subsidiaries	84
5.14	Margin Regulations; Investment Company Act	85
5.15	Accuracy and Completeness of Information	85
5.16	Compliance with Laws	85
5.17	Intellectual Property; Licenses, Etc.	85
5.18	OFAC	86
5.19	Solvency	86
5.20	Labor Matters	86
5.21	Senior Indebtedness	86
5.22	Collateral Documents	86
5.23	Foreign Corrupt Practices Act	87
5.24	Use of Proceeds	87
5.25	Government Relations and Material Contracts	87
ARTICLE VI.	AFFIRMATIVE COVENANTS	87
6.01	Financial Statements	87
6.02	Certificates; Other Information	88
6.03	Notices	90
6.04	Payment of Obligations	90
6.05	Preservation of Existence, Etc.	90
6.06	Maintenance of Insurance	91
6.07	Compliance with Laws	91
6.08	Inspection of Property; Books and Records	91
6.09	Use of Proceeds	92
6.10	Covenant to Guarantee Obligations and Give Security	92
6.11	Compliance with Environmental Laws	93
6.12	Further Assurances	94
6.13	Maintenance of Ratings	94
6.14	Material and Government Contracts	94
6.15	Post-Closing Obligations	94
ARTICLE VII.	NEGATIVE COVENANTS	95
7.01	Liens	95
7.02	Investments	97
7.03	Indebtedness	98
7.04	Fundamental Changes	100
7.05	Dispositions	101
7.06	Restricted Payments	102
7.07	Change in Nature of Business	103
7.08	Transactions with Affiliates	103
7.09	Burdensome Agreements	103

7.10	Holdings	104
7.11	Financial Covenants	105
7.12	Sales and Lease-Backs	105
7.13	Other Indebtedness and Agreements	106
7.14	Fiscal Year	107
7.15	Spin-Off Transactions	107
ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	107
8.01	Events of Default	107
8.02	Remedies Upon Event of Default	109
8.03	Application of Funds	110
ARTICLE IX.	ADMINISTRATIVE AGENT	111
9.01	Appointment and Authority	111
9.02	Rights as a Lender	112
9.03	Exculpatory Provisions	112
9.04	Reliance by Administrative Agent	113
9.05	Delegation of Duties	113
9.06	Resignation of Administrative Agent	114
9.07	Non-Reliance on Administrative Agent and Other Lenders	115
9.08	No Other Duties, Etc.	115
9.09	Administrative Agent May File Proofs of Claim	116
9.10	Collateral and Guaranty Matters	116
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	117
ARTICLE X.	MISCELLANEOUS	118
10.01	Amendments, Etc.	118
10.02	Notices; Effectiveness; Electronic Communication	120
10.03	No Waiver; Cumulative Remedies; Enforcement	122
10.04	Expenses; Indemnity; Damage Waiver	123
10.05	Payments Set Aside	125
10.06	Successors and Assigns	125
10.07	Treatment of Certain Information; Confidentiality	130
10.08	Right of Setoff	131
10.09	Interest Rate Limitation	132
10.10	Counterparts; Integration; Effectiveness	132
10.11	Survival of Representations and Warranties	132
10.12	Severability	133
10.13	Replacement of Lenders	133
10.14	Governing Law; Jurisdiction; Etc.	134
10.15	Waiver of Jury Trial	135
10.16	No Advisory or Fiduciary Responsibility	135
10.17	Electronic Execution of Assignments and Certain Other Documents	136
10.18	USA PATRIOT Act	136
10.19	Judgment Currency	136
10.20	Entire Agreement	137

SCHEDULES

1.01(a)	Internal Reorganization
1.01(b)	Subsidiary Guarantors
1.01(c)	Existing Letter of Credit
2.01	Commitments and Applicable Percentages
5.03	Governmental Authorization; Other Consents
5.06	Litigation
5.08(a)	Owned Properties
5.08(b)	Leased Properties
5.13	Subsidiaries
6.15	Post-Closing Obligations
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Borrowing Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Note
C-3	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guarantee and Collateral Agreement
G	Form of Simpson, Thacher & Bartlett LLP Opinion
H-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
H-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
H-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
H-4	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
I	Form of Solvency Certificate
J	Form of Perfection Questionnaire

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of July 17, 2012, among ENGILITY HOLDINGS, INC., a Delaware Corporation (“Holdings”), ENGILITY CORPORATION, a Delaware corporation, (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower has requested that the Lenders provide a revolving credit facility in the aggregate amount of $65,000,000 and a term loan facility in the aggregate amount of $335,000,000, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Term Loan Facility” has the meaning specified in Section 2.15(a).

“Additional Term Loan Facility Effective Date” has the meaning specified in Section 2.15(d).

“Additional Term Loan Lender” has the meaning specified in Section 2.15(c).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Agent Fee Letter” means the Administrative Agent Fee Letter dated as of the Closing Date between the Borrower and the Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Revolving Credit Commitments” means the Revolving Credit Commitments of all Lenders. The aggregate principal amount of the Aggregate Revolving Credit Commitments of all Lenders on the Closing Date is $65,000,000.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means (a) in respect of the Term Loan Facility, with respect to any Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by (i) on or prior to the Closing Date, such Term Loan Lender’s Term Loan Commitment at such time and (ii) thereafter, the principal amount of such Term Loan Lender’s Term Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender in respect of each Facility on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) 0.50% per annum for the commitment fees referred to in Section 2.09(a), (b) 3.50% per annum for Base Rate Loans, (c) 4.50% per annum for Eurodollar Rate Loans and Letter of Credit Fees with respect to Financial Letters of Credit and (d) 2.70% per annum for Letter of Credit Fees with respect to Performance Letters of Credit.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Appropriate Lender” means, at any time, (a) with respect to the Term Loan Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) the amount of any Capital Lease Obligations of any Person and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Holdings, the Borrower and its Subsidiaries for the fiscal year ended December 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings, the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period commencing from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Available Basket Amount” means, as of the Closing Date, $0, which amount shall be (a) increased, on the date of delivery in any fiscal year of the financial statements and Compliance Certificate required by Section 6.01(a) and Section 6.02(b) with respect to the immediately preceding fiscal year, by an amount equal to 25% of Consolidated Net Income for such immediately preceding fiscal year (or, in the case where such Consolidated Net Income for such immediately preceding fiscal year is a deficit, reduced by 100% of such deficit), commencing with the fiscal year ending on December 31, 2012 (it being understood and agreed that with respect to the fiscal year ending on December 31, 2012, the amount described in this clause (a) shall be determined based on the portion of such fiscal year commencing on July 1, 2012 and ending on December 31, 2012), and (b) reduced by the aggregate amount of any Investments made pursuant to Section 7.02(i), any Restricted Payments made pursuant to Section 7.06(g) and any payments, prepayments, repurchases, redemptions, defeasances or segregations of Indebtedness made pursuant to the proviso set forth in Section 7.13(a)(i)(1) during the period commencing on the Closing Date through and including the relevant date of determination (for purposes of this clause (b), without taking into account the intended usage of the Available Basket Amount on the relevant date of determination).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (c) the Eurodollar Rate plus 1.00% and (d) 2.25%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. Any change in the Federal Funds Rate or the Eurodollar Rate will take effect on the effective date of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Term Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Business” has the meaning specified in Section 5.09.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Holdings, the Borrower and its Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by Holdings, the Borrower and its Subsidiaries during such period, but excluding in each case, without duplication, (i) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) Permitted Acquisitions and (iii) reinvestments of Net Cash Proceeds of Dispositions permitted under this Agreement.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a liability on the balance sheet of that Person; provided that if any lease which would not be accounted for as a liability under GAAP in effect on the date hereof shall be required to be accounted for as a liability as a result of a change in GAAP after the date hereof, such lease shall not be treated as a Capital Lease for any purpose hereunder.

“Capital Lease Obligations” means, of any Person as of the date of determination, the aggregate liability of such Person under Capital Leases reflected on a balance sheet of such Person under GAAP.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than one year with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-2 by S&P, P-2 by Moody’s or F-2 by Fitch, or carrying an equivalent rating by a nationally recognized rating agency if both of S&P and Moody’s cease publishing ratings of investments, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P, A by Moody’s or A by Fitch, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds (excluding hedge funds) which (i) invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition, (ii) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940 or (iii) are rated AAA by S&P, Aaa by Moody’s or AAA by Fitch.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, purchasing and corporate cards, credit or debit cards, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement with a Loan Party, is the Administrative Agent, a Joint Lead Arranger, a Lender or an Affiliate of any of the foregoing Persons, in its capacity as a party to such Cash Management Agreement.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement (or, in the case of an Eligible Assignee, after the date such Eligible Assignee becomes a party to this Agreement), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented; provided further, that the increased costs associated with a Change in Law based on the foregoing clauses (x) and (y) may only be imposed to the extent the applicable Lender imposes the same charges on other similarly situated borrowers under credit facilities comparable to the Facilities.

“Change of Control” means an event or series of events by which:

(a) after the consummation of the Spin-Off, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) prior to the consummation of the Spin-Off, L-3 shall, at any time, cease to own, directly or indirectly, 100% of the Equity Interests of Holdings; or

(b) a majority of the members of the board of directors of Holdings fail to be (a) members of the board of directors of Holdings incumbent as of the Closing Date, or (b) members nominated by the members of the board of directors of Holdings incumbent on the Closing Date, or (c) members appointed by members of the board of directors of Holdings nominated under clause (a) or (b); or

(d) prior to the consummation of the Internal Reorganization, L-3 shall, at any time, cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower; or

(e) after the consummation of the Internal Reorganization, Holdings shall, at any time, cease to directly own 100% of the Equity Interests of the Borrower.

“Closing Date” has the meaning specified in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended (unless as otherwise indicated).

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, the Intellectual Property Security Agreements, the Mortgages (if any) and each of the collateral assignments, control agreements, security agreements, pledge agreements or other similar agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Loan Commitment or a Revolving Credit Commitment, as the context may require.

“Company Intellectual Property” has the meaning specified in Section 5.17.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated June 2012 relating to the Borrower and the Transactions.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA, less (ii) the aggregate amount of all Capital Expenditures (other than an amount of Capital Expenditures made in connection with the Spin-Off after the Closing Date but prior to the second anniversary of the Closing Date in an aggregate amount not to exceed $25,000,000 over the term of this Agreement) to (b) the sum of (i) Consolidated Interest Expense payable in cash plus (ii) the aggregate principal amount of all regularly scheduled principal payments of outstanding debt for borrowed money of Holdings, the Borrower and its Subsidiaries, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.03, in each case, for the period of the four prior fiscal quarters ended on such date and as determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, for Holdings, the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income (excluding, without duplication, (v) impairment losses incurred on goodwill and other intangible assets or on debt or equity investments computed in accordance with Financial Accounting Standard No. 142 or other GAAP, (w) gains or losses incurred on the retirement of debt computed in accordance with Financial Accounting Standard No. 145, (x) gains and losses in connection with asset dispositions whether or not constituting extraordinary gains and losses, (y) non-cash gains or losses on discontinued operations and (z) gains and losses with respect to judgments or settlements in connection with litigation matters for such period) plus the following to the extent, except with respect to clause (e) below, deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Expense for such period, (b) the provision for federal, state, local and foreign income taxes payable by Holdings, the Borrower and its Subsidiaries for such period, (c) depreciation and amortization expense for such period, (d) non-cash stock-based compensation expenses for such period, each as determined on a consolidated basis in accordance with GAAP, (e) the amount of cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or with respect to which substantial steps have been taken (in the good faith determination of the Borrower) during such period, net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent certifying that (x) such cost savings, operating expense reductions and synergies are reasonably expected and factually supportable in the good faith judgment of the Borrower and (y) such actions are to be taken within 12 months after the consummation of the Permitted Acquisition, Disposition, restructuring or implementation of an initiative which is expected to result in such cost savings, expense reductions or synergies, (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (e) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA whether through a pro forma adjustment or otherwise, for such period, (C) the aggregate amount of cost savings, operating expense reductions and synergies added pursuant to this clause (e) do not exceed 2.5% of Consolidated EBITDA for any four consecutive fiscal quarter period and (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (e) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies, (f) extraordinary or non-recurring charges, expenses or losses for such period, (g) other non-cash charges, expenses or losses for such period, minus the following to the extent added in calculating such Consolidated Net Income: (a) all non-cash items increasing Consolidated Net Income for such period and (b) extraordinary or non-recurring income or gains.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings, the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all drawn amounts owing under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments to the extent not reimbursed, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary, in each case to the extent, if any, reflected as a liability on the balance sheet of Holdings, the Borrower and its Subsidiaries on such date in accordance with GAAP.

“Consolidated Interest Expense” means, as of the last day of any fiscal quarter, the sum of the amount of interest expense of Holdings, the Borrower and its Subsidiaries for the four fiscal quarters ended on such date, determined on a consolidated basis, each in accordance with GAAP for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Funded Indebtedness as of such date minus (ii) the Designated Cash Balances as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for Holdings, the Borrower and its Subsidiaries on a consolidated basis, the net income of Holdings, the Borrower and its Subsidiaries for that period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Assets” means, as of any date of determination, the total tangible assets of Holdings, the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the total assets of Holdings, the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and the L/C Issuer.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Cash Equivalents) of Holdings, the Borrower and its Subsidiaries at such time, calculated in accordance with GAAP.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings, the Borrower and its Subsidiaries at such time, calculated in accordance with GAAP, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Credit Loans and Swing Line Loans.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Cash Balances” means, at any time, (a) $25,000,000, if at such time Holdings, the Borrower and its Subsidiaries have Unrestricted Cash in an amount in excess of $50,000,000 or (b) $0, if at such time Holdings, the Borrower and its Subsidiaries have Unrestricted Cash in an amount less than or equal to $50,000,000.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Discharge of the Obligations” has the meaning specified in Section 9.10(a).

“Distribution Agreement” means the Distribution Agreement, substantially in the form of Exhibit 2.1 to Amendment No. 3 to Form 10 filed by Holdings on June 19, 2012 with the SEC, entered into at or before the Closing Date, between L-3 and Holdings.

“Documentation Agents” means Capital One, N.A., Sumitomo Mitsui Banking Corporation and Manufacturers and Traders Trust Company.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia and that is not a Foreign Subsidiary.

“Eligible Assignee” means any Person other than a natural Person that is (a) a Lender, an Affiliate of any Lender or an Approved Fund (any two or more related Approved Funds being treated as a single Eligible Assignee for all purposes hereof), or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course; provided that notwithstanding anything herein to the contrary, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates.

“Engagement Letter” means the Engagement Letter dated July 12, 2012 among Holdings, the Borrower and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Engility Services” means Engility Services Inc., a Delaware corporation.

“Environmental Laws” means any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health as affected by the environment as has been, is now, or may at any time hereafter be, in effect, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. §§ 9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1802 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Clean Water Act; 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; or other similar federal and/or state environmental laws.

“Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; provided that the Eurodollar Rate shall at no time be less than 1.25% per annum; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination; provided that the Eurodollar Rate shall at no time be less than 1.25% per annum.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, an amount equal to the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) reductions to noncash working capital of Holdings, the Borrower and its Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) over (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by Holdings, the Borrower and its Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year paid in cash, (iii) Capital Expenditures and Permitted Acquisitions made in cash during such fiscal year, except to the extent financed with the proceeds of the issuance or incurrence of Indebtedness, equity issuances, the Net Cash Proceeds of Recovery Events or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.05) made in cash by Holdings, the Borrower and its Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness and (v) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year).

“Excluded Assets” has the meaning specified in the Guarantee and Collateral Agreement.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Immaterial Subsidiary and (c) any Subsidiary that is not a Wholly Owned Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated, and including backup withholding in respect thereof (including, for the avoidance of doubt, U.S. federal backup withholding Taxes under section 3406 of the Code)), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) (except for Section 3.01(e)(ii)(D)) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Letter of Credit” means the letter of credit issued by Bank of America, N.A. that is outstanding on the Closing Date and identified on Schedule 1.01(c).

“Facility” means the Term Loan Facility or the Revolving Credit Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FCPA” has the meaning specified in Section 5.23.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Federal Government” means the United States government or any department, instrumentality or agency thereof, and any state government or any department, instrumentality or agency thereof.

“Fitch” means Fitch, Inc., and any successor thereto.

“Financial Letter of Credit” means a Letter of Credit not constituting a Performance Letter of Credit.

“Foreign Lender” means a Lender that is not a U.S. Person. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that either (i) is not organized under the laws of the United States, any state thereof or the District of Columbia; (ii) is a direct or indirect Subsidiary of a CFC; or (iii) is a Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes and that has no material assets other than Equity Interests of one or more Subsidiaries that are CFCs.

“Form 10” means Holdings’ registration statement on Form 10, as amended.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Contracts” means (a) written contracts between Holdings, the Borrower or any of its Subsidiaries, on the one hand, and the Federal Government, on the other hand; and (b) written subcontracts (a “Subcontract”) between Holdings, the Borrower or any of its Subsidiaries, on the one hand, and a prime contractor who is providing goods or services to the Federal Government pursuant to a written contract with the Federal Government (the “Prime Contract”), on the other hand, provided that the Subcontract relates only to goods or services being provided to the Federal Government pursuant to the Prime Contract.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (the “guaranteeing person”) (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the Closing Date among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit F.

“Guarantors” means Holdings, the Borrower and the Subsidiary Guarantors.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Section 2 of the Guarantee and Collateral Agreement.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract with a Loan Party, is the Administrative Agent, a Joint Lead Arranger, a Lender or an Affiliate of any of the foregoing Persons, in its capacity as a party to such Swap Contract.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Immaterial Subsidiary” means, at any time, with respect to any Subsidiary to the extent that any such Subsidiary (a) individually has aggregate assets of less than 5.0% of Consolidated Total Assets or (b) in the aggregate with other Subsidiaries designated as “Immaterial Subsidiaries”, has aggregate assets of less than 5.0% of Consolidated Total Assets.

“Incremental Revolving Credit Commitment” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Lender” has the meaning specified in Section 2.14(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money (including the Loans hereunder) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, whether or not matured or drawn;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) the Attributable Indebtedness of such Person with respect to Capital Leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, (i) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and (ii) the Indebtedness of a Person shall not include the obligation of a Person to make payments after the closing of an acquisition or merger which are based on financial or performance metrics of the acquisition or merger target or for consulting, noncompetition or nonsolicitation agreements unless required to be reflected as a liability of such Person on such Person’s balance sheet in accordance with GAAP. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvent” means, with respect to any Multiemployer Plan, the meaning of such term provided in Section 4245 of ERISA. Derivatives of such term have corresponding meanings.

“Intellectual Property” has the meaning specified in the Guarantee and Collateral Agreement.

“Intellectual Property Security Agreements” means the Patent Security Agreement, the Trademark Security Agreement and the Copyright Security Agreement (each as defined in the Guarantee and Collateral Agreement).

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and, as selected by the Borrower in its Borrowing Notice, ending on the date one, two, three or six months (or nine or twelve months if consented to by all of the Appropriate Lenders); provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Internal Reorganization” has the meaning assigned to such term in Schedule 1.01(a).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance (excluding commission, travel, petty cash, relocation and similar advances to officers and employees made in the ordinary course of business) or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but net of any returns on such Investment received in cash by any Loan Party to the extent such returns are identified in a Compliance Certificate delivered to the Administrative Agent pursuant to Section 6.02(b).

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Credit Agricole Corporate and Investment Bank, Regions Capital Markets and SunTrust Robinson Humphries, Inc., in their respective capacities as joint lead arrangers and joint bookrunners for the Facilities.

“L-3” shall mean L-3 Communications Holdings, Inc., a Delaware corporation.

“Laws” means as to any Person, any law, treaty, executive order, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any Unreimbursed Amount in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context otherwise requires, includes the Swing Line Lender, each Incremental Revolving Credit Lender and each Additional Term Loan Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and the Existing Letter of Credit. Letters of Credit shall be issued in Dollars.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, the Collateral Documents, each Issuer Document and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement.

“Loan Parties” means, collectively, Holdings, the Borrower and the Subsidiary Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, property or condition (financial or otherwise) of Holdings, the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Contract” means, as of any date of determination, any or all of the following: (a) any Government Contract or other contract or agreement of Holdings, the Borrower or any of its Subsidiaries, pursuant to which, after giving effect to any and all applicable options, renewals, extensions and other similar rights of Holdings, the Borrower or such Subsidiary to extend the term and/or increase the value of such Government Contract or other contract or agreement, Holdings, the Borrower or such Subsidiary would be entitled to receive payments and/or other compensation having an aggregate remaining value in excess of $25,000,000, (b) any Government Contract pursuant to which, after giving effect to any and all applicable options, renewals, extensions and other similar rights to extend the term and/or increase the value of such Government Contract, Holdings, the Borrower or any of its Subsidiaries is obligated to make payments or have any other obligation or liability thereunder (direct or contingent) in excess of $25,000,000, in the aggregate, or which, as a result of any reasonably anticipated act, event, circumstance or condition arising thereunder, relating thereto or contemplated thereby, could reasonably be expected to have a Material Adverse Effect or (c) any contract or agreement of Holdings, the Borrower or any of its Subsidiaries (other than a Government Contract) which, as a result of any act, omission or default by any party thereto, or as a result of the occurrence of any reasonably anticipated act, event, circumstance or condition arising thereunder, relating thereto or contemplated thereby, could reasonably be expected to have a Material Adverse Effect.

“Material Government Contract” means any Government Contract that is a Material Contract.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Materials of Environmental Concern” means any substances, materials or wastes of any nature, defined, listed or regulated as “hazardous” or “toxic” (or words of similar meaning) in or under, that could give rise to liability under, or are otherwise regulated by, any applicable Environmental Law, including, without limitation, asbestos or asbestos-containing material, polychlorinated biphenyls, urea-formaldehyde insulation, petroleum (including gasoline or crude oil or any fraction thereof), petroleum products or by-products, explosive or radioactive materials, radon gas, or infectious or medical wastes.

“Maturity Date” means July 17, 2017.

“Merger” means the merger of Engility Services with and into the Borrower occurring on the Closing Date, as more fully described in Schedule 1.01(a), with the Borrower being the surviving entity.

“Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all LC Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any mortgage, deed of trust or other document executed or required herein to be executed by any Loan Party and granting a security interest over real property in favor of the Administrative Agent as security for the Obligations.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means (a) in connection with any Disposition or Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Disposition or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien on any asset that is the subject of such Disposition or Recovery Event (other than any Lien pursuant to a Collateral Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof and (b) in connection with any incurrence or issuance of Indebtedness, the cash proceeds received from such incurrence or issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means the Term Notes, Revolving Notes and the Swing Line Note, individually or collectively, as appropriate.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to the provisions of Title IV of ERISA or Sections 412 or 430 of the Code and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Questionnaire” means a perfection questionnaire or perfection certificate in form and substance satisfactory to the Administrative Agent substantially in the form of Exhibit J.

“Performance Letter of Credit” means a Letter of Credit issued to ensure the performance of services and/or delivery of goods by or on behalf of the Borrower or any of its Subsidiaries.

“Permitted Acquisition” means any acquisition by the Borrower or any Subsidiary of all or substantially all the assets of a Person or line of business of such Person, or all or substantially all of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings, the Borrower or any Subsidiary; (ii) the Acquired Entity shall be in a line of business permitted under Section 7.07; and (iii) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Borrower would be in compliance with the covenants set forth in Section 7.11 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and Compliance Certificates required by Section 6.01(a) or Section 6.01(b), as the case may be, and Section 6.02(b) have been delivered or for which comparable financial statements have been delivered hereunder, after giving pro forma effect to such transaction and to any other event occurring after such period and at or prior to such calculation as to which pro forma recalculation is appropriate (including any other Permitted Acquisition occurring after such period) as if such transaction had occurred as of the first day of such period (assuming, for purposes of pro forma compliance with Section 7.11, that the maximum Consolidated Leverage Ratio permitted at the time by such Section was in fact 0.25 to 1.00 less than the applicable ratio actually provided for in such Section at such time); (C) after giving effect to such acquisition, there must be at least $25,000,000 in the aggregate of unused and available Revolving Credit Commitments and Unrestricted Cash; (D) (i) the total consideration paid in connection with such acquisition (including any Indebtedness of the Acquired Entity that is assumed by the Borrower or any Subsidiary following such acquisition and any payments following such acquisition pursuant to earn-out provisions or similar obligations) shall not exceed $75,000,000 and (ii) the total consideration paid in connection with such acquisition and any other Permitted Acquisitions (including any Indebtedness of the Acquired Entity that is assumed by the Borrower or any Subsidiary following such acquisition and any payments following such acquisition pursuant to earn-out provisions or similar obligations) shall not in the aggregate exceed $150,000,000; (E) with respect to any such acquisition the total consideration for which exceeds $5,000,000 (including any Indebtedness of the Acquired Entity that is assumed by the Borrower or any Subsidiary following such acquisition and any payments following such acquisition pursuant to earn-out provisions or similar obligations), the Borrower shall have delivered a certificate of a Responsible Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent and (F) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 6.10 and the Collateral Documents.

“Permitted Refinancing Indebtedness” means, as to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied: (a) the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced; (b) except as otherwise permitted hereunder, the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized amount) then outstanding of the Indebtedness being refinanced, plus any required premiums and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension, plus any amount equal to any existing commitments unutilized thereunder; (c) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced; (d) the security, if any, for the refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness); (e) the refinancing Indebtedness is subordinated to the Obligations to the same degree, if any, or to a greater degree as the Indebtedness being refinanced; and (f) with respect to Indebtedness permitted under Section 7.03(b) only, no material terms (other than interest rate and other pricing terms) applicable to such refinancing Indebtedness or, if applicable, the related security or guarantees of such refinancing Indebtedness (including covenants, events of default, remedies, acceleration rights) shall be, taken as a whole, materially more favorable to the refinancing lenders (in the commercially reasonable determination of the Borrower) than the terms that are applicable under the instruments and documents governing the Indebtedness being refinanced.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by, maintained by or contributed to the Borrower.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 7.11, that any Permitted Acquisition and any Disposition permitted pursuant to Section 7.05(k) shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such Permitted Acquisition or Disposition, as applicable, for which the Borrower has delivered financial statements pursuant to Section 6.01. In connection with the foregoing, income statement items attributable to the Person or property or assets acquired shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for Holdings, the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 (provided, that any non-recurring consulting, investment banking, legal, accounting, auditing, financing, change of control and/or similar costs incurred in connection with any Permitted Acquisition and included in the income statement of the Person or property or assets acquired shall not be so included), (ii) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (iii) any Indebtedness incurred or assumed by Holdings, the Borrower or any Subsidiary (including the Person or property acquired) in connection with such Permitted Acquisition and any Indebtedness of the Person or property acquired which is not retired in connection with such Permitted Acquisition (A) shall be deemed to have been incurred as of the first day of the most recent four fiscal quarter period preceding the date for such Permitted Acquisition and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the most recent four fiscal quarter period preceding the date for such Permitted Acquisition for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination. Additionally, in connection with the foregoing, income statement items attributable to the Person or property or assets in connection with a Disposition pursuant to Section 7.05(k) shall be excluded to the extent relating to any period applicable in such calculations to the extent such items are otherwise included in such income statement items for Holdings, the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01.

“Properties” has the meaning specified in Section 5.09.

“Public Lender” has the meaning specified in Section 6.02.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings, the Borrower or any of its Subsidiaries.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reorganization” means, with respect to any Multiemployer Plan, has the meaning provided such term in Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repricing Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the incurrence by the Borrower of any debt financing having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) of such Term Loans so repaid, refinanced, substituted or replaced, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Term Loans.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Borrowing Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, two or more Lenders having Total Credit Exposures representing a majority of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded (in both the numerator and the denominator) in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Required Revolving Credit Lenders” means, at any time, two or more Lenders having unused Revolving Credit Commitments and Revolving Credit Exposures representing a majority of the total unused Revolving Credit Commitments and Revolving Credit Exposures of all Lenders. The unused Revolving Credit Commitment and Revolving Credit Exposure of any Defaulting Lender shall be disregarded (in both the numerator and the denominator) in determining Required Revolving Credit Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Required Term Loan Lenders” means, at any time, two or more Lenders having unused Term Loan Commitments and Term Loan Exposures representing a majority of the total unused Term Loan Commitments and Term Loan Exposures of all Lenders. The unused Term Loan Commitment and Term Loan Exposure of any Defaulting Lender shall be disregarded (in both the numerator and the denominator) in determining Required Revolving Credit Lenders at any time.

“Responsible Officer” means the chief executive officer, president, chief financial officer, senior vice president, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Holdings the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Holdings’ or the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b)

purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Commitment Increase Effective Date” has the meaning specified in Section 2.14(d).

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” has the meaning specified in Section 2.11(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treasury.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time, or a Person that is majority owned or controlled by a Sanctioned Person.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party or any Subsidiary of any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” has the meaning specified in the Guarantee and Collateral Agreement.

“Single Employer Plan” means any Pension Plan maintained solely by Holdings, the Borrower or any ERISA Affiliates.

“Spin-Off” means the distribution by L-3 on the Closing Date of all of the issued and outstanding shares of Holdings’ common stock on a pro rata basis to holders of L-3 common stock in accordance with the Distribution Agreement, as more fully described in Schedule 1.01(a).

“Spin-Off Transactions” means, collectively, (a) the Internal Reorganization and the other transactions expressly contemplated by the Spin-Off Transaction Documents specified in clause (a) of the definition thereof, (b) the Spin-Off and (c) the Merger.

“Spin-Off Transaction Documents” means the Distribution Agreement, the Ancillary Agreements (as defined in the Distribution Agreement) and any other contribution and separation agreements and other documents relating to the Internal Reorganization and the Spin-Off (including as to the allocation of liabilities and receivables).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which the shares of stock or other interests having ordinary voting power for the election of a majority of the board of directors or other governing body (other than stock or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” each Subsidiary listed on Schedule 1.01(b) and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” has the meaning specified in Section 2.11(a).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Syndication Agents” means Barclays Bank PLC, Credit Agricole Corporate and Investment Bank, Regions Bank and SunTrust Bank.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Matters Agreement” means the Tax Matters Agreement, substantially in the form of Exhibit 10.2 to Amendment No. 3 to Form 10 filed by Holdings on June 19, 2012 with the SEC, entered into at or before the Closing Date, between L-3 and Holdings.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Term Loan Lenders pursuant to Section 2.01(a).

“Term Loan” means an advance made by any Term Loan Lender under the Term Loan Facility.

“Term Loan Commitment” means, as to each Term Loan Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Loan Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Term Loans.

“Term Loan Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Loan Lenders outstanding at such time.

“Term Loan Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Loan Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Note” has the meaning specified in Section 2.11(a).

“Threshold Amount” means $20,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and Term Loan Exposure of such Lender at such time.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Transaction Documents” means, collectively, (a) the Spin-Off Transaction Documents and (b) all other documents, instruments and agreements relating to the Transactions (other than the Loan Documents).

“Transaction Expenses” means all legal fees, auditors fees and other fees or expenses incurred by Holdings, the Borrower and its Subsidiaries in connection with the Transactions (including financing fees, financial and other advisory fees, accounting and consulting fees and legal fees and related costs and expenses).

“Transactions” means, collectively, (a) Spin-Off Transactions, (b) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing or issuance of Loans, the use of any proceeds thereof and the issuance of Letters of Credit hereunder, (c) the payment of the Transaction Expenses and (d) any other transactions related to or entered into in connection with any of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash” means, as of any date of determination, unrestricted cash that would appear in cash accounts listed on a consolidated balance sheet of Holdings, the Borrower and its Subsidiaries on such date calculated in accordance with GAAP, only to the extent such cash is (i) subject to a control agreement in form and substance satisfactory to the Administrative Agent and subject to a first priority security interest in favor of the Administrative Agent, (ii) free and clear of all other Liens other than non-consensual Liens permitted under Section 7.01 and (iii) not prohibited by any applicable Law or any Contractual Obligation to which Holdings, the Borrower and its Subsidiaries are party to from being applied to pay Indebtedness under this Agreement or the other Loan Documents.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law) are owned and controlled, directly or indirectly, by such Person. Unless otherwise specified, all references herein to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of the Borrower.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any

Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Neither this Agreement nor any other agreement, document or instrument referred to herein or delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied consistently throughout the periods reflected therein, except as otherwise specifically prescribed herein. For the avoidance of doubt, any obligations or liabilities of a Person which are identified in footnote disclosures but not the balance sheet of such Person shall not be considered liabilities on the balance sheet of such Person under GAAP. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Pro Forma Basis Calculation. Notwithstanding the foregoing, the parties hereto acknowledge and agree that all calculations of the Consolidated Debt Service Ratio and the Consolidated Leverage Ratio for purposes of determining compliance with Sections 7.11(a) and (b) shall be made on a Pro Forma Basis.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans.

(a) Term Loan Borrowing. Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term Loan Lender’s Applicable Percentage in respect of the Term Loan Facility. The Term Loan Borrowing shall consist of Term Loans made simultaneously by the Term Loan Lenders in accordance with their respective Applicable Percentage in respect of the Term Loan Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such revolving credit loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment; and provided, further, that the aggregate principal amount of Revolving Credit Loans made on the Closing Date, when combined with the aggregate principal amount of Swing Line Loans made on the Closing Date and the aggregate face amount of Letters of Credit issued on the Closing Date, shall not exceed $15,000,000. Within the limits of each Revolving Credit Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all of the Appropriate Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Borrowing Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Borrowing Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are Unreimbursed Amounts outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Unreimbursed Amounts, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Term Loan Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Revolving Credit Facility.

(f) Notwithstanding anything herein to the contrary, the Borrower may not select (i) the Eurodollar Rate for the initial Credit Extension or (ii) Interest Periods for Eurodollar Rate Loans that have a duration of more than one month during the period from the Closing Date to the 60th day after the Closing Date (or such earlier date as shall be specified by the Administrative Agent in a notice to the Borrower and the Lenders).

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any of its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit; and provided, further that the aggregate face amount of Letters of Credit issued on the Closing Date, when combined with the aggregate principal amount of Swing Line Loans made on the Closing Date and the aggregate principal amount of Revolving Credit Loans made on the Closing Date, shall not exceed $15,000,000. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The Existing Letter of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Credit Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) [Reserved];

(D) the Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(vii) If the maturity date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (a) if one or more other tranches of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein pursuant to Section 2.03 and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03) under (and ratably participated in by Revolving Credit Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (b) to the extent not reallocated pursuant to immediately preceding clause (a) and unless provisions satisfactory to the L/C Issuer for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the Borrower shall, on or prior to such maturity date occurring prior to the expiration of such Letters of Credit, cause all such Letters of Credit to be replaced and returned to the L/C Issuer undrawn and marked “cancelled” or to the extent that the Borrower is unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be secured by a “back to back” letter of credit satisfactory to the L/C Issuer, or Cash Collateralize the same in an amount equal to 105% of the face amount of such Letter(s) of Credit. Such cash shall be remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of all Obligations hereunder. Except to the extent of reallocations of participations pursuant to clause (a) of the preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such maturity date.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such

Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof and inform the Administrative Agent whether such Letter of Credit Application is for a Financial Letter of Credit or a Performance Letter of Credit. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 3:00 p.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit if the applicable L/C Issuer delivers notice of such payment by 11:00 a.m. on such day (or, if notice of such payment by the applicable L/C Issuer is delivered after 11:00 a.m., not later than 10:00 a.m. on the next succeeding Business Day) (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the

Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.17, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate per annum equal to 0.15%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitments, and (ii) the Revolving Credit Exposure of

any Lender shall not exceed such Lender’s Revolving Credit Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure; and provided, further, that, the aggregate principal amount of Swing Line Loans made on the Closing Date, when combined with the aggregate principal amount of Revolving Credit Loans made on the Closing Date and the aggregate face amount of Letters of Credit issued on the Closing Date, shall not exceed $15,000,000. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 4:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Revolving Credit Loan that is a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Borrowing Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Borrowing Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Revolving Credit Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof (appropriate adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Revolving Credit Loan that is a Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Extensions. If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations of the Revolving Credit Lenders therein as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(a)(vii)), there shall exist sufficient unutilized extended Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant to the extended Revolving Credit Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and the same shall be deemed to have been incurred solely pursuant to the relevant extended Revolving Credit Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest maturity date.

2.05 Prepayments.

(a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty (subject to the last sentence of this Section 2.05(a)); provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment (and prepayment fee, if any) and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment (and prepayment fee, if any). If such notice is given by the Borrower, the Borrower shall make such prepayment (and prepayment fee, if any) and the payment amount (and prepayment fee, if any) specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof as directed by the Borrower. Each prepayment (and prepayment fee, if any) shall be paid to the Lenders in accordance with their respective Applicable Percentages. In the event that, on or prior to the first anniversary of the Closing Date, the Borrower (i) prepays, refinances, substitutes or replaces any Term Loans pursuant to any Repricing Transaction or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, then the Borrower shall pay to the Lenders (x) in the case of clause (i), a fee of 1.0% of the aggregate principal amount of Term Loans so prepaid, refinanced, substituted or replaced and (y) in the case of clause (ii), a fee equal to 1.0% of the aggregate principal amount of the applicable Term Loans outstanding immediately prior to such amendment.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory. (i) No later than the earlier of (x) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2013, and (y) the date on which the financial statements and Compliance Certificate with respect to such period are delivered pursuant to Section 6.01(a) and Section 6.02(b), if the Consolidated Leverage Ratio as of the end of such fiscal year is greater than 2.50:1.00, the Borrower shall prepay an aggregate principal amount of Loans equal to the lesser of (A) 50% of Excess Cash Flow for such fiscal year minus optional prepayments of Term Loans and Revolving Credit Loans pursuant to Section 2.05(a) during such fiscal year but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness and (B) the amount that would have been necessary to reduce the Consolidated Total Leverage Ratio as of the end of such fiscal year to 2.50:1.00 (such prepayments to be applied as set forth in clauses (v) and (vii) below).

(ii) If Holdings, the Borrower or any of its Subsidiaries Disposes of any property (including sales or issuances of Equity Interests by Subsidiaries of Holdings) or a Recovery Event occurs, but excluding, in each case, any Disposition of any property permitted by Section 7.05(a), (b), (c), (d), (e) (with respect to such clause (e), other than Dispositions described in Section 7.04(b) which are not also permitted by Section 7.05(a), (b), (c), (d), (f), (g), (i) or (j)), (f), (g), (i) or (j), which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clauses (v) and (vii) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition or Recovery Event described in this Section 2.05(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent promptly upon the occurrence of such Disposition or Recovery Event), and so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may reinvest all or any portion of such Net Cash Proceeds in either (i) long-term assets useful in the business of the Borrower or any of its Subsidiaries or (ii) a Permitted Acquisition so long as within twelve months after the receipt of such Net Cash Proceeds, such reinvestment shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii).

(iii) Upon the incurrence or issuance by Holdings, the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Holdings, the Borrower or such Subsidiary (such prepayments to be applied as set forth in clauses (v) and (vii) below).

(iv) [Reserved].

(v) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, first, to the principal repayment installments of the outstanding Term Loan Facility on a pro-rata basis and, second, to the Revolving Credit Facility in the manner set forth in clause (vii) of this Section 2.05(b).

(vi) [Reserved].

(vii) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (ii) or (iii) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

(c) If for any reason the Total Revolving Credit Outstandings at any time exceed the Aggregate Revolving Credit Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Credit Loans and the Swing Line Loans the Total Revolving Credit Outstandings exceed the Aggregate Revolving Credit Commitments then in effect. If for any reason the Outstanding Amount of all Swing Line Loans exceeds the Swing Line Sublimit, the Borrower shall immediately prepay the Swing Line Loans in an aggregate amount equal to such excess.

2.06 Termination or Reduction of Commitments. (a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Credit Commitments or the aggregate Term Loan Commitments, or from time to time permanently reduce the Aggregate Revolving Credit Commitments or the aggregate Term Loan Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Aggregate Revolving Credit Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, exceeds the amount of the Aggregate Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Appropriate Lenders of any such notice of termination or reduction of any Commitments. Any reduction of the Aggregate Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Percentage of the Revolving Credit Facility. Any reduction of the aggregate Term Loan Commitments shall be applied to the Term Loan Commitment of each Term Loan Lender according to its Applicable Percentage of the Term Loan Facility. All fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitments shall be paid on the effective date of such termination.

(b) Mandatory. The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date. Notwithstanding anything herein or in any other Loan Document to the contrary, the Aggregate Commitments shall automatically terminate at 5:00 p.m. on August 31, 2012, if the initial Credit Extension shall not have occurred by such time.

2.07 Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Term Loan Lenders the aggregate principal amount of all Term Loans outstanding on the following date in the respective amounts set forth opposite such dates (which amounts shall be reduced as provided in Sections 2.05(a) or 2.05(b)(v)):

Date	Amount
March 31, 2013	$12,562,500
June 30, 2013	$12,562,500
September 30, 2013	$12,562,500
December 31, 2013	$12,562,500
March 31, 2014	$12,562,500
June 30, 2014	$12,562,500
September 30, 2014	$12,562,500
December 31, 2014	$12,562,500
March 31, 2015	$12,562,500
June 30, 2015	$12,562,500
September 30, 2015	$12,562,500
December 31, 2015	$12,562,500
March 31, 2016	$12,562,500
June 30, 2016	$12,562,500
September 30, 2016	$12,562,500
December 31, 2016	$12,562,500
March 31, 2017	$12,562,500
June 30, 2017	$12,562,500
Maturity Date	Remaining aggregate outstanding principal amount of all Term Loans provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the remaining aggregate outstanding principal amount of all Term Loans outstanding on such date.

(b) The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Maturity Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b) (i) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all outstanding Obligations shall thereafter bear interest, payable on demand, at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such defaulted amount shall have been paid in full.

(ii) While any Event of Default arising pursuant to Section 8.1(f) or Section 8.1(g) exists, all outstanding Obligations shall thereafter bear interest, payable on demand, at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), all outstanding Obligations shall thereafter bear interest, payable on demand, at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage of the Revolving Credit Facility, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.14. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Credit Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times commencing on the Closing Date and through the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Borrower shall pay to Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Engagement Letter, the Administrative Agent Fee Letter or as otherwise agreed in writing. Such fees shall be in all respects fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay on the Closing Date to the Administrative Agent for the account of each Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Term Loan and funded and unfunded Revolving Credit Commitments, a closing fee in an amount equal to 1.00% of the aggregate amount of the stated principal amount of such Lender’s Term Loan and funded and unfunded Revolving Credit Commitments of such Lender, payable to the Administrative Agent for the account of such Lender from the proceeds of the Loans as and when funded on the Closing Date. Such closing fee shall be in all respects fully earned when paid and shall not be refundable for any reason whatsoever.

(iii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

2.10 Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such Note shall (i) in the case of Term Loans, be in the form of Exhibit C-1 (a “Term Note”), (ii) in the case of Revolving Credit Loans, be in the form of Exhibit C-2 (a “Revolving Note”), and (iii) in the case of Swing Line Loans, be in the form of Exhibit C-3 (a “Swing Line Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Term Loans or Revolving Credit Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Term Loans or Revolving Credit Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and Revolving Credit Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Credit Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C

Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 Increase in Revolving Credit Commitments.

(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may (from time to time), request an increase in the Aggregate Revolving Credit Commitments by an amount that, in addition to all other increases under this Section 2.14 and all Additional Term Loan Facilities established pursuant to Section 2.15, does not exceed $35,000,000 in the aggregate for all such increases and Additional Term Loan Facilities; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Borrower may make a maximum of five such requests, inclusive of any requests for the establishment of Additional Term Loan Facilities pursuant to Section 2.15 (any such increase to the Aggregate Revolving Credit Commitments, an “Incremental Revolving Credit Commitment”). At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than 10 Business Days or more than 20 Business Days from the date of delivery of such notice to the Lenders). No Lender shall be obligated to increase its Revolving Credit Commitments.

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within the time period set forth in the applicable notice provided pursuant to Section 2.14(a) whether or not it agrees, in its sole discretion, to increase its Revolving Credit Commitment and, if so, the amount by which it seeks to increase its commitment (whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase). Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, subject to the approval of (i) the Administrative Agent if such proposed Incremental Revolving Credit Lender is not an Affiliate of an existing Lender and (ii) each L/C Issuer and the Swing Line Lender, the Borrower may also invite additional Eligible Assignees to become Incremental Revolving Credit Lenders pursuant to an amendment or a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (each such Eligible Assignee and Lender providing an Incremental Revolving Credit Commitment, an “Incremental Revolving Credit Lender”).

(d) Effective Date and Allocations. In connection with any increase in the Aggregate Revolving Credit Commitments pursuant to this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Commitment Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Revolving Credit Commitment Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Commitment Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, (B) confirming its respective Guaranty and grant of security interest in the Collateral and agreeing that such Guaranty and such Collateral shall continue to be in full force and effect and shall guarantee and secure, as applicable, all of the Obligations (including with respect to any Incremental Revolving Credit Commitment made pursuant to this Section 2.14), (C) in the case of the Borrower, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or in all respects if qualified by materiality or “Material Adverse Effect”) on and as of the Revolving Credit Commitment Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects if qualified by materiality or “Material Adverse Effect”) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and 6.01(b), respectively, and (y) no Default or Event of Default exists and (D) after giving effect to such Incremental Revolving Credit Commitment on a Pro Forma Basis as of the last day of the most recently ended test period applicable to such covenants, certifying that the Borrower shall be in compliance with Sections 7.11(a) and (b), (ii) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Administrative Agent in connection with such Incremental Revolving Credit Commitment and (iii) all fees and expenses owing to the Administrative Agent and the Lenders in respect of such Incremental Revolving Credit Commitment shall have been paid. On each Revolving Credit Commitment Increase Effective Date, after giving effect to the increase to the Aggregate Revolving Credit Commitments occurring on such date, the Administrative Agent shall reallocate the outstanding Loans and the Revolving Credit Commitments among the Lenders to the extent necessary to cause the outstanding Loans to conform to any revised Applicable Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section 2.14. In connection with any such reallocation the Borrower shall be required to pay any amounts that it would otherwise owe under Section 3.05 as a result of such reallocation.

(f) Amendment. Notwithstanding any provisions of Section 10.01 to the contrary, with the consent of the Incremental Revolving Credit Lenders, the Borrower and the Administrative Agent (and without the consent of the other Lenders), this Agreement may be amended to give effect to an Incremental Revolving Credit Commitment; provided that the terms applicable to each Incremental Revolving Credit Commitment shall be identical to the Revolving Credit Commitments other than fees that may be payable to such Incremental Revolving Credit Lenders.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

(h) Equal and Ratable Treatment. The Incremental Revolving Credit Commitments and credit extensions thereunder shall constitute Commitments and Credit Extensions under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty and security interests created by the Collateral Documents.

2.15 Additional Term Loan Facilities.

(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to and approval (not to be unreasonably withheld or delayed) of the Administrative Agent (which shall promptly notify the Lenders), the Borrower may, without the consent of any Lender, from time to time, request the establishment of one or more term loan facilities (each, an “Additional Term Loan Facility”) in an amount (for all such requests) that, in addition to all other Additional Term Loan Facilities under this Section 2.15 and all increases in the Aggregate Revolving Credit Commitments pursuant to Section 2.14, does not exceed $35,000,000 in the aggregate for all such Additional Term Loan Facilities and increases in the Aggregate Revolving Credit Commitments; provided that (i) any such request for an Additional Term Loan Facility shall be in a minimum amount of $10,000,000, and (ii) the Borrower may make a maximum of five such requests, inclusive of any requests for increases in the Aggregate Revolving Credit Commitments pursuant to Section 2.14. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than 10 Business Days or more than 20 Business Days from the date of delivery of such notice to the Lenders). No Lender shall be obligated to provide the Additional Term Loan Facility.

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within the time period set forth in the applicable notice provided pursuant to Section 2.15(a) whether or not it agrees, in its sole discretion, to provide such Additional Term Loan Facility and, if so, the amount of its commitment to such Additional Term Loan Facility. Any Lender not responding within such time period shall be deemed to have declined to provide a commitment to such Additional Term Loan Facility.

(c) Notification by Administrative Agent; Additional Term Loan Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. Subject to the approval of the Administrative Agent if such proposed Additional Term Loan Lender is not an Affiliate of an existing Lender, the Borrower may also invite additional Eligible Assignees to become Additional Term Loan Lenders pursuant to an amendment or a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (each such Eligible Assignee and Lender providing a commitment to an Additional Term Loan Facility, an “Additional Term Loan Lender”).

(d) Closing Date and Allocations. In connection with the Additional Term Loan Facility in accordance with this Section 2.15, the Administrative Agent and the Borrower shall determine the effective date (the “Additional Term Loan Facility Effective Date”) and the final allocation of such Additional Term Loan Facility. The Administrative Agent shall promptly notify the Borrower and the Additional Term Loan Lenders of the final allocation of such Additional Term Loan Facility and the Additional Term Loan Facility Effective Date.

(e) Conditions to Additional Term Loan Facility. As a condition precedent to such Additional Term Loan Facility, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Additional Term Loan Facility Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Additional Term Loan Facility, (B) confirming its respective Guaranty and grant of security interest in the Collateral and agreeing that such Guaranty and such Collateral shall continue to be in full force and effect and shall guarantee and secure, as applicable, all of the Obligations (including with respect to any Additional Term Loan Facilities provided pursuant to this Section 2.15), (C) in the case of the Borrower, certifying that, before and after giving effect to such Additional Term Loan Facility, (x) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or in all respects if qualified by materiality or “Material Adverse Effect”) on and as of the Additional Term Loan Facility Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects if qualified by materiality or “Material Adverse Effect”) as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and 6.01(b), respectively, and (y) no Default or Event of Default exists and (D) after giving effect to such Additional Term Loan Facility on a pro forma basis as of the last day of the most recently ended test period applicable to such covenants, certifying that the Borrower shall be in compliance with Sections 7.11(a) and (b), (ii) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Administrative Agent in connection with such Additional Term Loan Facility and (iii) all fees and expenses owing to the Administrative Agent and the Lenders in respect of such Additional Term Loan Facility shall have been paid. The loans in respect of such Additional Term Loan Facility shall be made by the Additional Term Loan Lenders participating therein pursuant to the procedures set forth in the joinder agreement to such Additional Term Loan Facility.

(f) Amendment. Notwithstanding any provisions of Section 10.01 to the contrary, with the consent of the parties electing to participate in a particular Additional Term Loan Facility pursuant to this Section, the Borrower and the Administrative Agent (and without the consent of the other Lenders), this Agreement may be amended to give effect to such Additional Term Loan Facility. The terms and provisions of the Additional Term Loan Facility shall be as set forth herein or in any such amendment or joinder agreement; provided, that (i) the weighted average life to maturity of any Additional Term Loan Facility shall be no shorter than the weighted average life to maturity of the Term Loan Facility; (ii) the applicable maturity date of any Additional Term Loan Facility shall be no shorter than the latest of the final maturity of the Term Loan Facility; and (iii) the Additional Term Loan Facility may be an increase in the Term Loan Commitments or may contain different terms and provisions than the Term Loan Commitments subject to the restrictions set forth in this Section 2.15.

(g) Conflicting Provisions. This Section shall supersede any provisions of Section 2.13 or Section 10.01 to the contrary.

(h) Equal and Ratable Treatment. The Additional Term Loan Facilities and credit extensions thereunder shall constitute Commitments and Credit Extensions under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty and security interests created by the Collateral Documents.

2.16 Cash Collateral.

(a) Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an Unreimbursed Amount, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Controlled Accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.04, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, if it is a Revolving Credit Lender, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below (or, if no such information or documentation has been so delivered, upon the basis of the Administrative Agent’s or such Loan Party’s good faith application of such Laws).

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both U.S. federal backup withholding and withholding Taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below (or, if no such information or documentation has been so received, based upon the Administrative Agent’s good faith application of the Code), (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below (or, if no such information or documentation has been so received, based upon the Administrative Agent’s or such Loan Party’s good faith application of such Laws), (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, by an amount which such Lender deems to be material in its sole discretion, of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), by an amount deemed by such Lender to be material in its sole discretion, then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any

Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions to Closing Date and Initial Borrowing. This Agreement shall become effective as of the date hereof and the obligations of the Lenders to make Loans and of the L/C Issuer to issue Letters of Credit hereunder shall become effective, in each case upon the satisfaction of the conditions precedent set forth in this Section 4.01 (the date upon which all such conditions precedent under this Section 4.01 shall be satisfied is referred to as the “Closing Date”) (in addition, in the case of the obligations of the Lenders to make Loans and of the L/C Issuer to issuer Letters of Credit hereunder, to the satisfaction of each of the conditions precedent set forth in Section 4.02):

(a) Receipt by the Administrative Agent of the following:

(i) (x) Executed counterparts of this Agreement, each properly executed by a Responsible Officer of Holdings and the Borrower, and by each Lender and the L/C Issuer and (y) executed counterparts of the Loan Documents (other than this Agreement), each properly executed by a Responsible Officer of the signing Loan Party;

(ii) Copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Person, as of the Closing Date, to be true and correct as of such date;

(iii) Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is or will be a party;

(iv) Such documents and certifications, as of a recent date, as the Administrative Agent may reasonably require to evidence that each of the Loan Parties is duly organized or formed, and that each of the Loan Parties is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization or formation;

(v) A favorable opinion of Simpson, Thacher & Bartlett LLP, counsel to the Loan Parties, dated as of the Closing Date, addressed to the Administrative Agent, the L/C Issuer and each Lender, in the form of Exhibit G;

(vi) An executed Perfection Questionnaire with respect to the Loan Parties (after giving effect to the Transactions to be consummated on the Closing Date) dated the Closing Date and duly executed by a Responsible Officer of the Borrower, together with the results of searches of judgments, tax liens and Uniform Commercial Code filings (or equivalent filings), made with respect to such Loan Parties, in each case, as applicable, in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property and as indicated on such Perfection Questionnaire, together with copies of the financing statements (or similar documents) disclosed by such Uniform Commercial Code search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be otherwise permitted hereunder or have been or will be contemporaneously with the occurrence of the Closing Date released or terminated; and

(vii) A certificate dated the Closing Date and signed by a Responsible Officer of the Borrower certifying that the conditions specified in Section 4.01(j), Section 4.01(k) (accompanied by reasonably detailed backup calculations in support thereof), Section 4.01(n), Section 4.01(g), Section 4.02(a) and Section 4.02(b) have been satisfied.

(b) The Borrower shall have received (i) a public corporate credit rating from Moody’s and a public corporate family rating from S&P, and (ii) a public rating of the Facilities by each of Moody’s and S&P, in each case giving effect to the Transactions to be consummated on the Closing Date.

(c) The Administrative Agent shall have received (i) the financial statements referred to in Sections 5.05(a) and 5.05(b) and (ii) the pro forma financial statements referred to in Section 5.05(d).

(d) The Administrative Agent, on behalf of each Lender, shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that have been requested by the Administrative Agent and the Lenders no later than five days prior to the Closing Date.

(e) The Joint Lead Arrangers shall be reasonably satisfied with the terms and conditions of the drafts of the Spin-Off Transaction Documents filed as exhibits to Amendment No. 3 to Form 10 filed by Holdings on June 19, 2012 with the SEC.

(f) The Lenders, the Administrative Agent and the Joint Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, in all cases to the extent invoiced at least two Business Days prior to the Closing Date.

(g) All material governmental and third party approvals necessary in connection with the Facilities and the Loan Documents shall have been obtained and be in full force and effect.

(h) The Collateral Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. Except as provided for in Section 6.15, the Administrative Agent shall be reasonably satisfied that all actions necessary to establish that the Administrative Agent will have a security interest on behalf of the Secured Parties in the Collateral of the type and priority described in each Collateral Document shall have been taken.

(i) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.06 and the applicable provisions of the Collateral Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Administrative Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent. In addition, the Administrative Agent shall have received a schedule setting forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower and its Subsidiaries as of the Closing Date. As of such date, such insurance shall be in full force and effect and all premiums due on or before the Closing Date shall have been duly paid.

(j) There shall not have occurred since December 31, 2011 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(k) As of the Closing Date, the Consolidated Leverage Ratio (after giving pro forma effect to the Transactions) shall not exceed 2.75:1.00.

(l) The Administrative Agent shall have received a certificate in the form of Exhibit I dated the Closing Date executed by the chief financial officer of the Borrower certifying that Holdings, the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

(m) The terms and conditions of the Spin-Off Transactions shall be consistent in all material respects with the terms set forth in the Spin-Off Transaction Documents and the information set forth in the Form 10. The Administrative Agent shall be reasonably satisfied that immediately following the initial Credit Extension on the Closing Date, the Spin-Off Transactions shall be consummated on terms and conditions consistent with the Spin-Off Transaction Documents.

(n) On the Closing Date, after giving effect to the Transactions, Holdings, the Borrower and its Subsidiaries shall not have outstanding Consolidated Funded Indebtedness in an aggregate principal amount in excess of $350,000,000. The amount paid by Holdings, the Borrower and its Subsidiaries in cash to L-3 Communications Corporation on the Closing Date shall not exceed the sum of (i) $335,000,000 and (ii) the aggregate cash balances held in bank accounts of Holdings, the Borrower and such Subsidiaries on the Closing Date (excluding the effect of any borrowings hereunder).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or in all respects if qualified by materiality or “Material Adverse Effect”) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if qualified by materiality or “Material Adverse Effect”) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and 6.01(b), respectively.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represent and warrant to the Administrative Agent, the L/C Issuer and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and the Transaction Documents to which it is a party and consummate the Transactions to be entered into by it, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document and each Transaction Document to which such Person is or is to be a party have been duly authorized (or, in the case of the Subsidiary Guarantors, will be duly authorized on or prior to the Closing Date) by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Transaction Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 5.03.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings, the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings, the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of Holdings, the Borrower and its Subsidiaries dated March 30, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Holdings, the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since December 31, 2011, there has been no event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(d) The consolidated pro forma balance sheet of Holdings, the Borrower and its Subsidiaries as at March 30, 2012, and the related consolidated pro forma statement of income of Holdings, the Borrower and its Subsidiaries for the three months then ended, certified by the chief financial officer or treasurer of the Borrower, fairly present the consolidated pro forma financial condition of Holdings, the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of Holdings, the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Transactions, all in accordance with GAAP. The consolidated pro forma statement of income of Holdings, the Borrower and its Subsidiaries for the year ended December 31, 2011, certified by the chief financial officer or treasurer of the Borrower, fairly presents the consolidated pro forma results of operations of Holdings, the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Transactions, all in accordance with GAAP.

5.06 Litigation. Except as set forth on Schedule 5.06, no litigation by, investigation by, or proceeding of or before any arbitrator or any Governmental Authority is pending or, to the knowledge of the Borrower, overtly threatened by or against Holdings, the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (i) with respect to any Loan Document, any Transaction Document or any of the Transactions or (ii) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, if any litigation, investigation or proceeding identified on Schedule 5.06 shall result in a Material Adverse Effect, the Loan Parties hereby agree that the Lenders shall be under no obligation to make any Loan and the L/C Issuer shall be under no obligation to issue or extend any Letter of Credit hereunder.

5.07 No Default. Neither Holdings, the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.08 Ownership of Property; Liens. Each of Holdings, the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01. Schedule 5.08(a) sets forth, after giving effect to the Transactions, a complete and accurate list of all real property owned by Holdings, the Borrower and its Subsidiaries, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, record owner and estimated fair value thereof. Schedule 5.08(b) sets forth, after giving effect to the Transactions, with respect to any leasehold interest of real property with a value of more than $2,000,000, a complete and accurate list of all such leases under which Holdings, the Borrower or any Subsidiary is the lessee or lessor, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.

5.09 Environmental Compliance. Except insofar as any exception to any of the following, or any aggregation of such exceptions, is not reasonably likely to result in a Material Adverse Effect:

(a) The facilities and properties owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to Environmental Liability.

(b) None of Holdings, the Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to Environmental Liability, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to any Environmental Liability.

(d) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which Holdings, the Borrower or any Subsidiary is or, to the knowledge of the Borrower, will be named as a party or with respect to the Properties or the business operated by Holdings, the Borrower or any of its Subsidiaries (the “Business”), nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(e) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Holdings, the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to any Environmental Liability.

(f) Holdings, the Borrower and its Subsidiaries, the Properties and all operations at the Properties are in compliance and have, in the last 3 years, been in compliance in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any applicable Environmental Law with respect to the Properties or the Business which could interfere with the continued operation of the Properties or the Business.

(g) Holdings, the Borrower and its Subsidiaries hold and are in compliance with all Environmental Permits necessary for their operations.

5.10 Insurance. The properties of Holdings, the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Holdings, the Borrower or the applicable Subsidiary operates.

5.11 Taxes. Each of Holdings, the Borrower and its Subsidiaries have filed all federal, state and other material tax returns and reports which, to the knowledge of the Borrower, are required to be filed, and has paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Holdings, the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is a party to any tax sharing agreement other than the Tax Matters Agreement.

5.12 ERISA Compliance.

(a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no Reportable Event has occurred with respect to any Single Employer Plan; (ii) all contributions required to be made with respect to a Plan have been timely made; (iii) none of Holdings, the Borrower nor any ERISA Affiliate has incurred any material liability to or on account of a Plan that remains unsatisfied pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971, 4975 or 4980 of the Code or reasonably expects to incur any liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any Plan; (iv) no termination of, or institution of proceedings to terminate or appoint a trustee to administer, any Single Employer Plan or Multiemployer Plan has occurred; (v) each Plan has complied with the applicable provisions of ERISA and the Code (except that with respect to any Multiemployer Plan, such representation is deemed made only to the knowledge of the Borrower); (vi) no failure to satisfy the minimum funding standards under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, extension of any amortization period (within the meaning of Section 412 of the Code) or Lien in favor of the PBGC or a Single Employer Plan has arisen or has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan and (v) no determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA has occurred.

(b) Neither Holdings, the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan for which there is any outstanding material liability, and neither Holdings, the Borrower nor any ERISA Affiliate would become subject to any liability under ERISA if Holdings, the Borrower or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made in an amount which would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Borrower, no Multiemployer Plan is in Reorganization or Insolvent except to the extent that any such event could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13 Subsidiaries. Schedule 5.13 sets forth as of the Closing Date (after giving effect to the Transactions) a list of all Subsidiaries and the percentage ownership interest of the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 5.13 are fully paid and non-assessable and are owned by the Borrower as of the Closing Date, directly or indirectly, free and clear of all Liens (other than Liens created under the Collateral Documents). On and after the Closing Date, the Borrower’s Equity Interests are fully paid and non-assessable and are directly owned by Holdings free and clear of all Liens (other than Liens created under the Collateral Documents).

5.14 Margin Regulations; Investment Company Act.

(a) No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

(b) None of Holdings, the Borrower or any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. None of Holdings, the Borrower or any of its Subsidiaries is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur the types of Indebtedness comprising the Obligations.

5.15 Accuracy and Completeness of Information. Neither (a) the Confidential Information Memorandum nor (b) any other information, report, financial statement, exhibit or schedule furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or included herein or delivered pursuant hereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions believed by it to be reasonable in the preparation of such information, report, financial statement, exhibit or schedule.

5.16 Compliance with Laws. Each of Holdings, the Borrower and its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Holdings, the Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted (the “Company Intellectual Property”) except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any Company Intellectual Property or the validity, enforceability or effectiveness of any Company Intellectual Property, nor does the Borrower know of any valid basis for any such claim. To the best of the Borrower’s knowledge, the conduct of the business of, and the use of Company Intellectual Property by, the Borrower and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate the rights of any Person. To the best of the Borrower’s knowledge, no Person is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property of any of Holdings, the Borrower and any of its Subsidiaries.

5.18 OFAC. In addition to and without limiting the generality of Section 5.16, no Loan Party, nor, to the knowledge of any Loan Party, any Related Party of a Loan Party: (i) is a Sanctioned Person, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five years), to the best of such Person’s knowledge, engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Joint Lead Arrangers, the Administrative Agent, the L/C Issuer or the Swing Line Lender) of Sanctions.

5.19 Solvency. On the Closing Date and immediately after giving effect to the consummation of the Transactions, (a) the fair value of the assets of Holdings, the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise of Holdings, the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of Holdings, the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise of Holdings, the Borrower and its Subsidiaries on a consolidated basis, as such debts and other liabilities become absolute and matured; (c) Holdings, the Borrower and its Subsidiaries on a consolidated basis will be able to pay the debts and liabilities, subordinated, contingent or otherwise of Holdings, the Borrower and its Subsidiaries on a consolidated basis, as such debts and liabilities become absolute and matured; and (d) Holdings, the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date. For purposes of this representation, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

5.20 Labor Matters. There are no strikes pending or, to the Borrower’s knowledge, overtly threatened against Holdings, the Borrower or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of Holdings, the Borrower and each of its Subsidiaries (and their predecessors) have not been in violation of the Fair Labor Standards Act or any other applicable Law, except to the extent such violations could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.21 Senior Indebtedness. The Obligations constitute, to the extent applicable, “Senior Debt” and “Designated Senior Debt” (however denominated) of the Loan Parties under any subordinated Indebtedness of the Loan Parties in an aggregate principal amount in excess of the Threshold Amount.

5.22 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed on or prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens other than the actions described in Section 6.15 and on Schedule 5.03.

5.23 Foreign Corrupt Practices Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”).

5.24 Use of Proceeds. The proceeds of the borrowings under the Term Loan Facility on the Closing Date shall be used (i) to pay the Transaction Expenses and (ii) to pay a dividend or other distribution to L-3 Communications Corporation. The proceeds of the Revolving Credit Facility shall be used to provide ongoing working capital and for other general corporate purposes (including Permitted Acquisitions).

5.25 Government Relations and Material Contracts. As of the Closing Date, no notice of suspension or debarment has been issued and remains outstanding by the Federal Government to Holdings, the Borrower or any of the Material Subsidiaries, and none of Holdings, the Borrower or any of the Material Subsidiaries is a party to any pending suspension or debarment. As of the Closing Date, there is no pending or threatened litigation, or any other legal or administrative proceeding or investigation pending or threatened, against Holdings, the Borrower or any of its Subsidiaries arising from or related to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent (who will make available to the Lenders):

(a) The Borrower will deliver to the Administrative Agent, whether or not the Borrower or Holdings has a class of securities registered under the Exchange Act, (i) within 90 days after the end of each fiscal year of the Borrower, the annual reports and (ii) within 45 days after the end of each fiscal quarter of the Borrower, quarterly reports (except with respect to the fourth quarter of each fiscal year) that the Borrower or Holdings would be required to file if the Borrower or Holdings were subject to section 13(a) or 15(d) of the Exchange Act; provided, that any reports required to be delivered pursuant to this Section 6.01 which are made available on EDGAR or any successor system of the SEC shall be deemed delivered when so made available; and

(b) All such financial reports shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants or officer auditing or preparing such financial reports, as the case may be, and disclosed therein) and, in the case of quarterly reports, subject to year-end audit adjustments and footnote disclosures.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent (who will make available to the Lenders):

(a) within five days after the date on which Borrower delivers the annual financial statements required by Section 6.01, a certificate of its independent certified public accountants certifying such financial statements without material qualification;

(b) within five days after the delivery of the financial statements required by Section 6.01, a certificate signed by a Responsible Officer of the Borrower (i) stating, to the best of such Responsible Officer’s knowledge, during such period (A) that no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the Borrower has complied with the requirements of Section 6.10 with respect thereto), (B) that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (C) the amount of returns on any Investments received in cash by any Loan Party during such period, and (ii) setting forth, in the form of the Compliance Certificate, the computation of the financial covenants in Section 7.11 as of the last day of the fiscal quarter most recently ended;

(c) promptly, after their becoming available, copies of all proxy statements and all registration statements filed by the Borrower or Holdings under the Securities Act of 1933, as amended (other than registration statements on Form S-8 or any registration statement filed in connection with a dividend reinvestment plan), and regular and periodic reports, if any, which the Borrower or Holdings shall have filed or are required to file, with the SEC (or any governmental agency or agencies substituted therefore) under Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended, or with any national securities exchange (other than those which have already been delivered pursuant to Section 6.01 or on Form 11-K or any successor form); provided, that documents required to be delivered under this clause (d) which are made available on the internet via the EDGAR, or any successor, system of the SEC shall be deemed delivered when made so available;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities (with an aggregate outstanding principal amount exceeding the Threshold Amount) of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) as soon as available, but in any event at least 15 days before the end of each fiscal year of the Borrower, a forecast prepared by management of the Borrower consisting of a consolidated balance sheet and consolidated statement of income of Holdings, the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year;

(f) within five days after the delivery of the financial statements required by Section 6.01(a)(i), a certificate signed by a Responsible Officer of the Borrower attaching a supplement to the Perfection Questionnaire reflecting any changes to the information set forth therein during such fiscal year or confirming that there has been no change in such information since the date of the Perfection Questionnaire or latest supplement thereto;

(g) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(h) promptly, such additional information regarding the business, financial or corporate affairs of Holdings, the Borrower or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings, the Borrower or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings, the Borrower, their respective Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices.

(a) Promptly upon any Responsible Officer of the Borrower obtaining knowledge of any of the following, furnish to the Administrative Agent written notice of the following:

(i) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(ii) the filing or commencement of any action, investigation, suit or proceeding (including pursuant to any applicable Environmental Laws), whether at law or in equity or by or before any Governmental Authority, against Holdings, the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(iii) the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), and (iii) receipt of any Net Cash Proceeds in respect of a Recovery Event for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.0(b)(ii); and

(iv) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(b) Notify the Administrative Agent of any material change in accounting policies or financial reporting practices by Holdings, the Borrower or any Subsidiary concurrently with the delivery of the financial statements required hereunder first affected by such change.

The Administrative Agent agrees that it will promptly send to the Lenders any written notice received by the Administrative Agent pursuant to Section 6.03(a) or (b).

6.04 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its (a) material taxes, fees, assessments, and other governmental charges and (b) other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, except in the case of clause (b), to the extent any failure to pay, discharge or otherwise satisfy could not reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. Except as not prohibited by Sections 7.04 and 7.05, (a) preserve, renew and keep in full force and effect its corporate existence; (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except if (i) in the reasonable business judgment of Holdings, the Borrower or such Subsidiary, as the case may be, it is in its best economic interest not to preserve and maintain such rights, privileges or franchises, and (ii) such failure to preserve and maintain such privileges, rights or franchises could not reasonably be expected to have a Material Adverse Effect; (c) keep all tangible property useful and necessary in its business in good working order and condition (ordinary wear and tear and damage by fire and/or other casualty or taking by condemnation excepted) and make all necessary repairs thereto and renewals and replacements thereof except to the extent that the failure to do so could not, in the aggregate, be reasonably expected to have a Material Adverse Effect; and (d) comply with all Contractual Obligations except to the extent that the failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

6.06 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, (a) insurance in such amounts and against such risks as are customarily maintained by companies of similar stature engaged in the same or similar businesses operating in the same or similar locations and (b) on such real property that is encumbered by any Mortgage and located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, flood insurance written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, with a term ending not later than the maturity of the Indebtedness secured by such Mortgage. The Borrower will furnish to the Administrative Agent, upon request, information in reasonable detail as to the insurance so maintained and ensure that such insurance shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Administrative Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

6.07 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.08 Inspection of Property; Books and Records. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and with all applicable Law in all material respects shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records (except to the extent any such access is restricted by a Law) at any reasonable time on a Business Day and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and its Subsidiaries with officers and employees of Holdings, the Borrower and its Subsidiaries and with its independent certified public accountants; provided that the Administrative Agent or such Lender shall notify the Borrower prior to any contact with such accountants and give the Borrower the opportunity to participate in such discussions; provided, further, that the Administrative Agent or such Lender shall notify the Borrower of any such visits, inspections or discussions prior to each occurrence thereof.

6.09 Use of Proceeds. Use the proceeds of the Credit Extensions for purposes not in contravention of the purposes described in Section 5.24.

6.10 Covenant to Guarantee Obligations and Give Security. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any Excluded Assets and (z) property acquired by any Excluded Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the applicable Collateral Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property, (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Collateral Documents or by law and, in the case of Intellectual Property, the recordation of an Intellectual Property Security Agreement evidencing the security interest created in such Intellectual Property suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or such other instrument in form and substance reasonably acceptable to the Administrative Agent, or as may be requested by the Administrative Agent and (iii) take such actions with respect to such property as are required by the applicable Collateral Documents.

(b) With respect to any fee interest in any real property owned by any Loan Party having a value (together with improvements thereof) of at least $15,000,000 acquired after the Closing Date promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) provide the Secured Parties with (x) title insurance covering such real property in an amount equal to 110% of the purchase price of such real property (or such other lesser amount as shall be reasonably acceptable to the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, (y) any consents, affidavits or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (z) any flood certificates and proof of flood insurance, if applicable, covering such real property, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (iv) take such actions with respect to such real property as are required by the applicable Collateral Documents.

(c) With respect to any new Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party or any Subsidiary that ceases to be an Excluded Subsidiary, promptly (i) execute and deliver to the Administrative Agent such Collateral Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Equity Interests of such Subsidiary, (ii) deliver to the Administrative Agent the certificates representing such Equity Interests, together with undated stock or other transfer powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such Subsidiary (A) to become a party to the applicable Collateral Documents

(including the Guarantee and Collateral Agreement), (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the assets of such Subsidiary as the Administrative Agent shall determine, in its reasonable discretion, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be requested by the Administrative Agent, (iv) deliver to the Administrative Agent, for each such Subsidiary board resolutions and other secretary’s certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.01, (v) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (vi) take such actions with respect to such Subsidiary as are required by the applicable Collateral Documents.

(d) With respect to any new Excluded Subsidiary created or acquired after the Closing Date by any Loan Party or any Subsidiary that becomes an Excluded Subsidiary, promptly (i) execute and deliver to the Administrative Agent such Collateral Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Equity Interests of such Subsidiary (provided that in no event shall more than 65% of the total outstanding voting Equity Interests and 100% of the total outstanding non-voting Equity Interests of any such Subsidiary that is a Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Equity Interests, together with undated stock or other transfer powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (iv) take such actions with respect to such Subsidiary as are required by the applicable Collateral Documents.

(e) Notwithstanding anything to the contrary contained in this Agreement, if at any time any Subsidiary that is not required to be a Subsidiary Guarantor hereunder provides a guarantee of the Borrower’s obligations in respect of any other Indebtedness or grants a Lien on its assets to secure the Borrower’s obligations in respect of any other Indebtedness, then promptly (and in any event within 30 days thereof), the Borrower shall and shall cause such Subsidiary to comply with the requirements of Sections 6.10(a), 6.10(b) and 6.10(c) (without giving regard to any exceptions therein applicable to Excluded Subsidiaries).

6.11 Compliance with Environmental Laws. In each case except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Materials of Environmental Concern from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that none of Holdings, the Borrower or any Subsidiary shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.12 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iii) enable the Administrative Agent, upon an Event of Default, to realize upon any assignment of Material Government Contracts made pursuant to the Loan Documents.

6.13 Maintenance of Ratings. At all times, Borrower shall use commercially reasonable efforts to maintain (i) a public corporate family rating issued by Moody’s and a public corporate credit rating issued by S&P and (ii) a public credit rating from each of Moody’s and S&P with respect to the Facilities (it being understood and agreed that no minimum ratings shall be required).

6.14 Material and Government Contracts. (a) Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect and enforce each such Material Contract and Material Government Contract in accordance with its terms, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Apply for and maintain all material facility security clearances and personnel security clearances required of Holdings, the Borrower and its Subsidiaries under all applicable Laws to perform and deliver under any and all Government Contracts and as otherwise may be necessary to continue to perform the business of Holdings, the Borrower and its Subsidiaries, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.15 Post-Closing Obligations. Deliver to the Administrative Agent executed control agreements sufficient to perfect the Administrative Agent’s Lien on the relevant accounts with respect to each deposit or securities account of each Loan Party set forth on Schedule 6.15 within 60 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion).

ARTICLE VII. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Holdings and the Borrower shall not, nor shall they permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, zoning restrictions, other restrictions and other similar encumbrances previously or hereafter incurred in the ordinary course of business affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens upon any property acquired, constructed or improved by the Borrower or any Subsidiary which are created or incurred within 180 days of such acquisition, construction or improvement to secure or provide for the payment of the purchase price of such property or the cost of such construction or improvement, including carrying costs (but no other amounts) and including Liens on any such property securing Capital Lease Obligations, provided that (x) any such Lien shall not apply to any other property of the Borrower or any Subsidiary (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien) and (y) such Liens secure only Indebtedness (including Capital Lease Obligations) permitted by Section 7.03(e);

(j) Liens on the property or assets of a Person which becomes a Subsidiary after the Closing Date, provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not expanded to cover any property or assets of such Person after the time such Person becomes a Subsidiary (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien), (iii) the amount of the obligations secured thereby is not increased (assuming that any unfunded commitments in respect thereof have been fully funded) and (iv) such Liens secure only Indebtedness permitted by Section 7.03(h);

(k) Liens on property and assets securing obligations assumed by the Borrower or a Subsidiary in connection with a Permitted Acquisition of such property or assets, provided that (i) such Liens existed at the time of such Permitted Acquisition and were not created in anticipation thereof, (ii) any such Lien is not expanded to cover any other property or assets (other than after-acquired title in or on the property or assets acquired and proceeds of the existing collateral in accordance with the instrument creating such Lien) and (iii) the amount of obligations secured by such Liens is not increased (assuming that any unfunded commitments in respect thereof have been fully funded);

(l) Liens on the property of the Borrower or any of its Subsidiaries in favor of landlords securing licenses, subleases or leases entered into in the ordinary course of business;

(m) non-exclusive licenses, leases or subleases not prohibited hereunder granted to other Persons in the ordinary course of business consistent with past practice and not interfering in any material respect in the business of the Borrower or any of its Subsidiaries;

(n) Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Borrower, or any of its subsidiaries in the ordinary course of business;

(o) Liens in favor of a banking institution arising by operation of law encumbering deposits (including the right of set off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

(p) Liens securing obligations in respect of trade letters of credit covering the goods (or the documents of title in respect of such goods) financed by such trade letters of credit and the proceeds and products thereof;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) Liens securing Synthetic Lease Obligations incurred to finance the acquisition, construction or improvement of any fixed or capital assets acquired by the Borrower or any Subsidiary after the Closing Date; provided that such Liens secure only Indebtedness permitted by Section 7.03(g);

(s) Liens on Equity Interests of a Person being acquired by the Borrower or any Subsidiary as security for such purchaser’s deferred payment obligations with respect thereto;

(t) Liens (not otherwise permitted hereunder) which secure obligations in an aggregate amount at any time outstanding not to exceed $15,000,000; and

(u) Liens referred to in paragraphs (i), (j), (k) and (r) of this Section 7.01 with respect to extensions, renewals and replacements of obligations secured thereby, provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced (other than after acquired title in or on such property or assets and proceeds of the existing collateral in accordance with the instrument creating such Lien) and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amounts of the obligations secured by the Lien extended, renewed or replaced (assuming that any unfunded commitments in respect of such extended, renewed or replaced obligations have been fully funded).

7.02 Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries (excluding any reimbursement obligations in the ordinary course of business in connection with “corporate credit cards”) in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties (other than Holdings), (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries of the Borrower that are not Loan Parties and (iv) so long as no Default or Event of Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount not to exceed, when combined with the amount of Investments made pursuant to Sections 7.02(h) and (j), Restricted Payments made pursuant to Section 7.06(h) and payments, prepayments, repurchases, redemptions, defeasances and segregations made pursuant to the proviso set forth in Section 7.13(a)(i)(2), $30,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.03;

(f) Investments existing on the date hereof (other than those referred to in Section 7.02(c)(i)) and set forth on Schedule 7.02;

(g) Permitted Acquisitions;

(h) Investments in joint ventures and minority interests in third parties by the Borrower or its Subsidiaries in an aggregate amount not to exceed, when combined with the amount of Investments made pursuant to Sections 7.02(c)(iv) and (j), Restricted Payments made pursuant to Section 7.06(h) and payments, prepayments, repurchases, redemptions, defeasances and segregations made pursuant to the proviso set forth in Section 7.13(a)(i)(2), $30,000,000;

(i) so long as no Default or Event of Default has occurred and is continuing or would result from such Investments, Investments in an aggregate amount not to exceed the portion, if any, of the Available Basket Amount on the date of the making of such Investments that the Borrower elects to apply to this Section 7.02(i), provided that at the time of the making of any such Investment, the Consolidated Leverage Ratio (after giving pro forma effect thereto and to the incurrence or issuance of any Indebtedness in connection therewith) shall not exceed 2.50:1.00; and

(j) so long as no Default or Event of Default has occurred and is continuing or would result from such Investments, Investments (not otherwise permitted hereunder) so long as the aggregate amount of such Investments (determined without regard to any write-downs or write-offs of such Investments) does not exceed, when combined with the amount of Investments made pursuant to Sections 7.02(c)(iv) and (h), Restricted Payments made pursuant to Section 7.06(h) and payments, prepayments, repurchases, redemptions, defeasances and segregations made pursuant to the proviso set forth in Section 7.13(a)(i)(2), $30,000,000.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any Permitted Refinancing Indebtedness in respect thereof;

(c) Guarantees by the Borrower or any Subsidiary Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary Guarantor;

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including Capital Lease Obligations), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except as otherwise permitted hereunder;

provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 7.03(e), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Sections 7.03(f), (g) and (h) shall not exceed the greater of (x) $30,000,000 and (y) 5.0% of Consolidated Tangible Assets, at any time outstanding;

(f) Indebtedness of the Borrower or any Subsidiary incurred in connection with the issuance of any surety bonds, letters of credit or other similar bonds in the ordinary course of business; provided that the aggregate principal amount of Indebtedness permitted by this Section 7.03(f), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Sections 7.03(e), (g) and (h) shall not exceed the greater of (i) $30,000,000 and (ii) 5.0% of Consolidated Tangible Assets, at any time outstanding

(g) Synthetic Lease Obligations of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets acquired by the Borrower or such Subsidiary subsequent to the Closing Date; provided that the aggregate principal amount of Indebtedness permitted by this Section 7.03(g), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 7.03(e), (f) and (h) shall not exceed the greater of (i) $30,000,000 and (ii) 5.0% of Consolidated Tangible Assets, at any time outstanding.

(h) Indebtedness of any Person that becomes a Subsidiary after the Closing Date; provided that (i) such Indebtedness exists at the time such Persons becomes a Subsidiary and is not created in anticipation of such Person becoming a Subsidiary, (ii) immediately before and after such Person becomes a Subsidiary, no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness permitted by this Section 7.03(h), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 7.03(e), (f) and (g) shall not exceed the greater of (x) $30,000,000 and (y) 5.0% of Consolidated Tangible Assets, at any time outstanding;

(i) unsecured Indebtedness on terms customary at the time for high-yield debt securities issued in a public offering, the proceeds of which are used either to prepay or repay Term Loans or to finance a Permitted Acquisition, and Permitted Refinancing Indebtedness in respect thereof, provided that:

(i) the Borrower would be in compliance with the covenants set forth in Section 7.11 as of the most recently completed period of four consecutive fiscal quarters ending prior to such incurrence of additional Indebtedness (or Permitted Refinancing Indebtedness in respect thereof) for which the financial statements and Compliance Certificates required by Section 6.01(a) or Section 6.01(b), as the case may be, and Section 6.02(b) have been delivered or for which comparable financial statements have been delivered hereunder, after giving pro forma effect to such additional Indebtedness (including the use of the proceeds thereof) (or Permitted Refinancing Indebtedness in respect thereof) as if such Indebtedness had been incurred as of the first day of such period (in the case of such additional unsecured Indebtedness the proceeds of which are used to finance a Permitted Acquisition, assuming, for purposes of pro forma compliance with Section 7.11, that the maximum Consolidated Leverage Ratio permitted at the time by such Section was in fact 0.25 to 1.00 less than the applicable ratio actually provided for in such Section at such time);

(ii) both immediately before and after giving effect to the incurrence of any such additional Indebtedness (including the use of the proceeds thereof) (or Permitted Refinancing Indebtedness in respect thereof), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii) immediately after giving effect to such additional Indebtedness (or Permitted Refinancing Indebtedness in respect thereof), there must be at least $25,000,000 in the aggregate of unused and available Revolving Credit Commitments and Unrestricted Cash; and

(iv) such additional Indebtedness (or Permitted Refinancing Indebtedness in respect thereof) has a weighted average life to maturity that is longer than the Term Loans and does not mature or require any payment of principal prior to the date that is at least six months after the Maturity Date; and

(j) additional unsecured Indebtedness, other than pursuant to the foregoing provisions of this Section 7.03, in an aggregate amount at any one time outstanding not to exceed $35,000,000.

7.04 Fundamental Changes. Merge or consolidate with or into any other Person, dissolve, liquidate, amalgamate or wind up, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its property, business or assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Subsidiary Guarantor is merging with another Subsidiary that is not a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving Person;

(b) the Borrower or any Subsidiary may make any conveyance, sale, assignment or disposition of assets not prohibited by Section 7.05;

(c) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Borrower or a Subsidiary Guarantor;

(d) any Subsidiary may merge with another Person to effect a transaction permitted under Section 7.02;

(e) the Merger may be consummated in accordance with applicable law.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Subsidiary Guarantor, the transferee thereof must either be the Borrower or a Subsidiary Guarantor;

(e) Dispositions permitted by Section 7.04;

(f) Dispositions by the Borrower and its Subsidiaries of property pursuant to sale-leaseback transactions, provided that the book value of all property so Disposed of shall not exceed $25,000,000 from and after the Closing Date;

(g) non-exclusive licensing and cross-licensing arrangements involving technology or other Intellectual Property of the Borrower or a Subsidiary entered into in the ordinary course of business consistent with past practice and not interfering in any material respect in the business of the Borrower or any of its Subsidiaries;

(h) Dispositions resulting from any casualty or condemnation of property or assets;

(i) any consignment arrangements or similar arrangements for the sale of assets in the ordinary course of business;

(j) the sale or discount of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; and

(k) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (k) in any fiscal year shall not exceed $10,000,000 and in the aggregate shall not exceed $50,000,000.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, the Subsidiary Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) Holdings, the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) Holdings, the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) the Borrower may declare and pay cash dividends to Holdings not to exceed an amount necessary to permit Holdings to pay (i) reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers), (ii) franchise fees or similar taxes and fees required to maintain its corporate existence and (iii) to the extent relating to the ownership of Equity Interests in the Borrower, cash or Cash Equivalents, any income Taxes with respect to any consolidated group of which the Borrower is a member and Holdings is the parent;

(e) Holdings and the Borrower shall be permitted to use the proceeds of the Term Loans on the Closing Date to pay a dividend or other distribution to L-3 Communications Corporation;

(f) the Spin-Off Transactions may be consummated in accordance with the Distribution Agreement and the other Spin-Off Transaction Documents and applicable law;

(g) Holdings, the Borrower and its Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the portion, if any, of the Available Basket Amount on the date of such Restricted Payments that the Borrower elects to apply to this Section 7.06(g); provided that at the time of the making of any such Restricted Payment, the Consolidated Leverage Ratio (after giving pro forma effect thereto and to the incurrence or issuance of any Indebtedness in connection therewith) shall not exceed 2.50:1.00; and

(h) Holdings, the Borrower and its Subsidiaries may make additional Restricted Payments (not otherwise permitted hereunder) so long as the aggregate amount of such Restricted Payments does not exceed, when combined with the amount of Investments made pursuant to Sections 7.02(c)(iv), (h) and (j) and payments, prepayments, repurchases, redemptions, defeasances and segregations made pursuant to the proviso set forth in Section 7.13(a)(i)(2), $30,000,000.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

7.08 Transactions with Affiliates.

(a) Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction is (i) not otherwise prohibited under this Agreement and (ii) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(b) In addition, notwithstanding the foregoing, the Borrower and its Subsidiaries shall be entitled to make the following payments and/or to enter into the following transactions:

(i) the payment of reasonable and customary fees and reimbursement of expenses payable to directors of the Borrower and Holdings or to any Plan, Plan administrator or Plan trustee;

(ii) loans and advances to directors, officers and employees to the extent not prohibited by Section 8.02;

(iii) the arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of reasonable fees in connection therewith;

(iv) transactions with Holdings not prohibited by this Agreement;

(v) payments to directors and officers of the Borrower and its Subsidiaries in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the Organization Documents or other corporate action of the Borrower or its Subsidiaries, respectively, or pursuant to applicable law;

(vi) the Spin-Off Transactions; and

(vii) Restricted Payments permitted under Section 7.06.

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for (A) any agreement in effect on the date hereof and set forth on Schedule 7.09, (B) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (i) above on the property so acquired, (C)

requirements of Law or any applicable rule, regulation or order, (D) any agreement or instrument of a Person acquired by the Borrower or any Subsidiary, or that is assumed in connection with the acquisition of property or assets from any Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which limitation is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets so acquired, (E) customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, (F) secured Indebtedness otherwise permitted to be incurred pursuant to Section 7.01 that limits the right of the debtor to dispose of the assets securing such Indebtedness, (G) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into the ordinary course of business, (H) other Indebtedness or preferred stock of Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to Section 7.01 and the provisions relating to such limitation contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Closing Date, (I) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture, (J) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business or (K) any limitations of the type referred to in clause (i) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (J) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refunding, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive with respect to such limitation than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing, (ii) of any Subsidiary to provide the Guaranty to the Administrative Agent or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations as required hereunder; provided, however, that this clause (iii) shall not prohibit (A) any negative pledge incurred or provided in connection with any purchase money Liens or Capital Lease Obligations otherwise permitted hereby solely to the extent any such negative pledge relates to the property financed by or the subject of the relevant Indebtedness, (B) customary joint venture agreements relating to purchase options, rights of first refusal or call or similar rights of a third party that owns Equity Interests in such joint venture or (C) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

7.10 Holdings.

(a) Holdings shall not have outstanding or acquire any Investment in any Person other than (i) Investments in the Equity Interests of the Borrower and Cash Equivalents and (ii) temporary Investments in Equity Interests in International Resources Group Ltd. in connection with the Internal Reorganization.

(b) Holdings shall not engage in any business activity or own any assets or incur any Indebtedness other than (i) its ownership and voting of the Equity Interests of the Borrower and any activities reasonably related thereto, (ii) the negotiation, execution, delivery of, and the performance of its obligations under the Loan Documents and the Transaction Documents to which it is a party and any instruments, documents or other agreements related to such Indebtedness and any activities reasonably related thereto, (iii) cash and Cash Equivalents, (iv) any other Investments not prohibited by Section 7.10(a), (v) a guarantee of Indebtedness or other obligations of the Borrower or any of its Subsidiaries, provided that the Guaranty of Holdings pursuant to the Guarantee and Collateral Agreement ranks at least pari passu in priority of payment with the guarantee of such other Indebtedness or other obligations and (vii) the Transactions. Holdings shall not create, incur, assume or suffer to exist any Lien upon the Equity Interests in the Borrower other than the Liens created by the Loan Documents.

7.11 Financial Covenants.

(a) Consolidated Debt Service Coverage Ratio. Permit the Consolidated Debt Service Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.25:1.00.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than the ratio set forth below opposite such end of such fiscal quarter:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio

September 30, 2012	3.50:1.00

December 31, 2012	3.50:1.00

March 31, 2013	3.50:1.00

June 30, 2013	3.25:1.00

September 30, 2013	3.25:1.00

December 31, 2013	3.25:1.00

March 31, 2014	3.25:1.00

June 30, 2014 and thereafter	3.00:1.00

7.12 Sales and Lease-Backs. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the Disposition of such property is permitted by Section 7.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 7.03 and 7.01, as the case may be.

7.13 Other Indebtedness and Agreements.

(a) (i) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Indebtedness permitted by Section 7.03(i) or Section 7.03(j) (provided that, so long as no Default or Event of Default has occurred and is continuing or would result from any such payment, prepayment, repurchase, redemption, defeasance or segregation, Holdings, the Borrower or any of its Subsidiaries shall be permitted to make such payment, prepayment, repurchase, redemption, defeasance or segregation in an aggregate amount not to exceed (1) the portion, if any, of the Available Basket Amount on the date of the making of such payment, prepayment, repurchase, redemption, defeasance or segregation that the Borrower elects to apply to this Section 7.13(a)(i), provided that at the time of the making of any such payment, prepayment, repurchase, redemption, defeasance or segregation, the Consolidated Leverage Ratio (after giving pro forma effect thereto and to the incurrence or issuance of any Indebtedness in connection therewith) shall not exceed 2.50:1.00) plus (2) when combined with the amount of Investments made pursuant to Sections 7.02(c)(iv), (h) and (j) and Restricted Payments made pursuant to Section 7.06(h), $30,000,000); or (ii) waive, supplement, modify, amend, terminate or release or agree to any waiver, supplement, modification, amendment, termination or release of any of the terms of Indebtedness permitted by Section 7.03(i) or Section 7.03(j) (other than any such waiver, supplement, modification, amendment, termination or release that (x) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or (y) would, taken as a whole, not result in covenants, events of default, guarantees and other terms (other than interest rates and redemption premiums) that are more restrictive to the Borrower or any of its Subsidiaries than those applicable to any such Indebtedness as of the date of incurrence thereof); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the effectiveness of any such waiver, supplement, modification, amendment, termination or release, together with a reasonably detailed description of the material terms and conditions thereof or substantially final drafts or execution versions of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)).

(b) Permit any waiver, supplement, modification or amendment of its Organization Documents or any Spin-Off Transaction Document, in each case to the extent that any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.

7.14 Fiscal Year. Make any change in fiscal year.

7.15 Spin-Off Transactions. For the avoidance of doubt, notwithstanding anything else to the contrary in this Agreement, Holdings, the Borrower and its Subsidiaries shall be permitted to consummate the Spin-Off Transactions in accordance with the Spin-Off Transaction Documents and applicable law.

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party shall fail to pay any principal of any Loan or any L/C Obligation when due in accordance with the terms thereof or hereof; or the Borrower or any other Loan Party shall fail to pay any interest on any Loan or on any L/C Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.05(a) (with respect to any Loan Party), Section 6.09 or Article VII, or any Guarantor fails to perform or observe any term, covenant or agreement contained in Section 2 of the Guarantee and Collateral Agreement; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect (or in any respect if qualified by materiality or “Material Adverse Effect”) on or as of the date made or deemed made; or

(e) Cross-Default. (i) Holdings, the Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness under the Loan Documents and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an early termination date resulting from (A) any event of default under such Swap Contract as to which Holdings, the Borrower or any Subsidiary is the defaulting party and such party fails to make any payment of the amounts due and owing as a result thereof, and (B) the Swap Termination Value owed by Holdings, the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Holdings, the Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. One or more judgments or decrees shall be entered against Holdings, the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance (which coverage has been acknowledged by the appropriate insurers)) in excess of the Threshold Amount, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standards under Section 412 or 430 of the Code or Sections 302 or 303 of ERISA, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any ERISA Affiliate (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any ERISA Affiliate shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan that is not in the ordinary course; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01, 6.10 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or

(l) Governmental Authority. (i) Holdings, the Borrower or any Material Subsidiary is debarred or suspended from contracting with the Federal Government and such suspension or debarment shall not have been lifted within 60 days after imposition thereof; or (ii) the actual termination of any Material Government Contract due to alleged fraud, dishonesty, malfeasance, misappropriation of funds, moral turpitude or any other criminal activity which could reasonably be expected to have a Material Adverse Effect; provided that, if any such debarment, suspension or termination referred to in clause (i) or (ii) above is being diligently contested in good faith, the occurrence thereof shall not constitute an Event of Default for 60 days after the date the occurrence thereof (which may be increased by up to an additional 120 days at the sole discretion of the Administrative Agent) would have otherwise constituted an Event of Default under clause (i) or (ii) above, as the case may be; or

(m) Change of Control. There occurs any Change of Control; or

(n) Spin-Off Transactions. The Spin-Off Transaction shall not have been consummated as soon as practicable and, in any case, within two Business Days after the Closing Date.

Each notice given with respect to the occurrence of any Default or Event of Default shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable law or in equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16; and

Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX. ADMINISTRATIVE AGENT

9.01 Appointment and Authority. (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), unless an Event of Default shall have occurred and is continuing, in which case the consent of the Borrower shall not be required, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed (and whether or not the Borrower has provided such consent), such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (not to be unreasonably withheld or delayed), unless an Event of Default shall have occurred and is continuing, in which case the consent of the Borrower shall not be required, appoint a successor. If no such successor shall have been so appointed by the Required Lenders (and been consented to by the Borrower, if required) and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed

Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters. Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made) (the occurrence of the events described in this clause (i), the “Discharge of the Obligations”), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X. MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 2.06 or Section 8.02) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or any L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(d) change (i) Section 8.03 in a manner that would alter the pro rata sharing (other than in connection with Sections 2.14 or 2.15) or order of application of payments required thereby without the written consent of each Lender adversely affected thereby or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Sections 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (x) if such Facility is the Term Loan Facility, the Required Term Loan Lenders, and (y) if such Facility is the Revolving Credit Facility, the Required Revolving Credit Lenders;

(e) change (i) any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (ii) the definition of “Required Revolving Credit Lenders,” or “Required Term Loan Lenders” without the written consent of each Lender under the applicable Facility;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions or release all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(g) impose any further restriction on the ability of any Lender to assign any of its rights or obligations hereunder, without the written consent of each Lender; or

(h) with respect to any Revolving Credit Loan, waive any condition set forth in Section 4.02 without the written consent of the Required Revolving Credit Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each adversely affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each adversely affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding anything to the contrary herein, an increase of the amount of the Letter of Credit Sublimit (but not to an amount greater than the Aggregate Revolving Credit Commitments then in effect) shall require only the written consent of the Borrower and the L/C Issuer and shall not require the consent of any Lender or the Administrative Agent.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder (and this Section 10.01 may be amended to permit class voting in connection with such additional facilities).

The Borrower may, by written notice to the Administrative Agent from time to time (and with the consent of the Administrative Agent, not to be unreasonably withheld or delayed), make one or more offers (each, a “Loan Modification Offer”) to all of the Revolving Lenders or all of the Term Loan Lenders to make one or more amendments or modifications to (A) allow the maturity and scheduled amortization (if any) of the Loans and Commitments (if any) of the Accepting Lenders (as defined below) to be extended and (B) increase the Applicable Rate and/or fees payable with respect to the Loans and Commitments (if any) of the Accepting Lenders (“Permitted Amendments”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (x) the terms and conditions of the requested Permitted Amendment and (y) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made. The Borrower, each other Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation (the “Loan Amendment”) as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof, and the Loan Parties shall also deliver such corporate resolutions, opinions and other documents as reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Amendment. Each of the parties hereto hereby agrees that (1) upon the effectiveness of any Loan Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made and (2) any applicable Lender who is not an Accepting Lender may be replaced by the Borrower in accordance with Section 10.13.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a

Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Holdings, the Borrower, their Affiliates or any of their respective securities).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings, the Borrower, their Affiliates or their respective securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Borrowing Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document or Transaction Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers, the L/C Issuer and their respective Affiliates (but limited to the reasonable and documented fees, charges and disbursements of a single counsel for such Persons collectively (plus applicable local and special/regulatory counsel to the extent customary and reasonably requested by the Administrative Agent)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Joint Lead Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the Transactions (whether or not consummated), or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document. Without limiting the provisions of Section 3.01(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on such Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such lesser amount unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of Facilities to persons identified by the Lead Arrangers to the Borrower in consultation therewith on or prior to the Closing Date;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Term Loan Commitment or any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c) or (f) of the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to make Revolving Credit Loans that are Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Credit Lenders to make Revolving Credit Loans that are Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or Section 2.15(c) or the penultimate paragraph of Section 10.01 (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower then due and payable under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Engagement Letter and the Administrative Agent Fee Letter, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower , each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Joint Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Joint Lead Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Joint Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Joint Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to promptly return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.20 Entire Agreement. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE ENGAGEMENT LETTER AND THE ADMINISTRATIVE AGENT FEE LETTER REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ENGILITY HOLDINGS, INC.

By:	/s/ Thomas O. Miiler

Name:	Thomas O. Miiler

Title:	Senior Vice President, General Counsel and Lead Corporate Secretary

ENGILITY CORPORATION

By:	/s/ Thomas O. Miiler

Name:	Thomas O. Miiler

Title:	Senior Vice President, General Counsel and Lead Corporate Secretary

[S-1]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Roberto Salazar

Name:	Roberto Salazar

Title:	Vice President

[S-2]

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Barbara P. Levy

Name:	Barbara P. Levy

Title:	Senior Vice President

[S-3]

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Ronnie Glenn

Name:	Ronnie Glenn

Title:	Vice President

[S-4]

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK,
as a Lender

By:	/s/ Michael Madnick

Name:	Michael Madnick

Title:	Managing Director

For any Lender requiring a second signature block:

By:	/s/ Brad Matthews

Name:	Brad Matthews

Title:	Vice President

[S-5]

REGIONS BANK,
as a Lender

By:	/s/ Greg Jones

Name:	Greg Jones

Title:	Senior Vice President

[S-6]

SUNTRUST BANK,
as a Lender

By:	/s/ J. Christopher Reasoner

Name:	J. Christopher Reasoner

Title:	Managing Director

[S-7]

CAPITAL ONE, N.A.,
as a Lender

By:	/s/ Kip Hurd

Name:	Kip Hurd

Title:	Senior Vice President

[S-8]

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ David W. Kee

Name:	David W. Kee

Title:	Managing Director

[S-9]

MANUFACTURERS AND TRADERS TRUST COMPANY,
as a Lender

By:	/s/ R. Mark Swaak

Name:	R. Mark Swaak

Title:	Vice President

[S-10]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Douglas T. Brown

Name:	Douglas T. Brown

Title:	Senior Vice President

[S-11]

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Laura Gimena

Name:	Laura Gimena

Title:	Director

For any Lender requiring a second signature block:

By:	/s/ Michael Grad

Name:	Michael Grad

Title:	Associate Director

[S-12]

CALIFORNIA FIRST NATIONAL BANK,
as a Lender

By:	/s/ D.N. Lee

Name:	D.N. Lee

Title:	S.V.P.

[S-13]

Schedule 1.01(a)

INTERNAL REORGANIZATION

The general terms and conditions relating to the spin-off will be set forth in the Distribution Agreement.

Internal Reorganization

As part of the spin-off, L-3 (as defined in the chart below) will undergo an internal reorganization that will, among other things and subject to limited exceptions: (i) allocate and transfer to Engility Holdings, Inc. (“Holdings”) and its subsidiaries those assets, and allocate and assign responsibility for those liabilities, in respect of the activities of the applicable businesses of such entities and (ii) allocate, transfer and assign, as applicable, those assets and liabilities in respect of other current and former businesses and activities of L-3 and its current and former subsidiaries.

The diagram below shows the structure of L-3’s government services businesses, simplified for illustrative purposes only, prior to the internal reorganization and distribution:

Schedule 1.01(a) – Page 1

The internal reorganization will be effected by a series of actions, including the following:

•

The Borrower, a wholly-owned indirect subsidiary of L-3, will borrow up to $350 million of indebtedness on the Closing Date and distribute $335 million of the proceeds of such indebtedness to L-3 Communications Corporation, a wholly-owned subsidiary of L-3;

•	The Borrower will distribute all of the issued and outstanding shares of L-3 Domestic Holdings, Inc. to L-3 Communications Corporation;

•	L-3 Communications Corporation will contribute all of the issued and outstanding shares of the Borrower and International Resources Group Ltd., an indirect wholly-owned subsidiary of L-3, to Holdings;

•	Holdings will contribute all of the issued and outstanding shares of International Resources Group Ltd. to the Borrower;

•	L-3 Communications Corporation will distribute all of the issued and outstanding shares of Holdings to L-3.

To complete the spin-off, L-3 will, following the internal reorganization, distribute to its shareholders all of the outstanding shares of Holdings’ common stock. On the distribution date, Engility Services Inc., a wholly-owned indirect subsidiary of Holdings, will merge with and into the Borrower with the Borrower being the surviving corporation.

The diagram below shows the structure of Holdings, simplified for illustrative purposes only, after the completion of the spin-off:

Schedule 1.01(a) – Page 2

Schedule 1.01(b)

SUBSIDIARY GUARANTORS

Subsidiary	Jurisdiction of Incorporation or Formation
International Resources Group Ltd.	Delaware

Schedule 1.01(b) – Page 1

Schedule 1.01(c)

EXISTING LETTER OF CREDIT

Letter of Credit No.	Issue Date	Expiry Date	Amount	Beneficiary
3125107	07/05/12	03/02/13	$50,264.85	Samba Financial Group

Schedule 1.01(c) – Page 1

Schedule 2.01

Commitments and Applicable Percentages

Term Loan Commitments

Lender	Term Loan Commitment	Applicable Percentage

Bank of America, N.A.	$111,857,512.64	33.390302281%

Barclays Bank PLC	$22,950,000.00	6.850746269%

Credit Agricole Corporate & Investment Bank	$26,949,579.12	8.044650484%

Regions Bank	$26,949,579.12	8.044650484%

Suntrust Bank	$26,949,579.12	8.044650484%

Capital One, N.A.	$27,218,750.00	8.125000000%

Sumitomo Mitsui Banking Corporation	$27,218,750.00	8.125000000%

Manufacturers and Traders Trust Company	$27,218,750.00	8.125000000%

PNC Bank, National Association	$16,750,000.00	5.000000000%

The Bank of Nova Scotia	$16,750,000.00	5.000000000%

California First National Bank	$4,187,500.00	1.250000000%

Total	$335,000,000.00	100.000000000%

Schedule 2.01 – Page 1

Revolving Credit Commitments

Lender	Revolving Credit Commitment	Applicable Percentage

Bank of America, N.A.	$9,642,487.36	14.834595938%

Barclays Bank PLC	$11,050,000.00	17.000000000%

Credit Agricole Corporate & Investment Bank	$7,050,420.88	10.846801354%

Regions Bank	$7,050,420.88	10.846801354%

Suntrust Bank	$7,050,420.88	10.846801354%

Capital One, N.A.	$5,281,250.00	8.125000000%

Sumitomo Mitsui Banking Corporation	$5,281,250.00	8.125000000%

Manufacturers and Traders Trust Company	$5,281,250.00	8.125000000%

PNC Bank, National Association	$3,250,000.00	5.000000000%

The Bank of Nova Scotia	$3,250,000.00	5.000000000%

California First National Bank	$812,500.00	1.250000000%

Total	$65,000,000.00	100.000000000%

Schedule 2.01 – Page 2

Schedule 5.03

GOVERNMENTAL AUTHORIZATION; OTHER CONSENTS

1. Filings with the Office of the Secretary of State of the State of Delaware

2. Filings with the U.S. Patent and Trademark Office

3. Filings with, deliveries of notices and other required documentation and authorizations of the applicable Governmental Authorities in connection with the validity, perfection or enforcement of the security interests of the Administrative Agent subject to the Federal Assignment of Claims Act, 31 U.S.C. 3727, the Federal Assignment of Contracts Act, 41 U.S.C. 15 or any similar state or foreign statute

4. The actions specified in Section 6.15 of the Credit Agreement

Schedule 5.03 – Page 1

Schedule 5.06

LITIGATION

Al-Quraishi. On May 5, 2008, seventy-two plaintiffs who had purportedly been detained in certain Iraqi prisons filed suits alleging that the Borrower (f/k/a L-3 Services, Inc.) and other defendants either participated in, approved of, or condoned the mistreatment of prisoners by United States military officials, and are seeking recovery on a variety of legal theories based upon U.S. Federal law, state law, treaty obligations and the Alien Tort Statute. These cases were consolidated in the U.S. District Court for the District of Maryland (the “MD Trial Court”). The complaint seeks unspecified monetary damages, including punitive damages and legal fees. On July 29, 2010, the MD Trial Court denied the Borrower’s motion to dismiss the complaint. On May 11, 2012, the U.S. Court of Appeals for the Fourth Circuit (the “Fourth Circuit”) sitting en banc denied the Borrower’s appeal of this decision on the basis that the Fourth Circuit lacked interlocutory jurisdiction to hear the appeal, and remanded the case to the MD Trial Court. On June 21, 2012, the Fourth Circuit denied the Borrower’s motion to stay the Fourth Circuit’s en banc ruling pending the filing and resolution of a petition for a writ of certiorari at the Supreme Court of the United States. The Borrower is unable to estimate a range of loss, if any, that is reasonably possible for this matter because: (1) the proceedings are in the early stages, as they have not progressed beyond consideration of the Borrower’s pre-answer motions, (2) there are significant factual issues to be resolved, as no discovery has taken place, and plaintiffs have not yet been required to provide any evidence to support the allegations set forth in their complaint, (3) plaintiffs have not claimed a specific amount of money damages, and have not yet been required to provide any evidence of damages alleged to have been suffered, and (4) there are significant legal issues to be resolved, including whether punitive damages can be awarded under applicable law.

Schedule 5.06 – Page 1

Schedule 5.08(a)

OWNED PROPERTIES

Owner	Address/City/State/Zip Code	County	Estimated Fair Value

Engility Corporation	350 Centre Pointe Drive, Virginia Beach, VA 23462	N/A1	$ $	2,653,040.00 - 3,070,496.00

Engility Corporation	7104 Laird Street, Panama City Beach, FL 32407	Bay		$350,000.00

[1]	Virginia Beach is not located in any county.

Schedule 5.08(a) – Page 1

Schedule 5.08(b)

LEASED PROPERTIES

Lessee	Lessor	Address/City/State/Zip Code	County	Expiration Date	Annual Rent
MPRI, Inc. (as a predecessor-in-interest to Engility Corporation)	Washington Real Estate Investment, Trust, PO Box 79555, Baltimore, MD 21279-0555	1320 Braddock Place, Alexandria, VA 22314	Alexandria City	09/30/17	$4,745,924.88
Engility Corporation	Gate APG Lot 3 Business Trust, 2560 Lord Baltimore Drive, Baltimore, MD 21244	6289 Guardian Gateway, Aberdeen Proving Grounds, MD 21005	Harford	10/31/20	$2,028,946.56
Titan Corporation (as a predecessor-in-interest to Engility Corporation)	Sixth Exploration, LLC, c/o Wildewood Property Management, LLC, California, MD 20619	22290 Exploration Drive, Lexington Park, MD 20653	St. Mary’s	01/31/17	$1,451,837.52
Engility Corporation	Thompson National Properties (TNPPM North), 1900 main Street, Suite 700, Irvine, CA 92614	50 Tech Parkway, Stafford, VA 22554	Stafford	11/30/17	$428,431.44
Engility Corporation	1211 Financial Associates, LLC, 999 Waterside Drive, Suite 2300, Norfolk, VA 23510	1211 Connecticut Avenue, Washington, DC 20036	Washington	04/30/14	$1,472,561.64

Schedule 5.08(b) – Page 1

Engility Corporation	Northpointe Development Corporation, 3600 Pointe Center Court/Suite 100, Dumfries, VA 22026	2525 Pointe Center Court, Dumfrieds, VA 22026	Prince William	02/29/16	$721,702.08
Titan Corporation (as a predecessor-in-interest to Engility Corporation)	400 Virginia Avenue, LLC, PO Box 414291, Boston, MA 02241-4291	400 Virginia Avenue, S.W., Washington, DC 20024	Washington	09/30/15	$594,985.68
Engility Corporation	HG Fenton Company, 7577 Mission Valley Road, Suite 200, San Diego, CA 92108	7420 Mission Valley Rd., San Diego, CA 92108	San Diego	09/30/15	$691,200

Schedule 5.08(b) – Page 2

Schedule 5.13

SUBSIDIARIES

Owner	Issuer	Ownership Interest
Engility Corporation	Cayenta, Inc.	75.68% of common shares; 0% of preferred shares

Engility Corporation	LinCom Wireless, Inc.	96.98%

Engility Corporation	Titan Systems Solutions UK Ltd.[2]	100%

Engility Corporation	Titan Wireless, Inc.	99.88%

Engility Corporation	Forfeiture Support Associates, LLC	50.1%

Engility Corporation	MPRI International Services, Ltd.	100%

Engility Corporation	Titan Deutschland GmbH	100%

Engility Corporation	Titan Italia Srl	99%[3]

Engility Corporation	International Resources Group Ltd.	100%

International Resources Group Ltd.	IRG Systems South Asia Private Limited	90%

[2]	This entity will be formally dissolved via UK Companies House effective October of 2012.
[3]	Titan Deutschland GmbH owns the remaining 1%.

Schedule 5.13 – Page 1

Schedule 6.15

POST-CLOSING OBLIGATIONS

Borrower/Grantor	Type of Account	Account Number	Name & Address of Financial Institutions
Engility Corporation	Concentration	8188094328	Bank of America 540 West Madison Chicago, IL 60661
	Deposit	8765463257	Bank of America 540 West Madison Chicago, IL 60661
	Concentration	1891503862	Comerica Bank 39200 Six Mile Road Livnia, MI 48152
	Receipts (Lockbox 92397)	1891506972	Comerica Bank 39200 Six Mile Road Livnia, MI 48152
	Receipts (Lockbox 92996)	1891506956	Comerica Bank 39200 Six Mile Road Livnia, MI 48152
	Receipts (Lockbox 51234)	1892992015	Comerica Bank 39200 Six Mile Road Livnia, MI 48152
	Receipts (Lockbox 92979)	1891505032	Comerica Bank 39200 Six Mile Road Livnia, MI 48152
	Receipts (Lockbox 92981)	1891505057	Comerica Bank 39200 Six Mile Road Livnia, MI 48152
	Receipts (Lockbox 92931)	1891505107	Comerica Bank 39200 Six Mile Road Livnia, MI 48152
	Receipts (Lockbox 92932)	1891505115	Comerica Bank 39200 Six Mile Road Livnia, MI 48152
	Receipts (Lockbox 92924)	1891506014	Comerica Bank 39200 Six Mile Road Livnia, MI 48152
	Receipts (Lockbox 92003)	1891507491	Comerica Bank 39200 Six Mile Road Livnia, MI 48152
	Receipts (Lockbox 51446)	1891946467	Comerica Bank 39200 Six Mile Road Livnia, MI 48152
	Receipts (Lockbox 51368)	1892991660	Comerica Bank 39200 Six Mile Road Livnia, MI 48152

Schedule 6.15 – Page 1

Borrower/Grantor	Type of Account	Account Number	Name & Address of Financial Institutions
	Concentration	964259121	JP Morgan Chase 611 Woodward Avenue Detroit, MI 48226
	Receipts (Lockbox 21753)	656510997	JP Morgan Chase 611 Woodward Avenue Detroit, MI 48226
	Receipts (Lockbox 905048)	10-90851	JP Morgan Chase 611 Woodward Avenue Detroit, MI 48226
	Receipts (Lockbox 21027)	11-05907	JP Morgan Chase 611 Woodward Avenue Detroit, MI 48226
	Receipts (Lockbox 29980)	777150079	JP Morgan Chase 611 Woodward Avenue Detroit, MI 48226
	Receipts (Lockbox 25092)	777146176	JP Morgan Chase 611 Woodward Avenue Detroit, MI 48226
	Receipts (Lockbox 21892)	11-00437	JP Morgan Chase 611 Woodward Avenue Detroit, MI 48226

Schedule 6.15 – Page 2

Schedule 7.01

EXISTING LIENS

Liens existing upon the Closing Date upon any property leased by the Borrower or any Subsidiary, provided that (x) any such Lien shall not apply to any other property of the Borrower or any Subsidiary (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien) and (y) such Liens secure related obligations in an aggregate amount not to exceed $1.8 million

Schedule 7.01 – Page 1

Schedule 7.02

EXISTING INVESTMENTS

None.

Schedule 7.02 – Page 1

Schedule 7.03

EXISTING INDEBTEDNESS

Entity	Amount	Description

Engility Corporation	$600,000	Standby Letter of Credit issued on November 22, 2011 with an expiration date of January 1, 2014 by ANZ Bank to National Bank of Kuwait which then issued a guarantee to the Kuwait National Guard[4]

Engility Corporation	$500,000	Surety Bond for license to conduct business in Florida issued by Westchester Fire Insurance Company to the State of Florida

Engility Corporation	$450,000	Surety Bond – Performance Issued by Hartford Fire Insurance Company to Office of Management & Budget for performance bond

Engility Corporation	$100,000	Surety Bond – Customs Issued by Westchester Fire Insurance Company to US Customs for customs bond

Engility Corporation	$315,000	Surety Bond – Performance & Payment Issued by Westchester Fire Insurance Company to United Fire Authority for performance & payment bond

[4]	Engility Corporation is working to replace this letter of credit with one issued by Bank of America subject to National Bank of Kuwait’s approval.

Schedule 7.03 – Page 1

IRG Systems South Asia Ltd.	Approx. $120,000 in the aggregate (6,770,513 INR local currency)	9 bank guarantees/advance payment guarantees issued by Punjab National Bank, India to customers who have provided the company with advance payments

Schedule 7.03 – Page 2

Schedule 7.09

BURDENSOME AGREEMENTS

None.

Schedule 7.09 – Page 1

Schedule 10.02

Administrative Agent’s Office; Certain Addresses for Notices

LOAN PARTIES:

Engility Corporation

3750 Centerview Drive

Chantilly, VA 20151

Attention: Thomas O. Miiller, Senior Vice President and General Counsel

Telephone: (703) 375-6439

Facsimile: (703) 708-5703

Electronic Mail: Tom.Miiller@engilitycorp.com

Taxpayer Identification Number: 95-2588754

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Attention: Marissa Wesely

Telephone: (212) 455-7173

Facsimile: (212) 455-2502

Electronic Mail: mwesely@stblaw.com

Schedule 10.02 – Page 1

ADMINISTRATIVE AGENT:

For borrowings, conversions, continuations and payments of loans, etc.:

Bank of America, N.A., as Administrative Agent

One Independence Center, 101 N. Tryon St.

Mail Code: NC1-001-04-39

Charlotte, NC 28255-0001

Attention: David Hamilton, Credit Services Representative

Telephone: (980) 388-1553

Facsimile: (704) 548-6968

Electronic Mail: james.d.hamilton@baml.com

Wire Instructions:

Pay to:	Bank of America, N.A.
New York, NY
ABA 026009593
Account No.: 1366212250600
Account Name: Corporate Credit Services
Ref: Engility Corp.

For all other notices and deliveries to Administrative Agent (financial reporting requirements, Bank Group Communications, etc.):

Bank of America, N.A., as Administrative Agent

135 S. LaSalle St.

Mail Code: IL4-135-05-41

Chicago, IL 60603

Attention: Roberto O. Salazar, Agency Management Officer

Telephone: (312) 828-3185

Facsimile: (877) 207-2382

Electronic Mail: roberto.o.salazar@baml.com

L/C ISSUER:

For issuance, amendment, etc. of Standby Letters of Credit:

Bank of America, N.A., as L/C Issuer

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention: Alfonso Malave, Jr., Sr. Operations Manager

Telephone: (570) 496-9622

Facsimile: (800) 755-8743

Electronic Mail: alfonso.malave@baml.com

Schedule 10.02 – Page 2

SWING LINE LENDER:

For borrowings and payments of Swing Line Loans:

Bank of America, N.A., as Swing Line Lender

One Independence Center, 101 N. Tryon St.

Mail Code: NC1-001-04-39

Charlotte, NC 28255-0001

Attention: David Hamilton, Credit Services Representative

Telephone: (980) 388-1553

Facsimile: (704) 548-6968

Electronic Mail: james.d.hamilton@baml.com

Schedule 10.02 – Page 3

EXHIBIT A

FORM OF

BORROWING NOTICE

Date:                 ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 17, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Engility Corporation, a Delaware corporation (the “Borrower”), Engility Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby requests (select one):

☐	A [Term Borrowing] [Revolving Credit Borrowing]

☐	A conversion or continuation of [Term Loans] [Revolving Credit Loans]

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of requested Loan]

4.	For Eurodollar Rate Loans: With an Interest Period of months.

In the case of a Term Borrowing or Revolving Credit Borrowing, funds are requested to be disbursed to the Borrower’s account with                                          (Account No.                                         ).

[The Borrower hereby represents and warrants that each of the conditions set forth in Section 4.02(a) and Section 4.02(b) of the Credit Agreement have been satisfied on and as of the date of the requested Borrowing.]5

[Remainder of page intentionally left blank]

[5]	To be provided for each Borrowing other than a request for conversion or continuation only.

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Notice on the date first written above.

ENGILITY CORPORATION,
a Delaware corporation

By:
Name:
Title:

EXHIBIT B

FORM OF

SWING LINE LOAN NOTICE

Date:                 ,

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 17, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Engility Corporation, a Delaware corporation (the “Borrower”), Engility Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

Funds are requested to be disbursed to the Borrower’s account with                                          (Account No.                                         ).

The Borrower hereby represents and warrants that (a) the Swing Line Loan requested herein complies with the requirements of clause (y) of the proviso to the first sentence of Section 2.04(a) of the Credit Agreement and (b) each of the conditions set forth in Section 4.02(a) and Section 4.02(b) of the Credit Agreement have been satisfied on and as of the date of the requested Swing Line Loan.

ENGILITY CORPORATION,
a Delaware corporation

By:
Name:
Title:

EXHIBIT C-1

FORM OF

TERM NOTE

[                , 20    ]

FOR VALUE RECEIVED, the undersigned, a Delaware corporation (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Term Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of July 17, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, Engility Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ENGILITY CORPORATION,
a Delaware corporation

By:
Name:
Title:

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C-2

FORM OF

REVOLVING NOTE

[                , 20    ]

FOR VALUE RECEIVED, the undersigned, a Delaware corporation (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of July 17, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, Engility Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ENGILITY CORPORATION,
a Delaware corporation

By:
Name:
Title:

REVOLVING CREDIT LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C-3

FORM OF

SWING LINE NOTE

[                , 20    ]

FOR VALUE RECEIVED, the undersigned, a Delaware corporation (the “Borrower”), hereby promises to pay to BANK OF AMERICA, N.A. or registered assigns (the “Swing Line Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Credit Agreement, dated as of July 17, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, Engility Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest with respect to each Swing Line Loan shall be made directly to the Swing Line Lender in Dollars in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Swing Line Note is one of the Swing Line Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Swing Line Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Swing Line Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swing Line Note.

THIS SWING LINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ENGILITY CORPORATION,
a Delaware corporation

By:
Name:
Title:

SWING LINE LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF

COMPLIANCE CERTIFICATE

Financial Statement Date:

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 17, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Engility Corporation, a Delaware corporation (the “Borrower”), Engility Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that to the best of his/her knowledge and belief:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a)(i) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date (the “Reported Fiscal Year”), together with the certification of the Borrower’s independent certified public accountant certifying such financial statements without material qualification, as required by Section 6.02 of the Credit Agreement. Such financial statements are complete and correct in all material respects and have been prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants auditing such financial statements and disclosed therein). [Attached hereto as Schedule 3 is a supplement to the Perfection Questionnaire reflecting any changes to the information set forth therein during the Reported Fiscal Year.] [There has been no change to the information set forth in the Perfection Questionnaire since the date of the Perfection Questionnaire or the latest supplement thereto.]6

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(a)(ii) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date (the “Reported Fiscal Quarter”). Such financial statements are complete and correct in all material respects and have been prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the officer preparing such financial statements and disclosed therein), subject to year-end audit adjustments and footnote disclosures.

[6]	Insert whichever of the two preceding sentences is accurate.

2. During the Reported Fiscal [Quarter] [Year]:

(i) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the Borrower has complied with the requirements of Section 6.10 of the Credit Agreement with respect thereto);

(ii) he/she has obtained no knowledge of any Default or Event of Default [except as specified below]; and

(iii) the aggregate amount of returns on any Investments received in cash by any Loan Party during the fiscal period described in Paragraph 1 above was $         and, if the fiscal period described in Paragraph 1 above is a fiscal quarter, the aggregate amount of such returns on any Investments received in cash by any Loan Party in the current fiscal year through the end of such fiscal quarter was $        .

[Insert description of Default or Event of Default]

3. The financial covenant calculations set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

4. Attached hereto as Schedule 4 is a written summary of each new Material Government Contract entered into during the Reported Fiscal Quarter or during the fourth fiscal quarter of the Reported Fiscal Year, as applicable, and, with respect to any Receivables relating to such new Material Government Contracts, the validity, perfection or enforcement of the security interest of the Administrative Agent therein is subject to the Federal Assignment of Claims Act, 31 U.S.C. 3727, the Federal Assignment of Contracts Act, 41 U.S.C. 15 or any similar state or foreign statute, attached to Schedule 4 is all documentation necessary or desirable to ensure the validity, perfection and enforcement of the security interest of the Administrative Agent in such new Material Government Contracts, including, without limitation, executed notices to the applicable Governmental Authority of the security interest of the Administrative Agent therein.

[Use following paragraphs 5 and 6 for fiscal year-end financial statements]

5. The Consolidated Leverage Ratio as of the end of the Reported Fiscal Year was [    ]:1.00. [As such Consolidated Leverage Ratio was greater than 2.50:1.00, the Borrower is required under Section 2.05(b) of the Credit Agreement to prepay an aggregate principal amount of Loans equal to the lesser of (A) 50% of Excess Cash Flow for the Reported Fiscal Year minus optional prepayments of Term Loans and Revolving Credit Loans pursuant to Section 2.05(a) of the Credit Agreement during the Reported Fiscal Year but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, and such amount is equal to $[        ], and (B) the amount that would have been necessary to reduce the Consolidated Total Leverage Ratio as of the end of the Reported Fiscal Year to 2.50:1.00, and such amount is equal to $[        ].]7

6. As of the date hereof, the amount of the Available Basket Amount is set forth on Schedule 5 attached hereto.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                 , 20    .

[7]	Include bracketed language if the Reported Fiscal Year ended on or after December 31, 2013 and if so, as applicable.

ENGILITY CORPORATION,
a Delaware corporation

By:
Name:
Title:

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

FINANCIAL STATEMENTS

See attached.

SCHEDULE 2 TO COMPLIANCE CERTIFICATE

FINANCIAL COVENANT CALCULATIONS

For the four consecutive fiscal quarters ending                 , 20

Consolidated EBITDA

1	Consolidated Net Income	$

excluding (without duplication)
(v)	impairment losses incurred on goodwill and other intangible assets or on debt or equity investments computed in accordance with Financial Accounting Standard No. 142 or other GAAP	$
(w)	gains or losses incurred on the retirement of debt computed in accordance with Financial Accounting Standard No. 145	$
(x)	gains and losses in connection with asset dispositions whether or not constituting extraordinary gains and losses	$
(y)	non-cash gains or losses on discontinued operations	$
(z)	gains and losses with respect to judgments or settlements in connection with litigation matters for such period	$
2	sum of (v) through (z)	$

plus (to the extent, except with respect to line (e) below, deducted in calculating Consolidated Net Income above)
(a)	Consolidated Interest Expense for such period	$
(b)	the provision for federal, state, local and foreign income taxes payable by Holdings, the Borrower and its Subsidiaries for such period	$
(c)	depreciation and amortization expense for such period	$
(d)	non-cash stock-based compensation expenses for such period, each as determined on a consolidated basis in accordance with GAAP	$
(e)

the amount of cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or with respect to which substantial steps have been taken (in the good faith determination of the Borrower) during such period, net of the amount of actual benefits realized during such period from such actions[8]

$

[8]

Subject to the following conditions: (A) A duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent certifying that (x) such cost savings, operating expense reductions and synergies are reasonably expected and factually supportable in the good faith judgment of the Borrower and (y) such actions are to be taken within 12 months after the consummation of the Permitted Acquisition, Disposition, restructuring or implementation of an initiative which is expected to result in such cost savings, expense reductions or synergies, (B) no cost savings, operating expense reductions and synergies shall be added to this line (e) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA whether through a pro forma adjustment or otherwise, for such period, (C) the aggregate amount of cost savings, operating expense reductions and synergies added included in this line (e) do not exceed 2.5% of Consolidated EBITDA for any four consecutive fiscal quarter period and (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA in this line (e) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies.

(f)	extraordinary or non-recurring charges, expenses or losses for such period	$
(g)	other non-cash charges, expenses or losses for such period	$
3	sum of (a) through (f)	$

minus (to the extent added in calculating Consolidated Net Income above)
(a)	all non-cash items increasing Consolidated Net Income for such period
(b)	extraordinary or non-recurring income or gains
4	sum of (a) through (b)	$

	Consolidated EBITDA (line 1 minus line 2 plus line 3 minus line 4)	$

Consolidated Debt Service Coverage Ratio

(a)	Consolidated EBITDA (from above)	$
(b)

the aggregate amount of all Capital Expenditures (other than an amount of Capital Expenditures made in connection with the Spin-Off after the Closing Date but prior to the second anniversary of the Closing Date in an aggregate amount not to exceed $25,000,000 over the term of the Credit Agreement)

$
1	(a) minus (b)	$

(x)	Consolidated Interest Expense payable in cash	$
(y)

the aggregate principal amount of all regularly scheduled principal payments of outstanding debt for borrowed money of Holdings, the Borrower and its Subsidiaries, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.03 of the Credit Agreement

$
2	(x) plus (y)	$

	Consolidated Debt Service Coverage Ratio (line 1 divided by line 2)		:1.00
	Permitted minimum Consolidated Debt Service Coverage Ratio		1.25:1.00
	In Compliance?		Yes / No

Consolidated Leverage Ratio

Without duplication and, in each case to the extent, if any, reflected as a liability on the balance sheet of Holdings, the Borrower and its Subsidiaries on such date in accordance with GAAP
(a)

the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations under the Credit Agreement) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments

$
(b)	all purchase money Indebtedness	$
(c)	all drawn amounts owing under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments to the extent not reimbursed	$
(d)	all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business)	$
(e)	Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations	$
(f)

all Indebtedness of the types referred to in (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary

$

(x)	Consolidated Funded Indebtedness (sum of (a) through (f))	$

(y)	Designated Cash Balances[9] as of the end of such fiscal period	$

1	(x) minus (y)	$

2	Consolidated EBITDA (from above)	$

	Consolidated Leverage Ratio (line 1 divided by line 2)		:1.00
	Permitted maximum Consolidated Leverage Ratio		:1.00
	In Compliance?		Yes / No

[9]

“Designated Cash Balances” means, at any time, (a) $25,000,000, if at such time Holdings, the Borrower and its Subsidiaries have Unrestricted Cash in an amount in excess of $50,000,000 or (b) $0, if at such time Holdings, the Borrower and its Subsidiaries have Unrestricted Cash in an amount less than or equal to $50,000,000.

[Calculate Excess Cash Flow for fiscal year-end financial statements]

Excess Cash Flow

(a)	Consolidated EBITDA (from above)	$

(b)	reductions to noncash working capital of Holdings, the Borrower and its Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year)[10]	$	[11]
1	without duplication, sum of (a) through (b)	$

Reductions (without duplication):
(i)	The amount of any Taxes payable in cash by Holdings, the Borrower and its Subsidiaries with respect to such fiscal year	$
(ii)	Consolidated Interest Expenses for such fiscal year paid in cash	$
(iii)

Capital Expenditures and Permitted Acquisitions made in cash during such fiscal year, except to the extent financed with the proceeds of the issuance or incurrence of Indebtedness, equity issuances, the Net Cash Proceeds of Recovery Events or other proceeds that would not be included in Consolidated EBITDA

$
(iv)

Permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.05 of the Credit Agreement) made in cash by Holdings, the Borrower and its Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness

$
(v)	additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year)[6]	$	[7]
2	without duplication, sum of (i) through (v)	$

	Excess Cash Flow (line 1 minus line 2)	$

[1][0]

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Cash Equivalents) of Holdings, the Borrower and its Subsidiaries at such time, calculated in accordance with GAAP.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings, the Borrower and its Subsidiaries at such time, calculated in accordance with GAAP, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Credit Loans and Swing Line Loans.

[11]	Only one of line (b) and line (v) should be filled.

SCHEDULE 3 TO COMPLIANCE CERTIFICATE

PERFECTION QUESTIONNAIRE SUPPLEMENT

See attached.

SCHEDULE 4 TO COMPLIANCE CERTIFICATE

NEW MATERIAL GOVERNMENT CONTRACTS

SCHEDULE 5 TO COMPLIANCE CERTIFICATE

AVAILABLE BASKET AMOUNT

[Use the following only for the Compliance Certificate delivered with audited financial statements for the fiscal year ending December 31, 2012]

As of the Closing Date, the Available Basket Amount was $0. As of the date hereof, the Available Basket Amount is increased by an amount equal to 25% of Consolidated Net Income for the Reported Fiscal Year (or, in the case where such Consolidated Net Income for such Reported Fiscal Year is a deficit, reduced by 100% of such deficit) (with respect to the fiscal year ending on December 31, 2012, the amount described in this sentence shall be determined based on the portion of such fiscal year commencing on July 1, 2012 and ending on December 31, 2012). As of the date hereof, the Available Basket Amount is $        .

[Use the following for each Compliance Certificate delivered with audited financial statements for the fiscal year ending December 31, 2013 and each fiscal year thereafter]

As of the date of the delivery of most recently delivered Compliance Certificate accompanying financial statements delivered pursuant to Section 6.01(a)(i) of the Credit Agreement, the Available Basket Amount was $        . From the date of the delivery of most recently delivered Compliance Certificate accompanying financial statements delivered pursuant to Section 6.01(a)(i) of the Credit Agreement to the date hereof, the usage of the Available Basket Amount pursuant to clause (b) of the definition thereof set forth in the Credit Agreement was $        . As of the date hereof, the Available Basket Amount is increased by an amount equal to 25% of Consolidated Net Income for the Reported Fiscal Year (or, in the case where such Consolidated Net Income for such Reported Fiscal Year is a deficit, reduced by 100% of such deficit). As of the date hereof, the Available Basket Amount is $        .

EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the credit facility identified below (including, in the case of an assignment with respect to the Revolving Credit Facility, the Letters of Credit and the Swing Line Loans included therein) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Engility Corporation, a Delaware corporation.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement.

5.	Credit Agreement: Credit Agreement, dated as of July 17, 2012 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Engility Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[9]
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date: ][10]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

[8]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][13] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][14]

By:
Title:

[11]	Add additional signature blocks as needed.
[12]	Add additional signature blocks as needed.
[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06 of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.

Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F

FORM OF

GUARANTEE AND COLLATERAL AGREEMENT

See attached.

GUARANTEE AND COLLATERAL AGREEMENT

made by

ENGILITY HOLDINGS, INC.,

ENGILITY CORPORATION

and certain of their Subsidiaries

in favor of

BANK OF AMERICA, N.A.,

as Administrative Agent

Dated as of July 17, 2012

i

ii

SCHEDULES

Schedule 1	Notice Addresses of Grantors
Schedule 2	Description of Investment Property
Schedule 3	Filings and Other Actions Required to Perfect Security Interest
Schedule 4	Exact Legal Name; Jurisdiction of Organizations, Location of Chief Executive Office or Sole Place of Business (If Applicable) and Organizational ID
Schedule 5	Location of Inventory and Equipment
Schedule 6	Intellectual Property
Schedule 7	Letter of Credit Rights
Schedule 8	Commercial Tort Claims

EXHIBITS

Exhibit A	LLC and Partnership Interest Provisions
Exhibit B	Form of Uncertificated Securities Control Agreement
Exhibit C-1	Form of Copyright Security Agreement
Exhibit C-2	Form of Patent Security Agreement
Exhibit C-3	Form of Trademark Security Agreement

ANNEXES

Annex I	Form of Assumption Agreement

GUARANTEE AND COLLATERAL AGREEMENT, dated as of July 17, 2012, among each of the signatories hereto designated as a Grantor on the signature pages hereto (together with any other entity that may become a party hereto as a Grantor as provided herein, the “Grantors”) and Bank of America, N.A., as Administrative Agent (in such capacity and together with its successors and assigns in such capacity, the “Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of July 17, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Engility Holdings, Inc., a Delaware corporation (“Holdings”), Engility Corporation, a Delaware corporation (the “Borrower”), the Lenders and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and (ii) the other Secured Parties (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders and the L/C Issuer have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the L/C Issuer to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Agent, the Lenders and the L/C Issuer to enter into the Credit Agreement and to induce the Lenders and the L/C Issuer to make their respective extensions of credit to the Borrower thereunder, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each Grantor hereby agrees with the Agent, for the benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Accounts, Account Debtor, As-Extracted Collateral, Authenticate, Certificated

Security, Chattel Paper, Commodity Account, Commodity Contract, Commodity Intermediary, Documents, Electronic Chattel Paper, Entitlement Order, Equipment, General Intangibles, Farm Products, Financial Asset, Fixtures, Goods, Health-Care-Insurance Receivable, Instruments, Inventory, Letter of Credit Rights, Manufactured Homes, Money, Payment Intangibles, Securities Account, Securities Intermediary, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b) The following terms shall have the following meanings:

“After-Acquired Intellectual Property” shall have the meaning set forth in Section 5.9(c).

“Agreement” shall mean this Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Bankruptcy Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under the United States Bankruptcy Code, state bankruptcy law or similar law with respect to any Loan Party; (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets; (c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than any of the foregoing expressly permitted under the covenants contained in the Loan Documents); or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Collateral” shall have the meaning set forth in Section 3(a).

“Collateral Account” shall mean (i) any collateral account established by the Agent as provided in Section 6.1 or 6.3 or (ii) any cash collateral account established as provided in the Credit Agreement.

“Controlling Parties” shall mean, prior to the Discharge of Credit Agreement Obligations, the Required Lenders, and, thereafter, the Majority Holders.

“Copyright Licenses” shall mean all agreements and licenses providing for the grant to or from a Grantor of any right in or to any Copyright (including, without limitation, those listed on Schedule 6).

“Copyrights” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all works of authorship and all intellectual property rights therein, all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and databases, all designs (including but not limited to all industrial designs, “Protected Designs” within the meaning of 17 U.S.C. 1301 et. seq. and Community designs), and all “Mask Works” (as defined in 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof including,

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without limitation, the registrations and applications listed on Schedule 6, (ii) all extensions, renewals, and restorations thereof, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Deposit Account” shall mean all “deposit accounts” as defined in Article 9 of the UCC and all other accounts maintained with any financial institution (other than Securities Accounts or Commodity Accounts), and shall include, without limitation, all of the accounts listed on Schedule 2 under the heading “Deposit Accounts” together, in each case, with all funds held therein and all certificates or instruments representing any of the foregoing.

“Discharge of Credit Agreement Obligations” shall have the meaning set forth in Section 8.1(b).

“Equity Interests” (i) shall mean with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of the equity of such Person, including, if such person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and, if such Person is a trust, all beneficial interests therein, and shall also include any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such corporation, partnership, limited liability company or trust, whether outstanding on the date hereof or issued on or after the date hereof and (ii) shall include, without limitation, all Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests.

“Excluded Assets” shall mean any (i) margin stock (within the meaning of Regulation U of the Federal Reserve Board); (ii) permit, lease, license, contract or agreement to which any Grantor is a party or any of its rights or interests thereunder if and only to the extent that the grant of a security interest hereunder (a) is prohibited by or a violation of any law, rule or regulation applicable to such Grantor or (b) shall constitute or result in a breach of a term or provision of, or the termination of or a default under the terms of, such permit, lease, license, contract or agreement (other than to the extent that any such law, rule, regulation, term or provision would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law (including any debtor relief law or principle of equity); provided, however, that the Collateral shall include (and such security interest shall attach and the definition of Excluded Assets shall not then include) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, and shall attach immediately to any portion of such permit, lease, license, contract or agreement not subject to the prohibitions specified in clauses (a) or (b) above; (iii) property owned by any Grantor that is subject to a purchase money Lien or Capital Lease Obligation permitted under Section 7.03 of the Credit Agreement if the agreement pursuant to which such Lien is granted (or the document providing for such Capital Lease Obligation) prohibits, or requires the consent of any Person other than the Grantors which has not been obtained as a condition to, the creation of any other Lien on such property; provided further, that the

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exclusions referred to in clauses (ii) and (iii) of this definition shall not include any Proceeds of such permit, lease, license, contract or agreement or property; (iv) assets as to which the Agent and the Borrower reasonably agree that the cost of obtaining or perfecting a security interest therein is excessive in relation to the benefit afforded to the Secured Parties thereby; (v) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; (vi) Equity Interests in any Person that is not a wholly-owned Subsidiary of a Grantor to the extent that a grant of a security interest in such Equity Interests is prohibited by the terms of such Person’s Organization Documents, (viii) Excluded Foreign Subsidiary Voting Stock, (viii) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments, (ix) assets to the extent a security interest in such assets would result in materially adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) and (x) assets to the extent a security interest in such assets is prohibited by applicable law, rule or regulation (other than to the extent that any such law, rule or regulation would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law (including any debtor relief law or principle of equity); provided, however, that the Collateral shall include (and such security interest shall attach and the definition of Excluded Assets shall not then include) immediately at such time as the legal prohibition shall no longer be applicable and to the extent severable, and shall attach immediately to any portion of such assets not subject to the prohibitions specified in this clause (x); provided further, that the exclusions referred to in this clause (x) shall not include any Proceeds of such assets.

“Excluded Foreign Subsidiary Voting Stock” shall mean any voting stock in excess of 65% of the total outstanding amount of any class of voting stock of a Foreign Subsidiary.

“Foreign Intellectual Property”: shall mean Intellectual Property governed by, or arising or existing under, pursuant to or by virtue of, the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Foreign Security Documents” shall mean the collective reference to the security agreements, debentures, pledge agreements, charges and other similar documents and agreements pursuant to which any Grantor purports to pledge or grant a security interest in any property or assets located outside of the United States (including any Pledged Equity Interests of any Issuer organized under a jurisdiction other than the United States or any state or locality thereof) securing the Obligations.

“Guarantors” shall mean the collective reference to each Grantor and, for the avoidance of doubt, shall include the Borrower.

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“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean, with respect to any Grantor, the collective reference to all rights, priorities and privileges relating to intellectual property of such Grantor, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets and Trade Secret Licenses, and all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including, without limitation, license fees, royalties, income payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto.

“Intellectual Property Security Agreements” shall mean, collectively, the Copyright Security Agreement substantially the form of Exhibit C-1, the Patent Security Agreement substantially in the form of Exhibit C-2, and the Trademark Security Agreement substantially in the form of Exhibit C-3.

“Intercompany Note” shall mean any promissory note evidencing loans made by any Loan Party to any other Loan Party.

“Investment Property” shall mean the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC on the date hereof including, without limitation, all Certificated Securities and Uncertificated Securities, all Security Entitlements, all Securities Accounts, all Commodity Contracts and all Commodity Accounts (other than any Excluded Foreign Subsidiary Voting Stock), (ii) all security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (iii) whether or not constituting “investment property” as so defined, all Pledged Notes, all Pledged Equity Interests, all Pledged Security Entitlements and all Pledged Commodity Contracts.

“Issuers” shall mean the collective reference to each issuer of Pledged Equity Interests.

“Majority Holders” shall have the meaning assigned to such term in Section 8.1(b).

“Material Intellectual Property” shall mean any Intellectual Property included in the Collateral that is material to the business of any Grantor or is otherwise of material value.

“Obligations” shall mean all Obligations (as defined in the Credit Agreement) including, without limitation, those arising under Section 2 hereof.

“Obligee Guarantor” shall have the meaning set forth in Section 2.6.

5

“Patent Licenses” shall mean all agreements and licenses providing for the grant to or from a Grantor of any right in or to any Patent (including, without limitation, those listed on Schedule 6).

“Patents” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all patentable inventions and designs, all United States, foreign, and multinational patents, certificates of invention, and similar industrial property rights, and applications for any of the foregoing, including, without limitation, (i) each patent and patent application listed on Schedule 6, (ii) all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all inventions and improvements described and claimed therein, (iv) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (vi) all other rights accruing thereunder or pertaining thereto throughout the world.

“Perfected IP” shall have the meaning set forth in Section 5.9(d).

“Permitted Lien” shall mean, collectively, the Liens permitted under Section 7.01 of the Credit Agreement.

“Pledged Commodity Contracts” shall mean all Commodity Contracts listed on Schedule 2 and all other Commodity Contracts to which any Grantor is party from time to time.

“Pledged Debt Securities” shall mean all debt securities now owned or hereafter acquired by any Grantor, including, without limitation, the debt securities listed on Schedule 2, together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

“Pledged Equity Interests” shall mean all Equity Interests, and shall include Pledged LLC Interests, Pledged Partnership Interests and Pledged Stock; provided, however, that in no event shall “Pledged Equity Interests” include any Excluded Assets.

“Pledged LLC Interests” shall mean all membership interests and other interests of any Grantor now owned or hereafter acquired in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 2 under the heading “Pledged LLC Interests” and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and any securities entitlements relating thereto and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option or other agreement to acquire any of the foregoing, all management rights, all voting rights, any interest in any capital account of a member in such limited liability company, all rights as and to become a member of the limited liability company, all rights of the Grantor under any shareholder or voting trust

6

agreement or similar agreement in respect of such limited liability company, all of the Grantor’s right, title and interest as a member to any and all assets or properties of such limited liability company, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing; provided, however, that in no event shall “Pledged LLC Interests” include any Excluded Assets.

“Pledged Notes” shall mean all promissory notes now owned or hereafter acquired by any Grantor including, without limitation, those listed on Schedule 2 and all Intercompany Notes at any time issued to any Grantor.

“Pledged Partnership Interests” shall mean all partnership interests and other interests of any Grantor now owned or hereafter acquired in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 2 under the heading “Pledged Partnership Interests” and the certificates, if any, representing such partnership interests, and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing, all management rights, all voting rights, any interest in any capital account of a partner in such partnership, all rights as and to become a partner of such partnership, all of the Grantor’s rights, title and interest as a partner to any and all assets or properties of such partnership, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing; provided, however, that in no event shall “Pledged Partnership Interests” include any Excluded Assets.

“Pledged Stock” shall mean all shares of capital stock now owned or hereafter acquired by such Grantor, including, without limitation, all shares of capital stock described on Schedule 2 under the heading “Pledged Stock”, and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing; provided, however, that in no event shall “Pledged Stock” include any Excluded Assets.

“Pledged Securities” shall mean the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Equity Interests regardless of whether constituting Securities under the UCC.

“Pledged Security Entitlements” shall mean all security entitlements with respect to the financial assets listed on Schedule 2 and all other security entitlements of any Grantor.

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

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“Receivable” shall mean all Accounts and any other any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

“Secured Parties” shall mean, collectively, the Joint Lead Arrangers, the Agent, the Lenders, the Swing Line Lender, the L/C Issuer, the Cash Management Banks, the Hedge Banks, each Indemnitee pursuant to Section 10.04(b) of the Credit Agreement and each sub-agent appointed by the Agent from time to time pursuant to Section 9.05 of the Credit Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Trademark Licenses” shall mean all agreements and licenses providing for the grant to or from a Grantor of any right in or to any Trademark (including, without limitation, those listed on Schedule 6).

“Trademarks” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all domestic, foreign and multinational trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, Internet domain names, other indicia of origin or source identification, and general intangibles of a like nature, whether registered or unregistered, and, with respect to any and all of the foregoing, (i) all registrations and applications for registration thereof including, without limitation, the registrations and applications listed on Schedule 6, (ii) all extensions and renewals thereof, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution, or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trade Secret Licenses” shall mean all agreements and licenses providing for the grant to or from a Grantor of any right in or to any Trade Secret.

“Trade Secrets” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to (i) all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, and with respect to any and all of the foregoing (i) all rights to sue or otherwise recover for any past, present and future misappropriation or other violation thereof,

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(ii) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Vehicles” shall mean all cars, trucks, trailers, construction and earth moving equipment and other Equipment of any nature covered by a certificate of title law of any jurisdiction and all tires and other appurtenances to any of the foregoing.

1.2 Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and Annex references are to this Agreement unless otherwise specified. References to any Schedule, Exhibit or Annex shall mean such Schedule, Exhibit or Annex as amended or supplemented from time to time in accordance with this Agreement.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(d) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the unconditional, final and irrevocable payment in full, in cash, in immediately available funds, of all of the Obligations.

(e) The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(f) All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

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SECTION 2. GUARANTEE

2.1 Guarantee of Obligations.

Each of the Guarantors hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each other Guarantor, including the Borrower, when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. Each Guarantor shall be liable under its guarantee set forth in this Section 2.1, without any limitation as to amount, for all present and future Obligations, including specifically all future increases in the outstanding amount of the Loans or other Obligations and other future increases in the Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents, the Secured Cash Management Agreements or the Secured Hedge Agreements on the date hereof. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all Obligations (including, without limitation, interest, fees, costs and expenses) that would be owed by any other obligor on the Obligations but for the fact that they are unenforceable or not allowable due to the existence of a Bankruptcy Proceeding involving such other obligor because it is the intention of the Guarantors and Secured Parties that the Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or any other Guarantor of any portion of such Obligations.

2.2 Limitation on Obligations Guaranteed. (a) Notwithstanding any other provision hereof, the right of recovery against each Guarantor under Section 2 hereof shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under Section 2 hereof void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guaranty set forth herein and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Agent and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under the guarantee set forth in Section 2 hereof at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under the guarantee set forth in Section 2 hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under the guarantee set forth in Section 2 hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under Section 2 hereof will be deemed to be enforceable and payable after the guaranty under Section 2 hereof. To the fullest extent permitted by applicable law, this Section 2.2(a) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

(b) Each Guarantor agrees that Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 2.2(a) without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Secured Party hereunder.

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2.3 Nature of Guarantee; Continuing Guarantee; Waivers of Defenses Etc. (a) Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing guarantee of payment and performance and not merely of collectability. Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of dishonor, default or nonpayment to or upon the Borrower or any of the other Guarantors with respect to the Obligations. Without limiting the generality of the foregoing, this Guaranty and the obligations of the Guarantors hereunder and the Liens granted hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, setoff, defense, counterclaim, discharge or termination for any reason (other than a Discharge of the Obligations).

(b) Each Guarantor agrees that the Obligations of each Guarantor hereunder are independent of the Obligations of each other Guarantor or any other guarantee of the Obligations and when making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(c) No payment made by the Borrower, any of the other Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any of the other Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment remain liable for the Obligations until the Discharge of the Obligations.

(d) Without limiting the generality of the foregoing, each Guarantor and Grantor agrees that its obligations under the guarantee contained in this Section 2, and any Lien granted hereunder, shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives, to the maximum extent permitted by applicable law, all rights, claims or defenses (other than a defense of payment) that it might otherwise have (now or in the future) with respect to each of the following (whether or not such Guarantor has knowledge thereof):

(i) the validity or enforceability of the Credit Agreement or any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, any of the Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party;

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(ii) any renewal, extension or acceleration of, or any increase in the amount of the Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Loan Documents or any Secured Hedge Agreement or Secured Cash Management Agreement;

(iii) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Loan Documents, any Secured Hedge Agreement or any Secured Cash Management Agreements, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Obligations;

(iv) any change, reorganization or termination of the corporate structure or existence of the Borrower or any other Guarantor or any of their Subsidiaries and any corresponding restructuring of the Obligations;

(v) settlement, compromise, release, or discharge, or acceptance of or refusal of any offer of payment or performance with respect to, or substitutions for, the Obligations or subordinate the Obligations to any other obligations;

(vi) any failure to perfect or maintain the perfection or priority of any security for the Obligations (including without limitation, the Collateral) or any release of any or all such security;

(vii) exercise remedies with respect to any security for the Obligations (including, without limitation, the Collateral) at such time and in such order and in such manner as the Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Guarantor would otherwise have and without limiting the generality of the foregoing or any other provisions hereof, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to such Guarantor under California Civil Code Sections 2809, 2810, 2819, 2939, 2845, 2848, 2849, 2850, 2855, 2899 and 3433; and

(viii) any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor or Grantor as an obligor in respect of the Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any other Guarantor or Grantor for the Obligations, or of such Guarantor under the guarantee contained in this Section 2, whether in a Bankruptcy Proceeding or in any other instance.

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(e) In addition each Guarantor further waives any and all other defenses, set-offs or counterclaims (other than a defense of payment or performance in full hereunder) which may at any time be available to or be asserted by it, the Borrower, or any other Guarantor or Person against any Secured Party, including, without limitation, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury.

2.4 Rights of Reimbursement, Contribution and Subrogation.

In case any payment is made on account of the Obligations by any Guarantor or is received or collected on account of the Obligations from any Guarantor or its property:

(a) If such payment is made by a Guarantor (including the Borrower) or from its property in respect of the Obligations of another Guarantor, such Guarantor shall be entitled, subject to and upon (but not before) a Discharge of the Obligations, (A) to demand and enforce reimbursement for the full amount of such payment from such other Guarantor (including the Borrower) and (B) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets and any other equitable considerations deemed appropriate by the court. For purposes of the foregoing, all guarantees of any Guarantor other than the guarantee under Section 2 hereof will be deemed to be enforceable and payable after the guaranty under Section 2 hereof.

(b) If and whenever (after Discharge of the Obligations) any right of reimbursement or contribution becomes enforceable by any Guarantor (including the Borrower) against any other Guarantor (including the Borrower) whether under Sections 2.2(a) or otherwise, such Guarantor shall be entitled, subject to and upon Discharge of the Obligations, to be subrogated (equally and ratably with all other Guarantors entitled to reimbursement or contribution from any other Guarantor as set forth in this Section 2.4) to any security interest that may then be held by the Agent upon any Collateral granted to it in this Agreement. Any right of subrogation of any Guarantor (including the Borrower) shall be enforceable solely after a Discharge of the Obligations and solely against the Guarantors, and not against the Secured Parties, and neither the Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation. If subrogation is demanded by any Guarantor, then, after Discharge of the Obligations, the Agent shall deliver to the Guarantors making such demand, or to a representative of such Guarantor or of the Guarantors generally, an instrument satisfactory to the Agent transferring, on a quitclaim basis without any recourse, representation, warranty or any other obligation whatsoever, whatever security interest the Agent then may hold in whatever Collateral may then exist that was not previously released or disposed of or acquired by the Agent.

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(c) All rights and claims arising under this Section 2.4 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor (including the Borrower) as to any payment on account of the Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior Discharge of the Obligations. Until Discharge of the Obligations, no Guarantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case or receivership or insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Agent, for application to the payment of the Obligations. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Guarantor to the Agent, in the exact form received and, if necessary, duly endorsed.

(d) The obligations of the Guarantors under the Loan Documents, including their liability for the Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.4. The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Guarantor or its property. The Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

2.5 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Agent without set-off or counterclaim in Dollars in immediately available funds at the office of the Agent located at the Administrative Agent’s Office specified in the Credit Agreement.

2.6 Subordination of Other Obligations. Any Indebtedness of the Borrower or any other Guarantor now or hereafter held by any other Guarantor (the “Obligee Guarantor”) shall hereby be subordinated in right of payment to the Guaranteed Obligations upon the occurrence and during the continuance of an Event of Default, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Agent on behalf of the Secured Parties and shall forthwith be paid over to the Agent for the benefit of the Secured Parties to be credited and applied against the Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

2.7 Financial Condition of the Borrower and other Guarantors. The Loans may be made to the Borrower or continued from time to time and any Secured Hedge Agreements and Secured Cash Management Agreements may be entered into from time to time, in each case, without notice to or authorization from any Guarantor regardless of the financial or

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other condition of the Borrower or any other Guarantor at the time of any such grant or continuation or at the time such Secured Hedge Agreement or Secured Cash Management Agreement is entered into, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower or any other Guarantor. Each Guarantor represents and warrants that such Guarantor has adequate means to obtain information from the Borrower and the other Guarantors on a continuing basis concerning the financial condition of the Borrower and the other Guarantors and their ability to perform their obligations under the Loan Documents and Secured Cash Management Agreements and Secured Hedge Agreements, and each Guarantor assumes responsibility for being and keeping informed of the financial condition of the Borrower and the other Guarantors and of all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor hereby waives, to the maximum extent permitted by applicable law, and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or condition of the Borrower or any other Guarantor now known or hereafter known by any Secured Party.

2.8 Bankruptcy, Etc. Until a Discharge of the Obligations, no Guarantor shall, without the prior written consent of the Agent, commence or join with any other person in commencing any Bankruptcy Proceeding of or against the Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or Bankruptcy Proceeding, voluntary or involuntary, involving the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding. To the fullest extent permitted by law, the Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Agent, or allow the claim of the Agent in respect of, any such interest, fees, costs, expenses or other Obligations accruing or arising after the date on which such case or proceeding is commenced.

2.9 Duration of Guaranty, Discharge of Guaranty Upon Sale or other Disposition of Guarantor. i. Except as provided in 2.9(b) below, the guarantee contained in this Section 2 shall remain in full force and effect until the Discharge of the Obligations.

(a) If all or a portion of the Equity Interests of any Guarantor (other than Holdings or the Borrower) or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions of the Loan Documents to a Person that is not an Affiliate of the Borrower or any other Guarantor, such that such Guarantor is no longer a Subsidiary of the Borrower, or pursuant to any other transaction permitted by the Credit Agreement any Guarantor (other than Holdings or the Borrower) ceases to be a Subsidiary of the Borrower, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or other Person effective as the time of such sale or disposition. In connection with any termination or release pursuant to this Section 2.9, the Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 2.9 shall be without recourse to or warranty by the Agent.

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2.10 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded, disgorged or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

SECTION 3. GRANT OF SECURITY INTEREST;

CONTINUING LIABILITY UNDER COLLATERAL

(a) Each Grantor hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(i) all Accounts, including all Receivables;

(ii) all Chattel Paper;

(iii) all Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Instruments;

(viii) all Insurance

(ix) all Intellectual Property;

(x) all Inventory;

(xi) all Investment Property;

(xii) all Letter of Credit Rights;

(xiii) all Money;

(xiv) all Pledged Equity Interests;

(xv) all Vehicles;

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(xvi) all Goods not otherwise described above;

(xvii) all Collateral Accounts;

(xviii) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

(xix) all commercial tort claims now or hereinafter described on Schedule 8; and

(xx) to the extent not otherwise included, all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding the foregoing provisions of this Section 3(a), the foregoing grant of a security interest shall not extend to, and the term “Collateral” shall not include Excluded Assets. Notwithstanding the foregoing, the Grantors shall not be required to perfect the grant of a security interest in any Collateral that constitutes motor vehicles and other assets subject to certificates of title except to the extent perfection can be obtained by filing a financing statement pursuant to the New York UCC.

(b) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Agent or any Secured Party, and (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any Receivables and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Agent or any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to any Receivables, Pledged Partnership Interests or Pledged LLC Interests.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agent, the Lenders and the L/C Issuer to enter into the Credit Agreement and to induce the Lenders and the L/C Issuer to make their respective extensions of credit to the Borrower thereunder, and to induce the Cash Management Banks and Hedge Banks to enter into Secured Cash Management Agreements and Secured Hedge Agreements, each

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Grantor hereby represents and warrants to the Secured Parties on (i) the date on which each of the conditions in Section 4.02 of the Credit Agreement is satisfied and (ii) the date of each Credit Extension, that:

4.1 [Reserved].

4.2 Title; No Other Liens. Such Grantor owns each item of the Collateral free and clear of any and all Liens or claims, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as Grantor under a security agreement entered into by another Person, except, in the case of all Collateral other than Pledged Equity Interests, Permitted Liens and, in the case of Pledged Equity Interests, for non-consensual Permitted Liens imposed by operation of law. To the knowledge of the Grantors, no financing statement, mortgage or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Agent, for the benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement or as to which documentation to terminate the same shall have been delivered to the Agent.

4.3 Valid, Perfected First Priority Liens. (a) Except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law), the security interests granted pursuant to this Agreement constitute a legal and valid security interest in favor of the Agent, for the benefit of the Secured Parties, securing the payment and performance of each Grantor’s Obligations and (i) upon completion of the filings and other actions specified on Schedule 3 (all of which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Agent in duly completed and duly executed form, as applicable, and may be filed by the Agent at any time) and payment of all filing fees, will constitute fully perfected security interests in all of the Collateral, and (ii) are prior to all other Liens on the Collateral except, in the case of all Collateral other than Pledged Equity Interests, Permitted Liens and, in the case of Pledged Equity Interests, non-consensual Permitted Liens imposed by operation of law.

4.4 Name; Jurisdiction of Organization, Etc. On the date hereof, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 4. On the date hereof, each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as specified on Schedule 4, it has not changed its name, jurisdiction of organization, chief executive office or sole place of business, if applicable, or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as grantor under a security agreement entered into by another Person, which has not heretofore been terminated. Unless otherwise stated on Schedule 4, such Grantor is not a transmitting utility as defined in UCC § 9-102(a)(80).

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4.5 Inventory and Equipment. (a) On the date hereof, the Inventory and the Equipment (other than Inventory and Equipment in transit) are kept at the locations listed on Schedule 5. The provisions of this Section 4.5(a) shall not apply to Equipment or Inventory that is in transit, that has been sold (including sales on consignment or approval in the ordinary course of business), that is out for repair, that is at other locations for purposes of onsite maintenance or repair or to Equipment and Inventory at locations with less than $1,000,000 in aggregate value

(b) Any Inventory now or hereafter produced by any Grantor included in the Collateral has been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

(c) None of the Inventory or Equipment is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor or is otherwise in the possession of any bailee or warehouseman.

4.6 Special Collateral; Excluded Collateral. None of the Collateral constitutes, or is the Proceeds of, (1) Farm Products, (2) As-Extracted Collateral, (3) Manufactured Homes, (4) Health-Care Insurance Receivables, (5) timber to be cut, or (6) aircraft engines, satellites, ships or railroad rolling stock. No material portion of the Collateral consists of Vehicles or other goods subject to a certificate of title.

4.7 Investment Property. (a) Schedule 2 hereto sets forth under the headings “Pledged Stock”, “Pledged LLC Interests” and “Pledged Partnership Interests” respectively, all of the Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests or percentage of partnership interests of the respective issuers thereof indicated on such Schedule. Schedule 2 hereto sets forth under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes representing or evidencing Indebtedness from time to time owed to any Grantor and all of such Pledged Debt Securities and Pledged Notes, have been, in the case of those issued by Affiliates of such Grantor, or, in the case of those issued by Persons that are not Affiliates of such Grantor, to the knowledge of such Grantor have been, duly authorized, authenticated, issued, and delivered and are the legal, valid and binding obligation of the issuers thereof enforceable in accordance with their terms and are not in default, and in the case of those issued by Affiliates of such Grantor, constitute all of the issued and outstanding inter-company indebtedness owed from Affiliates evidenced by an instrument or certificated security of the respective issuers thereof owing to such Grantor. Schedule 2 hereto (as such Schedule may be amended from time to time) sets forth under the headings “Securities Accounts,” “Commodities Accounts,” and “Deposit Accounts” respectively, all of the Securities Accounts, Commodities Accounts and Deposit Accounts, in which each Grantor has an interest and in which such Grantor customarily maintains cash or assets with a market value in excess of $50,000. Each Grantor is the sole entitlement holder or customer of each such account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Agent pursuant hereto or as set forth on Schedule 2 hereto) having “control” (within the meanings of Sections 8-106, 9-106 and 9-104 of the UCC) over, or any other interest in, any such Securities Account, Commodity Account or Deposit Account or any securities, commodities or other property credited thereto.

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(b) The Pledged Stock pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Equity Interests of each Issuer owned by such Grantor other than any such Equity Interests that are Excluded Assets.

(c) All the shares of the Pledged Equity Interests have been duly and validly issued and are fully paid and nonassessable. No Grantor is in default of its obligations under any Organization Document of any Issuer of Pledged Equity Interests.

(d) None of the Pledged LLC Interests or Pledged Partnership Interests are, or represent interests in entities that are: (a) registered as investment companies, (b) are dealt in or traded on securities exchanges or markets or (c) have opted to be treated as securities under the Uniform Commercial Code of any jurisdiction.

(e) No consent, approval or authorization of any Person is required for the pledge by such Grantor of the Pledged Equity Interests pursuant to this Agreement or for the execution, delivery or performance of this Agreement by such Grantor, whether under the Organization Documents of any Issuer of Pledged Equity Interests or otherwise, except such as have been obtained and are in full force and effect.

(f) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property and Deposit Accounts pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except, in the case of Pledged Equity Interests, non-consensual Permitted Liens imposed by operation of law and, in the case of all other Collateral, any Permitted Liens, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

4.8 Receivables. (a) No amount in excess of $500,000 individually or $1,000,000 in the aggregate payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Tangible Chattel Paper which has not been delivered to the Agent or constitutes Electronic Chattel Paper that has not been subjected to the control (within the meaning of Section 9-105 of the UCC) of the Agent.

(b) Each Receivable (i) is and will be the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (ii) is and will be enforceable in accordance with its terms, (iii) is not and will not be subject to any setoffs, defenses, taxes or counterclaims (except with respect to refunds, returns and allowances in the ordinary course of business with respect to damaged merchandise) and (iv) is and will be in compliance with all applicable laws; provided, that with respect to Receivables owed by an Account Debtor who is not an Affiliate of any Grantor each of, the foregoing shall be to the best knowledge of such Grantor.

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4.9 Intellectual Property.

(a) Schedule 6 lists all of the following Intellectual Property, to the extent owned by such Grantor: (i) issued Patents and pending Patent applications, (ii) registered Trademarks and applications for the registration of Trademarks and (iii) registered Copyrights, and applications to register Copyrights. All such Intellectual Property is recorded in the name of such Grantor. Except as set forth on Schedule 6, such Grantor is the sole and exclusive owner of the entire right, title and interest in and to such Intellectual Property, as well as any other Material Intellectual Property owned by such Grantor, in each case free and clear of all Liens, except for Permitted Liens.

(b) Except as set forth on Schedule 6, all Material Intellectual Property of such Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor, in the case of Patents, is any of such Patents the subject of a reexamination proceeding, and each Material Intellectual Property registration and application of such Grantor is unexpired and in full force and effect.

(c) Except for those matters which both (i) are disclosed on Schedule 6 and (ii) could not reasonably be expected to have a Material Adverse Effect, no action or proceeding is pending, or, to the knowledge of such Grantor, threatened, alleging that such Grantor, or the conduct of such Grantor’s business infringes, misappropriates, dilutes, or otherwise violates the intellectual property rights of any other Person. Except as set forth on Schedule 6, to the knowledge of such Grantor, no Person is engaging in any activity that infringes, misappropriates, dilutes or violates any Material Intellectual Property of such Grantor.

(d) Schedule 6 lists all exclusive inbound U.S. Copyright Licenses, Patent Licenses, and Trademark Licenses held by such Grantor that constitute Material Intellectual Property.

(e) [Reserved.]

(f) Such Grantor monitors the nature and quality of all products sold and all services rendered by such Grantor under or in connection with all Trademarks constituting Material Intellectual Property and has taken all commercially reasonable action to cause all licensees of all such Trademarks to comply with such Grantor’s standards of quality.

(g) To the extent expressly mandated by law, such Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks constituting Material Intellectual Property, and appropriate notice of its trademark rights in common law Trademarks constituting Material Intellectual Property, proper marking practices in connection with its Patents constituting Material Intellectual Property, and appropriate notice of copyright in connection with the publication of its Copyrights constituting Material Intellectual Property.

(h) Such Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks constituting Material Intellectual Property, and

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appropriate notice of its trademark rights in common law Trademarks constituting Material Intellectual Property, proper marking practices in connection with its Patents constituting Material Intellectual Property, and appropriate notice of copyright in connection with the publication of its Copyrights constituting Material Intellectual Property.

(i) Such Grantor has not made a previous assignment, sale, transfer, exclusive license, or similar arrangement constituting a present or future assignment, sale, transfer, exclusive license or similar arrangement of any Material Intellectual Property that has not been terminated or released.

(j) Except for those matters that are disclosed on Schedule 6, no holding, decision, ruling, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability, or scope of, or such Grantor’s right to register, own or use, any Material Intellectual Property of such Grantor or such Grantor’s ownership interest therein, and no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened.

(k) Except for those matters that are disclosed on Schedule 6, no settlements or consents, covenants not to sue, coexistence agreements, non-assertion assurances, or releases have been entered into by such Grantor or bind such Grantor in any manner that impacts such Grantor’s rights to own, license or use any Material Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination, suspension, limitation or other impairment of any of such Grantor’s rights in its Material Intellectual Property.

(l) Such Grantor has taken commercially reasonable steps to protect the confidentiality of its Trade Secrets constituting Material Intellectual Property in accordance with industry standards.

4.10 Letter of Credit Rights. No Grantor is a beneficiary or assignee under any letter of credit with potential value in excess of $500,000 other than the letters of credit described on Schedule 7 hereto, which Schedule shall be promptly updated by the applicable Grantor from time to time to reflect any additional letter of credit rights with potential value in excess of $500,000 obtained since such Schedule was last delivered.

4.11 Commercial Tort Claims. No Grantor has any commercial tort claims with a potential value in excess of $500,000 other than those described on Schedule 8, which Schedule shall be promptly updated by the Grantor and delivered to the Agent from time to time to reflect any additional commercial tort claims with a potential value in excess of $500,000 arising since such Schedule was last delivered.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Discharge of the Obligations:

5.1 [Reserved].

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5.2 Delivery and Control of Instruments, Chattel Paper, Negotiable Documents, Investment Property and Deposit Accounts.

(a) If any amount in excess of $1,000,000 individually or in the aggregate payable under or in connection with any of the Collateral is or shall become evidenced or represented by any Instrument, Certificated Security, Negotiable Document or Tangible Chattel Paper, such Instrument (other than checks received in the ordinary course of business), Certificated Security, Negotiable Documents or Tangible Chattel Paper shall be immediately delivered to the Agent, duly endorsed in a manner satisfactory to the Agent, to be held as Collateral pursuant to this Agreement.

(b) If any of the Collateral with a value in excess of $1,000,000 individually or in the aggregate is or shall become “Electronic Chattel Paper” such Grantor shall ensure that (i) a single authoritative copy exists which is unique, identifiable, unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) such authoritative copy identifies the Agent as the assignee and is communicated to and maintained by the Agent or its designee, (iii) copies or revisions that add or change the assignee of the authoritative copy can only be made with the participation of the Agent, (iv) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and not the authoritative copy and (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

(c) If any of the Collateral is or shall become evidenced or represented by an Uncertificated Security, such Grantor shall cause the Issuer thereof either (i) to register the Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer, or (ii) so long as such Issuer is not an Immaterial Subsidiary, to agree in writing with such Grantor and the Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Agent without further consent of such Grantor, such agreement to be in substantially the form of Exhibit B or otherwise in form and substance reasonably satisfactory to the Agent.

(d) Each Grantor shall maintain Securities Entitlements, Securities Accounts and Deposit Accounts with a value in excess of $1,000,000, individually or in the aggregate, only with financial institutions that have agreed to comply with entitlement orders and instructions issued or originated by the Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Agent.

(e) If any of the Collateral with a value in excess of $1,000,000 individually or in the aggregate is or shall become evidenced or represented by a Commodity Contract, such Grantor shall cause the Commodity Intermediary with respect to such Commodity Contract to agree in writing with such Grantor and the Agent that such Commodity Intermediary will apply any value distributed on account of such Commodity Contract as directed by the Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Agent.

(f) In addition to and not in lieu of the foregoing, if any Issuer of any Investment Property is organized under the law of, or has its chief executive office in, a

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jurisdiction outside of the United States, and such Issuer is not an Immaterial Subsidiary, each Grantor shall take such additional actions, including, without limitation, causing the Issuer to register the pledge on its books and records, as may be necessary or advisable or as may be reasonably requested by the Agent, under the laws of such jurisdiction to insure the validity, perfection and priority of the security interest of the Agent.

5.3 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) Such Grantor will furnish to the Agent from time to time statements and Schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of such Grantor as the Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts and any other relevant Collateral, taking any actions necessary to enable the Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto to the extent required thereunder, including, without limitation, executing and delivering and causing the relevant depositary bank or securities intermediary to execute and deliver a control agreement in form and substance reasonably satisfactory to the Agent.

(d) In the event that a Grantor hereafter acquires any Collateral of a type described in Section 4.6(a) hereof, it shall promptly notify the Agent in writing and take such actions and execute such documents and make such filings all at such Grantor’s expense as the Agent may reasonably request in order to ensure that the Agent has a valid, perfected, first priority security interest in such Collateral, subject, in the case of priority only, to any Permitted Liens. Notwithstanding the foregoing, no Grantor shall be required to so notify the Agent or to take any such action unless the Collateral is of a material value or is material to such Grantor’s business.

5.4 Changes in Locations, Name, Jurisdiction of Incorporation, etc. Such Grantor will not, except upon 10 days’ prior written notice to the Agent (or such shorter notice period as shall be reasonably satisfactory to the Agent) and delivery to the Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Agent to maintain the validity, perfection and priority of the security interests provided for herein without limiting the prohibitions on mergers involving the Grantors contained in the Credit Agreement, change its legal name, jurisdiction of

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organization or, in the case of a Grantor that is not a registered organization organized under the law of a state of the United States, the location of its chief executive office or sole place of business (if applicable) from that referred to in Section 4.4.

5.5 Notices. Such Grantor will advise the Agent promptly, in reasonable detail, of:

(a) any Lien (other than any Permitted Lien) on any of the Collateral which would adversely affect the ability of the Agent to exercise any of its remedies hereunder; and

(b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.6 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any stock or other ownership certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the capital stock or other Pledged Equity Interest of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Equity Interests, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Agent in the exact form received, duly endorsed by such Grantor to the Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Agent so requests, signature guaranteed, to be held by the Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Equity Interests upon the liquidation or dissolution of any Issuer shall be paid over to the Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Equity Interests or any property shall be distributed upon or with respect to the Pledged Equity Interests pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Agent, be delivered to the Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Equity Interests shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Agent (not to be unreasonably withheld), such Grantor will not (i) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof or any interest therein or (ii) without the prior written consent of the Agent (not to be unreasonably withheld), cause or permit any Issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) to elect or

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otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, that, notwithstanding the foregoing, if any Issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (vii), such Grantor shall promptly notify the Agent in writing of any such election or action and, in such event, shall use commercially reasonable efforts to take steps necessary or advisable to establish the Agent’s “control” thereof.

(c) Each Grantor which is an Issuer, agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Equity Interests issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) with respect to the Pledged Equity Interests issued by it and (iii) the terms of Sections 5.7(c) and 6.6 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.7(c) or 6.6 with respect to the Pledged Equity Interests issued by it.

(d) In addition, each Grantor which is an Issuer or an owner of any Pledged Equity Interests or a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, in each case, hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Agent and to the transfer of any Pledged Equity Interest (including Pledged Equity Interests in a partnership, limited liability company or other entity) to the Agent or its nominee following an Event of Default and to the substitution of the Agent or its nominee as a partner, member or shareholder or other equity holder of the Issuer of the related Pledged Equity Interest or as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as applicable.

(e) With respect to any Equity Interests required to be pledged hereunder in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder, either (i) such Equity Interests shall be represented by a certificate and the applicable Grantor shall cause the Issuer of such Equity Interests to elect to treat such Equity Interests as a “security” within the meaning of Article 8 of the Uniform Commercial Code of the jurisdiction of organization or formation, as applicable, of such Issuer by including in its Organization Documents language substantially similar to the provisions set forth in Exhibit A hereto or (ii) the applicable Grantor shall cause the Issuer of such Equity Interests not to elect to have such Equity Interests treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code of the jurisdiction of organization or formation, as applicable, of such Issuer.

5.7 Voting and Other Rights with Respect to Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Agent shall have given notice to the relevant Grantor of the Agent’s intent to exercise its corresponding rights pursuant to Section 5.7(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes or Pledged Debt Securities, in each case paid in the normal course of business of the relevant Issuer, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Equity Interests; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which would materially and adversely impair the Collateral or which would result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

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(b) If an Event of Default shall occur and be continuing and the Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors: (i) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (ii) the Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Pledged Equity Interests to its name or the name of its nominee or agent. In addition, the Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Pledged Equity Interests for certificates or instruments of smaller or larger denominations. In order to permit the Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Agent all proxies, dividend payment orders and other instruments as the Agent may from time to time reasonably request and each Grantor acknowledges that the Agent may utilize the power of attorney set forth herein.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Equity Interest pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Equity Interests directly to the Agent.

5.8 Receivables. (a) Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable required to be included in the Collateral, (ii) compromise or settle any Receivable required to be included in the Collateral for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable required to be included in the Collateral, (iv) allow any credit or discount whatsoever on any Receivable required to be included in the Collateral or (v) amend, supplement or modify any Receivable required to be included in the Collateral in any manner that could adversely affect the value thereof.

(b) Such Grantor will deliver to the Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.

(c) Other than in the ordinary course of business consistent with its past practice, each Grantor shall perform and comply in all material respects with all of its obligations with respect to the Receivables.

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5.9 Intellectual Property. (a) Such Grantor (either itself or through licensees) will not, without the prior written consent of the Agent, discontinue use of any Material Intellectual Property, or do any act or omit to do any act whereby any Material Intellectual Property may lapse, become abandoned, cancelled, dedicated to the public, forfeited, or otherwise impaired, or abandon any application or any right to file an application for a Copyright, Patent, or Trademark constituting Material Intellectual Property.

(b) Such Grantor shall take all commercially reasonable steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to pursue any application and maintain any registration or issuance of each Trademark, Patent, and Copyright owned by or exclusively licensed to such Grantor and constituting Material Intellectual Property, including, but not limited to, those applications and registrations listed on Schedule 6.

(c) Such Grantor agrees that, (i) should it obtain an ownership interest in any item of Intellectual Property which is not now a part of the Collateral, (ii) should it obtain an exclusive license to any registered Copyright which is not now a part of the Collateral, (iii) should it (either by itself or through any agent, employee, licensee, or designee) file any application for the registration or issuance of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any similar office or agency in any other country or in any political subdivision of any of the foregoing, or (iv) should it file a Statement of Use or an Amendment to Allege Use with respect to any “intent-to-use” Trademark application (collectively, the “After-Acquired Intellectual Property”), then the provisions of Section 3 shall automatically apply thereto, and any such After-Acquired Intellectual Property shall automatically become part of the Collateral, and it shall give prompt (and, in any event within fifteen Business Days after the last day of the fiscal quarter of the Borrower in which such Grantor acquires such ownership interest) written notice thereof to the Agent in accordance herewith, and it shall provide the Agent promptly (and, in any event within fifteen Business Days after the last day of the fiscal quarter of the Borrower in which such Grantor acquires such ownership interest) with an amended Schedule 6 hereto and promptly take the actions specified in 5.19(d) with respect thereto.

(d) Such Grantor agrees to execute Intellectual Property Security Agreements with respect to any United States issued Patents and Patent applications, any United States registered Trademarks and applications for the registration of Trademarks, any United States registered Copyrights and applications to register Copyrights, and any Copyright Licenses that grant to such Grantor any exclusive right in or to any United States registered Copyright (collectively, “Perfected IP”), in each case, included in the Collateral as of the date hereof, as well as any Perfected IP constituting After-Acquired Intellectual Property, in substantially the form of Exhibits C-1, C-2, and C-3 in order to record the security interest granted herein to the Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office and the United States Copyright Office, and such Grantor shall promptly execute and deliver, and have recorded, any and all other agreements, instruments, documents, and papers as the Agent may reasonably request to evidence the Secured Parties’ security interest in any such Intellectual Property with any other applicable offices, agencies, or Governmental Authorities within the United States.

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(e) [Reserved.]

(f) Such Grantor shall promptly notify the Agent if it knows or has reason to know that any item of Material Intellectual Property may become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable or (iii) subject to any adverse determination or development regarding such Grantor’s ownership, registration or use or the validity or enforceability of such item of Intellectual Property (including the institution of, or any adverse development with respect to, any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court other than non-final office actions before the United States Patent and Trademark Office or the United States Copyright Office in connection with the prosecution of an application for registration).

(g) To the extent expressly mandated by law, such Grantor (itself and through licensees) will use proper notice of its Intellectual Property rights in connection with the use of any of its Material Intellectual Property.

(h) In the event that any Person initiates, or threatens in writing to initiate, any action or proceeding alleging that such Grantor, or the conduct of such Grantor’s business, infringes, misappropriates, dilutes, or otherwise violates the intellectual property of any other Person, and such action or proceeding could reasonably be expected to have a Material Adverse Effect, such Grantor shall promptly notify the Agent after it learns thereof.

(i) In the event that any Material Intellectual Property owned by any Grantor is infringed, misappropriated, diluted or otherwise violated by another Person, such Grantor shall (i) promptly take all reasonable actions in such Grantor’s reasonable business judgment to stop such infringement, misappropriation, dilution or other violation and protect its rights in such Material Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages, and (ii) promptly notify the Agent after it learns thereof.

(j) Such Grantor shall take all commercially reasonable steps to protect the secrecy of all Trade Secrets constituting Material Intellectual Property, including, without limitation, entering into confidentiality agreements with employees and consultants and labeling and restricting access to secret information and documents.

5.10 Government Receivables. Within 60 days after the Closing Date (or such longer time period as the Agent may agree in its sole discretion), with respect to any Receivables relating to Material Government Contracts in effect as of the Closing Date after giving effect to the Transactions, the validity, perfection or enforcement of the security interest of the Agent therein is subject to the Federal Assignment of Claims Act, 31 U.S.C. 3727, the Federal Assignment of Contracts Act, 41 U.S.C. 15 or any similar state or foreign statute, each Grantor shall deliver to the Agent all documentation necessary or desirable to ensure the validity, perfection and enforcement of the security interest of the Agent therein, including, without limitation, executed notices to the applicable Governmental Authority of the security interest of the Agent therein. Together with the delivery of each Compliance Certificate pursuant to Section 6.02(b) of the Credit Agreement, each Grantor shall notify the Agent in writing of the

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entering into of any new Material Government Contract during the relevant period (and shall provide a written summary of each such new Material Government Contract in a form reasonably satisfactory to the Agent) and with respect to any Receivables relating to such new Material Government Contracts, the validity, perfection or enforcement of the security interest of the Agent therein is subject to the Federal Assignment of Claims Act, 31 U.S.C. 3727, the Federal Assignment of Contracts Act, 41 U.S.C. 15 or any similar state or foreign statute, each Grantor shall, at the time of the delivery of the notice to the Agent of the entering into of such new Material Government Contracts, deliver to the Agent all documentation necessary or desirable to ensure the validity, perfection and enforcement of the security interest of the Agent therein, including, without limitation, executed notices to the applicable Governmental Authority of the security interest of the Agent therein. At the reasonable request of the Agent, with respect to any Receivables relating to Government Contracts that are not Material Government Contracts, the validity, perfection or enforcement of the security interest of the Agent therein is subject to the Federal Assignment of Claims Act, 31 U.S.C. 3727, the Federal Assignment of Contracts Act, 41 U.S.C. 15 or any similar state or foreign statute, each Grantor shall deliver to the Agent all documentation necessary or desirable to ensure the validity, perfection and enforcement of the security interest of the Agent therein, including, without limitation, executed notices to the applicable Governmental Authority of the security interest of the Agent therein. With respect to any Receivables relating to Government Contracts, the validity, perfection or enforcement of the security interest of the Agent therein is subject to the Federal Assignment of Claims Act, 31 U.S.C. 3727, the Federal Assignment of Contracts Act, 41 U.S.C. 15 or any similar state or foreign statute, at the reasonable request of the Agent or upon the occurrence and during the continuance of an Event of Default, each Grantor shall (and each Grantor authorizes the Agent to take all such steps) take all steps necessary or desirable to ensure the validity, perfection and enforcement of the security interest of the Agent therein, including, without limitation, the giving of notice to the applicable Governmental Authority of the security interest of the Agent therein, the filing of an original of and true copies of this Agreement with the appropriate governmental offices and any sureties as required by applicable law and regulations and the obtaining of the consent of the applicable Governmental Authority to the assignment of payments thereunder to the Agent. Unless the Agent otherwise agrees in its sole discretion, commencing on the 60th day after the Closing Date (or such later date as the Agent may agree in its sole discretion), each Grantor shall cause all collections of, payments of and other Proceeds of Receivables relating to Government Contracts to be deposited in and held in Securities Accounts or Deposit Accounts subject to control agreements reasonably satisfactory to the Agent; provided that collections of, payments of and other Proceeds of Receivables relating to Government Contracts entered into prior to the Closing Date may be deposited in the Borrower’s account number 0005138684212 located at BB&T Bank or the Borrower’s account number 15374386 located at Citibank, N.A., if consistent, including with respect to the amount and type of such collections, payments or Proceeds, with the past practice of the Borrower, which such accounts the Agent acknowledges are not and will not be subject to control agreements unless otherwise required by Section 5.2; provided further that if the outstanding balance held in the Borrower’s account number 0005138684212 located at BB&T Bank or the Borrower’s account number 15374386 located at Citibank, N.A. exceeds $50,000, the Borrower shall promptly cause such outstanding balance to be transferred to a Securities Account or Deposit Account subject to a control agreement reasonably satisfactory to the Agent. Notwithstanding anything to the

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contrary contained herein, if any contract with any applicable Governmental Authority requires consent by or on behalf of such applicable Governmental Authority in order for any such Receivable to be included in the Collateral or for the Secured Parties to perfect their security interest thereon and/or obtain the full benefits of such security interest, such Grantor shall only be required to exercise commercially reasonably efforts to obtain such consent (and if such consent cannot be obtained after the exercise of such commercially reasonable efforts, no Grantor shall be in breach hereof).

5.11 Perfection. Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the security interests granted by this Agreement (including security interests in cash, Deposit Accounts, Securities Entitlements, Negotiable Documents, Securities Accounts, Commodity Contracts, Supporting Obligations, Letter of Credit Rights and Investment Property included in the Collateral) by any means other than by (i) filings pursuant to the UCC of the relevant State(s) or the District of Columbia or in the case of any Grantor not organized under the laws of the United States, the District of Columbia, (ii) filings in the United States Patent and Trademark Office or the United States Copyright Office, or successor office, that are necessary or advisable for the purpose of perfecting, confirming, enforcing, or protecting the security interests granted in certain Intellectual Property, (iii) entering into control agreements with respect to any Securities Entitlements, Securities Accounts and Deposit Accounts as required by Section 5.2(d), (iv) delivery to the Administrative Agent (or its bailee) to be held in its possession in the United States of all Collateral consisting of (A) each certificate representing any Pledged Equity Interests, together with an undated stock (or analagous) power, in form and substance reasonably satisfactory to the Agent, covering such certificate duly executed in blank and (B) Instruments (other than checks received in the ordinary course of business), Certificated Securities, Negotiable Documents and Tangible Chattel Paper as required by Section 5.2(a), (v) taking the actions required by Section 5.2(c) with respect to Uncertificated Securities, (vi) complying with the requirements of Section 5.2(e) with respect to Commodity Contracts, (vii) complying with the requirements of Section 5.10 and (viii) such means as are expressly contemplated by this Agreement (including, without limitation, Sections 4.10, 4.11 and 5.2(f).

SECTION 6. REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Receivables. (a) The Agent shall have the right annually (or, if an Event of Default has occurred and is continuing, at any time) to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Agent may require in connection with such test verifications. Annually (or, if an Event of Default has occurred and is continuing, at any time), upon the Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Agent to furnish to the Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) The Agent hereby authorizes each Grantor to collect such Grantor’s Receivables and each Grantor hereby agrees to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable and any Supporting Obligation, in each

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case, at its own expense consistent with its reasonable business judgment; provided, however, that the Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) be deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Agent if required, in a Collateral Account maintained under the sole dominion and control of the Agent, subject to withdrawal by the Agent for the account of the Secured Parties only as provided in Section 6.4, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) If an Event of Default has occurred and is continuing, at the Agent’s request, each Grantor shall deliver to the Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

6.2 Communications with Obligors; Grantors Remain Liable. (a) The Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) After the occurrence and during the continuance of an Event of Default, the Agent may at any time notify, or require any Grantor to so notify, the Account Debtor or counterparty on any Receivable of the security interest of the Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the Account Debtor or counterparty to make all payments under the Receivable directly to the Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Proceeds to be Turned Over To Agent. In addition to the rights of the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash,

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Cash Equivalents, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Agent, if required). All Proceeds received by the Agent hereunder shall be held by the Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.4.

6.4 Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Agent (acting with the consent of the Controlling Parties), or, if an Event of Default shall have occurred and be continuing, at any time at the Agent’s election, the Agent may (and, if directed by the Controlling Parties, shall), notwithstanding the provisions of Section 2.05 of the Credit Agreement, apply all or any part of the Collateral and/or net Proceeds thereof (after deducting fees and expenses as provided in Section 6.5) realized through the exercise by the Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations. The Agent shall apply any such Collateral or Proceeds thereof to be applied in the order specified in Section 8.03 of the Credit Agreement. In addition, with respect to any proceeds of Insurance received by the Agent, (x) if no Event of Default shall have occurred and be continuing, (i) such Insurance Proceeds shall be returned to the Grantors if permitted or required by the Credit Agreement or (ii) if not so permitted or required by the Credit Agreement, then such Insurance Proceeds shall be applied in accordance with this Section 6.4 and (y) if an Event of Default shall have occurred and be continuing, then such Insurance Proceeds shall be applied in accordance with this Section 6.4.

6.5 UCC and Other Remedies. (a) If an Event of Default shall occur and be continuing, the Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and its rights under any other applicable law or in equity. Without limiting the generality of the foregoing, if an Event of Default shall occur and be continuing, the Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party, on the internet or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Agent may store, repair or recondition any Collateral or otherwise prepare any Collateral for disposal in the manner and to the extent that the Agent deems appropriate. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such

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private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. For purposes of bidding and making settlement or payment of the purchase price for all or a portion of the Collateral sold at any such sale made in accordance with the UCC, the Agent shall be entitled to use and apply any of the Obligations, on a pro rata basis, as a credit on account of the purchase price for any Collateral payable by the Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Agent may sell the Collateral without giving any warranties as to the Collateral. The Agent may specifically disclaim or modify any warranties of title or the like. The foregoing will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Agent’s request, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Agent shall have the right to enter onto the property where any Collateral is located without any obligation to pay rent and take possession thereof with or without judicial process. The Agent shall have no obligation to marshal any of the Collateral.

(b) The Agent shall deduct from such Proceeds all reasonable out-of-pocket costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements. Any net Proceeds remaining after such deductions shall be applied or retained by the Agent in accordance with Section 6.4. Only after such application and after the payment by the Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a) of the UCC, need the Agent account for the surplus, if any, to any Grantor. If the Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Agent and applied to indebtedness of the purchaser in connection with such credit. In the event the purchaser fails to pay for the Collateral, the Agent may resell the Collateral and the applicable Grantor shall be credited with proceeds of the sale subject, to the previous sentence. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by it or them of any rights hereunder.

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(c) If an Event of Default shall occur and be continuing, in the event of any Disposition of any of the Intellectual Property, the goodwill of the business connected with and symbolized by any Trademarks subject to such Disposition shall be included, and the applicable Grantor shall supply the Agent or its designee with such Grantor’s know-how and expertise, and with documents and things embodying the same, relating to the exploitation of such Intellectual Property, including the manufacture, distribution, advertising and sale of products or the provision of services under such Intellectual Property, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property and to the manufacture, distribution, advertising and sale of such products and services.

(d) For the purpose of enabling Agent to exercise rights and remedies under this Section 6.5 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any Collateral) at such time as Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to Agent, for the benefit of the Secured Parties, the following rights that may be exercised by the Agent upon the occurrence of and during the continuation of an Event of Default: (i) an irrevocable, nonexclusive and assignable license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use, practice, license, sublicense, and otherwise exploit any and all Intellectual Property now owned or held or hereafter acquired or held by such Grantor (which license shall include access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof to the extent permitted by the terms of applicable licenses) and (ii) an irrevocable license (without payment of rent or other compensation to such Grantor) to use, operate and occupy all real property owned, operated, leased, subleased, or otherwise occupied by such Grantor.

6.6 Effect of Securities Laws. (a) Each Grantor recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Equity Interests or the Pledged Debt Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests or the Pledged Debt Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

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(b) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity Interests or the Pledged Debt Securities pursuant to this Section 6.6 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.6 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.6 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or a defense of payment.

6.7 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

SECTION 7. POWER OF ATTORNEY AND FURTHER ASSURANCES

7.1 Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable required to be included in the Collateral hereunder or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Agent may request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or purchase any insurance called for by the terms of the Loan Documents and pay all or any part of the premiums therefor and the costs thereof;

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(iv) execute, in connection with any sale provided for in Section 6.5 or 6.6, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark owned by such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Agent shall in its reasonable discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do; and

(vi) execute, in the name of such Grantor, any and all documents necessary to comply with Section 5.10 hereof;

provided, however, that nothing herein contained shall be construed as requiring or obligating the Agent or any other Secured Party to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Agent or any other Secured Party, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Agent or any other Secured Party with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of any Grantor or to any claim or action against the Agent or any other Secured Party. It is understood and agreed that the appointment of the Agent as the agent and attorney-in-fact of the Grantors for the purposes set forth above is coupled with an interest and is irrevocable. The provisions of this Section shall in no event relieve any Grantor of any of its obligations hereunder or under any other Loan Document with respect to the Collateral or any part thereof or impose any obligation on the Agent or any other Secured Party to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the

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Agent or any other Secured Party of any other or further right which it may have on the date of this Agreement or hereafter, whether hereunder, under any other Loan Document, by law or otherwise.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Agent agrees that, except as provided in Section 7.1(b), it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to promptly comply therewith.

(c) The reasonable out-of-pocket expenses of the Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Revolving Credit Loans that are Base Rate Loans under the Credit Agreement, from the date of payment by the Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Authorization of Financing Statements. Each Grantor acknowledges that pursuant to Section 9-509(b) of the UCC and any other applicable law, the Agent is authorized to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Agent under this Agreement to the extent provided herein. Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Collateral Documents or as “all assets” or “all personal property” of such Grantor, whether now owned or hereafter existing or acquired by such Grantor or such other description as the Agent, in its sole judgment, determines is necessary or advisable. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

7.3 Further Assurances. Each Grantor agrees that from time to time, at the expense of such Grantor, it shall promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable or that the Agent may reasonably request in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder in respect of any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i) file such financing or continuation statements, or amendments thereto, record security interests in Intellectual Property and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;

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(ii) take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in any United States Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or issued or in which an application for registration or issuance is pending, including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office and the various Secretaries of State. For the avoidance of doubt, no Grantor shall be required to take any action in order to perfect a security interest in Foreign Intellectual Property owned by such Grantor;

(iii) annually (or, if an Event of Default has occurred and is continuing, at any reasonable time), upon request by the Agent, assemble the Collateral and allow inspection of the Collateral by the Agent or persons designated by the Agent;

(iv) at the Agent’s reasonable request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Agent’s interest in all or any part of the Collateral; and

(v) furnish the Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Agent may reasonably request from time to time.

SECTION 8. THE AGENT

8.1 Authority of Agent. (a) Each Grantor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and the Grantors, the Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

(b) The Agent has been appointed to act as Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or

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refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided, that the Agent shall, after the termination of all Commitments, the expiration or termination of all Letters of Credit (other than Letters of Credit as to which arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made) and the payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted) under the Credit Agreement and the other Loan Documents (the “Discharge of Credit Agreement Obligations”), exercise, or refrain from exercising, any remedies provided for herein and otherwise act in accordance with the instructions of the holders of a majority (the “Majority Holders”) of the sum of (x) the aggregate settlement or termination amount (exclusive of expenses and similar payments but including any early termination payments then due) under all Secured Hedge Agreements and (y) all amounts payable under Secured Cash Management Agreements (exclusive of expenses and similar payments). For purposes of the foregoing sentence, the settlement or termination value for any hedge that has not been terminated or closed out at the time of the relevant determination shall be a termination, close-out unwind or equivalent value as calculated by the appropriate swap counterparties and reported to the Agent upon request or, if any such counterparty does not provide such calculation, such value as shall be determined by the Agent in its sole discretion; provided, that any Secured Hedge Agreement with a termination or close-out amount that is a negative number shall be disregarded for purposes of determining the Majority Holders. In furtherance of the foregoing provisions of this Section 8.1, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Agent for the benefit of the Secured Parties in accordance with the terms of this Section 8.1. The provisions of the Credit Agreement relating to the Agent, including, without limitation, the provisions relating to resignation or removal of the Agent and the powers and duties and immunities of the Agent, are incorporated herein by this reference and shall survive any termination of the Credit Agreement. Each Secured Party authorizes the Agent to credit bid all or any part of the Obligations held by it.

8.2 Duty of Agent. The Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Agent deals with similar property for its own account. Neither Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys or other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any

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such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from their own gross negligence or willful misconduct in breach of a duty owed to such Grantor.

8.3 Exculpation of the Agent. ii. The Agent shall not be responsible to any Secured Party for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any Collateral Document or the validity or perfection of any security interest or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Agent to the Secured Parties or by or on behalf of any Secured Party to the Agent or any Secured Party in connection with the Collateral Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall the Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Collateral Documents or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.

(a) Neither the Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Secured Parties for any action taken or omitted by the Agent under or in connection with any of the Collateral Documents, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from their own gross negligence or willful misconduct in breach of a duty owed to the Secured Parties. The Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the Collateral Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Agent shall have been instructed in respect thereof by the Controlling Parties and, upon such instruction, the Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such written instructions. Without prejudice to the generality of the foregoing, (i) the Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings, the Borrower and their Subsidiaries), accountants, experts and other professional advisors selected by it, and (ii) no Secured Party shall have any right of action whatsoever against the Agent as a result of the Agent acting or (where so instructed) refraining from acting hereunder or under any of the Collateral Documents in accordance with the Credit Agreement or in the limited circumstances specified in Section 8.1(b) hereof, the Majority Holders.

(b) Without limiting the indemnification provisions of the Credit Agreement, each of the Secured Parties not party to the Credit Agreement severally agrees to indemnify the Agent, to the extent that the Agent shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in

41

exercising its powers, rights and remedies or performing its duties hereunder or under the Collateral Documents or otherwise in its capacity as the Agent in any way relating to or arising out of this Agreement or the Collateral Documents; provided, that no such Secured Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from such Agent’s gross negligence or willful misconduct in breach of a duty owed to such Secured Party If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

(c) No direction given to the Agent which imposes, or purports to impose, upon the Agent any obligation not set forth in or arising under this Agreement or any Collateral Document accepted or entered into by the Agent shall be binding upon the Agent.

(d) Prior to the Discharge of Credit Agreement Obligations, the Agent may resign in accordance with Section 9.06 of the Credit Agreement. After the Agent’s resignation in accordance with Section 9.06 of the Credit Agreement, the provisions of Sections 8 hereof and the provisions of the Credit Agreement, if any, shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Upon the acceptance of any appointment as the Agent by a successor Agent in accordance with Section 9.06 of the Credit Agreement, the retiring Agent shall promptly transfer all Collateral within its possession or control to the possession or control of the successor Agent and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer the rights of the Agent in respect of the Collateral to the successor Agent. From and after the Discharge of Credit Agreement Obligations, the Majority Holders shall be entitled to appoint the successor Agent upon the resignation of the Agent and the provisions of the Credit Agreement relating to the Agent in its capacity as Administrative Agent, including, without limitation, the provisions relating to resignation or removal of the Administrative Agent and the powers and duties and immunities of the Administrative Agent are incorporated herein by this reference and shall survive any termination of the Credit Agreement.

8.4 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any Collateral Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article 8 shall apply to any of the Affiliates of the Agent, to any sub-agent of the Agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities in connection with the transactions contemplated hereby and by the other Collateral Documents as well as activities as the Agent. Notwithstanding anything herein to the contrary, each sub-agent appointed by the Agent or Affiliate of the Agent or Affiliate of such sub-agent, shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall

42

have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Secured Parties, and such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent or Affiliate acting in such capacity.

8.5 Secured Parties. No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations except to the extent expressly contemplated by this Agreement or the other Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Agent or any other Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless the Controlling Parties shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.

SECTION 9. MISCELLANEOUS

9.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.01 of the Credit Agreement. After the Discharge of Credit Agreement Obligations, the provisions of this Agreement may be waived, amended, supplemented or otherwise modified by a written instrument executed by each Grantor and the Majority Holders.

9.2 Notices. All notices, requests and demands to or upon the Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement; provided, that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 1.

9.3 No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one

43

occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4 Enforcement Expenses; Indemnification. (a) Each Grantor agrees to pay or reimburse each Secured Party for all its costs and expenses incurred in collecting against such Grantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, including, without limitation, the reasonable and documented fees and disbursements of counsel to each Secured Party and of counsel to the Agent.

(b) Each Grantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Grantor (including the Borrower) agrees to pay, and to save the Secured Parties (including all Indemnitees pursuant to Section 10.04(b) of the Credit Agreement who, by their acceptance of the benefits hereof, agree to be bound by this Agreement) harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to indemnify the Agent and the Lenders pursuant to Section 10.04(b) of the Credit Agreement (it being understood and agreed that the indemnification obligations set forth in this Section 9.4(c) shall apply to the Secured Parties to the same extent that they apply to the Agent and the Lenders under Section 10.04(b) of the Credit Agreement).

(d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement, the other Loan Documents and all Secured Hedge Agreements and Secured Cash Management Agreements.

9.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void.

9.6 Secured Parties. By accepting the benefits of this Agreement and the Collateral, each of the Secured Parties agrees to be bound by the terms of the Collateral Documents and Article IX of the Credit Agreement (which Article IX shall be incorporated by reference herein). This Section 9.18 shall survive any termination of the Credit Agreement.

9.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts

44

taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “.pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

9.8 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.9 Section Headings. The Section and headings and Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10 Integration/Conflict. This Agreement and the other Loan Documents represent the entire agreement of the Grantors, the Agent and the other Secured Parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by any Agent or any other Secured Party relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the case of any Collateral “located” outside the United States (including any Equity Interests of an Issuer organized under a jurisdiction other than the United States or any state or other locality thereof), in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any applicable Foreign Security Document which cannot be resolved by both provisions being complied with, the provisions contained in such Foreign Security Document shall govern to the extent of such conflict with respect to such Collateral.

9.11 GOVERNING LAW. THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

9.12 Submission to Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents (whether sounding in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect

45

thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Grantor or any of its assets in the courts of any jurisdiction;

(d) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(e) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Agent shall have been notified pursuant thereto;

(f) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(g) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

9.13 Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party; and

(b) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

9.14 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.10(c) of the Credit Agreement shall become a Grantor and Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.

9.15 Releases. (a) At such time as there has been a Discharge of the Obligations, the Collateral shall be automatically released from the Liens created hereby, and

46

this Agreement and all obligations (other than those expressly stated to survive such termination) of the Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Agent shall deliver to such Grantor any Collateral held by the Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be Disposed of by any Grantor in a transaction permitted by the Credit Agreement, then (i) the Liens created hereby on such Collateral shall automatically be released and (ii) the Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all or a portion of the Equity Interests of such Subsidiary Guarantor shall be Disposed of in a transaction permitted by the Credit Agreement such that such Subsidiary Guarantor is no longer a Subsidiary of the Borrower or otherwise becomes an Excluded Subsidiary.

(c) Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

9.16 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES IT JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

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9.17 No Fiduciary Duty. Section 10.16 of the Credit Agreement is incorporated herein, mutatis, mutandis (to apply to this Agreement rather than to the Credit Agreement).

48

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

ENGILITY CORPORATION

By:
Name:
Title:

ENGILITY HOLDINGS, INC.

By:
Name:
Title:

INTERNATIONAL RESOURCES GROUP LTD.

By:
Name:
Title:

AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXECUTION VERSION

Schedule 1

NOTICE ADDRESSES OF GRANTORS

Schedule 1 - 1

Schedule 2

DESCRIPTION OF PLEDGED INVESTMENT PROPERTY

Pledged Stock:

Grantor	Issuer	Issuer’s Jurisdiction Under New York UCC Section 9-305(a)(2)	Class of Stock	Stock Certificate No.	Percentage of Outstanding Shares	No. or % of Shares Owned

Pledged Notes:

Grantor	Issuer	Payee	Principal Amount

Schedule 2 - 1

Pledged Debt Securities:

Grantor	Issuer	Issuer’s Jurisdiction Under New York UCC Section 9-305(a)(2)	Payee	Principal Amount

Securities Accounts:

Grantor	Issuer of Financial Asset	Description of Financial Asset	Securities Intermediary (Name and Address)	Securities Account (Number and Location)	Securities Intermediary’s Jurisdiction Under New York UCC Section 9-305(a)(3)

Commodity Contracts:

Grantor	Description of Commodity Contract	Commodity Intermediary (Name and Address)	Commodity Account (Number and Location)	Commodity Intermediary’s Jurisdiction Under New York UCC Section 9-305(a)(4)

Schedule 2 - 2

Pledged Partnership Interests:

Grantor	Issuer	Type of Partnership Interest (e.g., General or Limited)	Certificated (Y/N)	Certificate No. (if any)	% of Outstanding Partnership Interests of the Partnership

Pledged LLC Interests:

Grantor	Issuer	Certificated (Y/N)	Certificate No. (if any)	No. or % of Pledged Units	% of Outstanding LLC Interests of the Issuer

Schedule 2 - 3

Other Pledged Equity Interests:

Grantor	Issuer	Class of Interests	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units/% of Outstanding Interests of the Issuer

Deposit Accounts:

Grantor	Name of Depositary Bank	Account Number	Account Name

Commodities Accounts:

Grantor	Description of Commodity Contract	Commodity Intermediary (Name and Address)	Commodity Account (Number and Location)	Commodity Intermediary’s Jurisdiction Under New York UCC Section 9-305(a)(4)

Schedule 2 - 4

Schedule 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

Copyright, Patent and Trademark Filings

Actions with respect to Investment Property

Other Actions

Schedule 3 - 1

Schedule 4

EXACT LEGAL NAME, JURISDICTION OF ORGANIZATION, LOCATION OF CHIEF EXECUTIVE OFFICE OR SOLE PLACE OF BUSINESS (IF APPLICABLE) AND ORGANIZATIONAL ID

Exact Legal Name of Grantor	Jurisdiction of Organization	Organizational I.D.	Chief Executive Office or Sole Place of Business

Schedule 4 - 1

Schedule 5

LOCATION OF INVENTORY AND EQUIPMENT

Grantor	Locations

Schedule 5 - 1

Schedule 6

COPYRIGHTS

PATENTS

Borrower/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

TRADEMARKS

Borrower/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

INTELLECTUAL PROPERTY LICENSES

Schedule 6 - 1

Schedule 7

LETTER OF CREDIT RIGHTS

Schedule 8

COMMERCIAL TORT CLAIMS

EXHIBIT A

TO GUARANTEE AND COLLATERAL AGREEMENT

[INSERT INTO LLC/PARTNERSHIP AGREEMENT]

Section         . Pledgee’s Rights

Section [        ]. Notwithstanding anything contained herein to the contrary, each [Member/Partner] shall be permitted to pledge or hypothecate any or all of its [Units/Partnership Interests], including all interests, economic rights, control rights and status rights as a [Member/Partner], to any lender to the Company or an affiliate of the Company or any agent acting on such lender’s behalf, and any transfer of such [Units/Partnership Interests] pursuant to any such lender’s (or agent’s) exercise of remedies in connection with any such pledge or hypothecation shall be permitted under this Agreement with no further action or approval required hereunder. Notwithstanding anything contained herein to the contrary, upon a default under the financing giving rise to any pledge or hypothecation of [Units/Partnership Interests], the lender (or agent) shall have the right, as set forth in the applicable pledge or hypothecation agreement, and without further approval of any [Member/Partner] and without becoming a [Member/Partner], to exercise the membership/partnerships voting rights of the [Member/Partner] granting such pledge or hypothecation. Notwithstanding anything contained herein to the contrary, and without complying with any other procedures set forth in this Agreement, upon the exercise of remedies in connection with a pledge or hypothecation, (a) the lender (or agent) or transferee of such lender (or agent), as the case may be, shall become a [Member/Partner] under this Agreement and shall succeed to all of the rights and powers, including the right to participate in the management of the business and affairs of the [Company/Partnership], and shall be bound by all of the obligations, of a [Member/Partner] under this Agreement without taking any further action on the part of such lender (or agent) or transferee, as the case may be, and (b) following such exercise of remedies, the pledging [Member/Partner] shall cease to be a [Member/Partner] and shall have no further rights or powers under this Agreement. The execution and delivery of this Agreement by a [Member/Partner] shall constitute any necessary approval of such [Member/Partner] under the [Limited Liability Company/Partnership] Act to the foregoing provisions of this Section         . This Section          may not be amended or modified so long as any of the [Units/Partnership Interests] is subject to a pledge or hypothecation without the pledgee’s (or the Transferee of such pledgee’s) prior written consent. Each recipient of a pledge or hypothecation of the [Units/Partnership Interests] shall be a third party beneficiary of the provisions of this Section         .

Exhibit A - 1

EXHIBIT B

TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF UNCERTIFICATED SECURITIES CONTROL AGREEMENT

This UNCERTIFICATED SECURITIES CONTROL AGREEMENT (as amended, supplemented or otherwise modified from time to time, the “Control Agreement”) dated as of                  ,         , is made by and among                     , a                      corporation (the “Grantor”), BANK OF AMERICA, N.A., as Administrative Agent (in such capacity and together with its successors and assigns in such capacity, the “Agent”) for the Secured Parties (as defined in the Guarantee and Collateral Agreement referred to below), and                     , a                      (the “Issuer”).

WHEREAS, the Grantor has granted to the Agent for the benefit of the Secured Parties a security interest in the uncertificated securities of the Issuer owned by the Grantor from time to time (collectively, the “Pledged Securities”), and all additions thereto and substitutions and proceeds thereof (collectively, with the Pledged Securities, the “Collateral”) pursuant to a Guarantee and Collateral Agreement, dated as of July 17, 2012 (as amended, restated, supplemented, or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), among the Grantor and the other persons party thereto as grantors in favor of the Agent.

WHEREAS, the following terms which are defined in Articles 8 and 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof (the “UCC”) are used herein as so defined: Adverse Claim, Control, Instruction, Proceeds and Uncertificated Security.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Notice of Security Interest. The Grantor, the Agent and the Issuer are entering into this Control Agreement to perfect, and to confirm the priority of, the Agent’s security interest in the Collateral. The Issuer acknowledges that this Control Agreement constitutes written notification to the Issuer of the Agent’s security interest in the Collateral. The Issuer agrees to promptly make all necessary entries or notations in its books and records to reflect the Agent’s security interest in the Collateral and, upon request by the Agent, to register the Agent as the registered owner of any or all of the Pledged Securities. The Issuer acknowledges that the Agent has control over the Collateral.

SECTION 2. Collateral. The Issuer hereby represents and warrants to, and agrees with the Grantor and the Agent that, (i) the pledge by the Grantor of, and the granting by the Grantor of a security interest in, the Pledged Securities to the Agent, for the benefit of the Secured Parties, does not violate the charter, by-laws or any other Organization Document governing the Issuer or the Pledged Securities, (ii) the Pledged Securities are uncertificated securities, (iii) the issuer’s jurisdiction is, and during the term of this Control Agreement shall remain, the State of [                    ], (iv) Schedule 1 contains a true and complete description of the Pledged Securities as of the date hereof and (v) except for the claims and interests of the Agent and the Grantor in the Collateral, the Issuer does not know of any claim to or security interest or other interest in the Collateral.

Exhibit B - 1

SECTION 3. Control. The Issuer hereby agrees, upon written direction from the Agent and without further consent from the Grantor, (a) to comply with all instructions and directions of any kind originated by the Agent concerning the Collateral, to liquidate or otherwise dispose of the Collateral as and to the extent directed by the Agent and to pay over to the Agent all proceeds without any setoff or deduction, and (b) except as otherwise directed by the Agent, not to comply with the instructions or directions of any kind originated by the Grantor or any other person.

SECTION 4. Other Agreements. The Issuer shall notify promptly the Agent and the Grantor if any other person asserts any lien, encumbrance, claim (including any adverse claim) or security interest in or against any of the Collateral. In the event of any conflict between the provisions of this Control Agreement and any other agreement governing the Pledged Securities or the Collateral, the provisions of this Control Agreement shall control.

SECTION 5. Protection of Issuer. The Issuer may rely and shall be protected in acting upon any notice, instruction or other communication that it reasonably believes to be genuine and authorized.

SECTION 6. Termination. This Control Agreement shall terminate automatically upon receipt by the Issuer of written notice executed by the Agent that (i) the Discharge of Credit Agreement Obligations has occurred, or (ii) all of the Collateral has been released, whichever is sooner, and the Issuer shall thereafter be relieved of all duties and obligations hereunder.

SECTION 7. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, to the Grantor’s and the Agent’s addresses as set forth in the Guarantee and Collateral Agreement, and to the Issuer’s address as set forth below, or to such other address as any party may give to the others in writing for such purpose:

[Name of Issuer]
[Address of Issuer]

Attention:

Telephone:	( ) -

Telecopy:	( ) -

SECTION 8. Amendments in Writing. None of the terms or provisions of this Control Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the parties hereto.

SECTION 9. Entire Agreement. This Control Agreement and the Guarantee and Collateral Agreement of the parties hereto with respect to the subject matter hereof and thereof

Exhibit B - 2

and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by any Agent relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein.

SECTION 10. Execution in Counterparts. This Control Agreement may be executed by one or more of the parties to this Control Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Control Agreement by facsimile or other electronic transmission (e.g., “.pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 11. Successors and Assigns. This Control Agreement shall be binding upon the successors and assigns of each of the parties hereto and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that neither the Grantor nor the Issuer may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void.

SECTION 12. Severability. In the event any one or more of the provisions contained in this Control Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 13. Section Headings. The Section headings used in this Control Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 14. Submission to Jurisdiction; Waivers. Each of the Grantor and the Issuer hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Control Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

Exhibit B - 3

(c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Control Agreement shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Control Agreement or any other Loan Document against the Grantor or any of its assets in the courts of any jurisdiction;

(d) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(e) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Grantor at its address referred to in Section 7 or at such other address of which the Agent shall have been notified pursuant thereto;

(f) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(g) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

SECTION 15. Governing Law and Jurisdiction. This Control Agreement has been delivered to and accepted by the Agent and will be deemed to be made in the State of New York. THIS CONTROL AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS CONTROL AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

SECTION 16. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

Exhibit B - 4

ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CONTROL AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES IT JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Exhibit B - 5

IN WITNESS WHEREOF, each of the undersigned has caused this Control Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[NAME OF ISSUER]

By:
Name:
Title:

Exhibit B - 6

EXHIBIT C-1

TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of July 17, 2012 (this “Agreement”), is made by each of the signatories hereto (each a “Grantor” and collectively, the “Grantors”) in favor of Bank of America, N.A., as Administrative Agent for the Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, pursuant to that certain Credit Agreement dated as of July 17, 2012, among Engility Holdings, Inc., Engility Corporation (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Lenders and the L/C Issuer have severally agreed to make their respective extensions of credit to the Borrower upon the terms and conditions set forth therein;

WHEREAS, as a condition precedent to the obligation of the Lenders and the L/C Issuer to make their respective extensions of credit to the Borrower under the Credit Agreement, the Grantors entered into a Guarantee and Collateral Agreement dated as of July 17, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), among each of the Grantors from time to time party thereto and the Agent, pursuant to which each of the Grantors granted to the Agent, for the benefit of the Secured Parties, a security interest in the Copyright Collateral (as defined below); and

WHEREAS, pursuant to the Guarantee and Collateral Agreement, each Grantor agreed to execute and deliver this Agreement, in order to record the security interest granted to the Agent for the benefit of the Secured Parties with the United States Copyright Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Agent as follows:

SECTION 1.	Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Guarantee and Collateral Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

SECTION 2.	Grant of Security Interest

Each Grantor hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the

Exhibit C-1 - 1

future may acquire any right, title or interest (collectively, the “Copyright Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all works of authorship and all intellectual property rights therein, all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and databases, all designs (including but not limited to all industrial designs, “Protected Designs” within the meaning of 17 U.S.C. 1301 et. seq. and Community designs), and all “Mask Works” (as defined in 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof including, without limitation, the registrations and applications listed on Schedule A attached hereto, (ii) all extensions, renewals, and restorations thereof, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world (collectively “Copyrights”); and

(b) all agreements, licenses and covenants pursuant to which such Grantor has been granted exclusive rights in any registered Copyrights or has otherwise been granted or has granted a covenant not to sue for infringement or other violation of any registered Copyrights, including, without limitation, each agreement listed on Schedule A attached hereto.

SECTION 3.	Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Guarantee and Collateral Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

SECTION 4.	Governing Law

THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

Exhibit C-1 - 2

SECTION 5.	Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

Exhibit C-1 - 3

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[GRANTORS]

By:
Name:
Title:

Exhibit C-1 - 4

Accepted and Agreed:

Bank of America, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit C-1 - 5

SCHEDULE A

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS

Title	Registration No.	Registration Date

COPYRIGHT APPLICATIONS

Title	Application / Case No.	Filing Date

EXCLUSIVE COPYRIGHT LICENSES

Description of Copyright License	Name of Licensor	Registration Number of underlying Copyright

Exhibit C-1 - 6

EXHIBIT C-2

TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of July 17, 2012 (this “Agreement”), is made by each of the signatories hereto (each a “Grantor” and collectively, the “Grantors”) in favor of Bank of America, N.A., as Administrative Agent for the Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, pursuant to that certain Credit Agreement dated as of July 17, 2012, among Engility Holdings, Inc., Engility Corporation (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Lenders and the L/C Issuer have severally agreed to make their respective extensions of credit to the Borrower upon the terms and conditions set forth therein;

WHEREAS, as a condition precedent to the obligation of the Lenders and the L/C Issuer to make their respective extensions of credit to the Borrower under the Credit Agreement, the Grantors entered into a Guarantee and Collateral Agreement dated as of July 17, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), among each of the Grantors from time to time party thereto and the Agent, pursuant to which each of the Grantors granted to the Agent, for the benefit of the Secured Parties, a security interest in the Patent Collateral (as defined below); and

WHEREAS, pursuant to the Guarantee and Collateral Agreement, each Grantor agreed to execute and deliver this Agreement, in order to record the security interest granted to the Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Agent as follows:

SECTION 1.	Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Guarantee and Collateral Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

SECTION 2.	Grant of Security Interest

Each Grantor grants to the Agent, for the benefit of the Secured Parties, a security interest in all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future

Exhibit C-2 - 1

may acquire any right, title or interest (collectively, the “Patent Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

all patentable inventions and designs, all United States, foreign, and multinational patents, certificates of invention, and similar industrial property rights, and applications for any of the foregoing, including, without limitation, (i) each patent and patent application listed on Schedule A attached hereto (ii) all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all inventions and improvements described and claimed therein, (iv) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (vi) all other rights accruing thereunder or pertaining thereto throughout the world.

SECTION 3.	Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Guarantee and Collateral Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

SECTION 4.	Governing Law

THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

Exhibit C-2 - 2

SECTION 5.	Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

Exhibit C-2 - 3

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[GRANTORS]

By:
Name:
Title:

Exhibit C-2 - 4

Accepted and Agreed:

Bank of America, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit C-2 - 5

SCHEDULE A

to

PATENT SECURITY AGREEMENT

PATENTS AND PATENT APPLICATIONS

Title	Application No.	Filing Date	Patent No.	Issue Date

Exhibit C-2 - 6

EXHIBIT C-3

TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of July 17, 2012 (this “Agreement”), is made by each of the signatories hereto (each a “Grantor” and collectively, the “Grantors”) in favor of Bank of America, N.A., as Administrative Agent for the Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, pursuant to that certain Credit Agreement dated as of July 17, 2012, among Engility Holdings, Inc., Engility Corporation (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Lenders and the L/C Issuer have severally agreed to make their respective extensions of credit to the Borrower upon the terms and conditions set forth therein;

WHEREAS, as a condition precedent to the obligation of the Lenders and the L/C Issuer to make their respective extensions of credit to the Borrower under the Credit Agreement, the Grantors entered into a Guarantee and Collateral Agreement dated as of July 17, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), among each of the Grantors from time to time party thereto and the Agent, pursuant to which each of the Grantors granted to the Agent, for the benefit of the Secured Parties, a security interest in the Trademark Collateral (as defined below); and

WHEREAS, pursuant to the Guarantee and Collateral Agreement, each Grantor agreed to execute and deliver this Agreement, in order to record the security interest granted to the Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Agent as follows:

SECTION 1.	Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Guarantee and Collateral Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

Exhibit C-3 - 1

SECTION 2.	Grant of Security Interest in Trademark Collateral

SECTION 2.1 Grant of Security. Each Grantor hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Trademark Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

all domestic, foreign and multinational trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, Internet domain names, other indicia of origin or source identification, and general intangibles of a like nature, whether registered or unregistered, and, with respect to any and all of the foregoing, (i) all registrations and applications for registration thereof including, without limitation, the registrations and applications listed on Schedule A attached hereto, (ii) all extensions and renewals thereof, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution, or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

SECTION 2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted under Section 2.1 hereof attach to any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

SECTION 3.	Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Guarantee and Collateral Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

SECTION 4.	Governing Law

THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES

Exhibit C-3 - 2

THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

SECTION 5.	Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

Exhibit C-3 - 3

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[GRANTORS]

By:
Name:
Title:

Exhibit C-3 - 4

Accepted and Agreed:

Bank of America, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit C-3 - 5

SCHEDULE A

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND APPLICATIONS

Mark	Serial No.	Filing Date	Registration No.	Registration Date

Exhibit C-3 - 6

ANNEX I

TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT, dated as of [                    ] (this “Assumption”), is made by [NAME OF ADDITIONAL GRANTOR], [JURISDICTION OF ORGANIZATION AND ENTITY TYPE] (the “Additional Grantor”), in favor of BANK OF AMERICA, N.A., as Administrative Agent (in such capacity and together with its successors and assigns in such capacity, the “Agent”), for the benefit of (i) the banks and other financial institutions and entities party to the Credit Agreement (as defined below) and (ii) the other Secured Parties (as defined in the Guarantee and Collateral Agreement (as defined below)). All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement.

WHEREAS, Engility Holdings, Inc., Engility Corporation (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, have entered into a Credit Agreement dated as of July 17, 2012 (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement dated as of July 17, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Agent, for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Guarantor and Grantor thereunder with the same force and effect as if originally named therein as a Guarantor and Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor and Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules                      26 to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

[26]	Refer to each Schedule which needs to be supplemented.

Annex I - 1

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

3. Successors and Assigns. This Assumption Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Additional Grantor may not assign, transfer or delegate any of its rights or obligations under this Assumption Agreement without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void.

Annex I - 2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

ADDITIONAL GRANTOR:

[NAME]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Annex I - 3

Annex I-A

to Assumption Agreement

Schedule [    ]

Schedule [    ]

Schedule [    ]

Annex I - 4

EXHIBIT G

FORM OF

SIMPSON, THACHER & BARTLETT LLP OPINION

See attached.

July 17, 2012

Bank of America, N.A., as Administrative Agent (the “Administrative Agent”),

Swing Line Lender, and L/C Issuer under the

Credit Agreement, as hereinafter defined

and

The Lenders listed on Schedule I hereto

Re:	Credit Agreement dated as of July 17, 2012 (the “Credit Agreement”) among Engility Holdings, Inc., a Delaware corporation (“Holdings”), Engility Corporation, a Delaware corporation (the “Borrower”), the lending institutions identified in the Credit Agreement (the “Lenders”) and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer

Ladies and Gentlemen:

We have acted as counsel to the Borrower, Holdings (the “Guarantor”) and the subsidiary of the Borrower named on Schedule II attached hereto (the “Subsidiary Guarantor”; the Borrower, the Guarantor and the Subsidiary Guarantor being referred to herein collectively as the “Credit Parties”) in connection with the preparation, execution and delivery of the following documents:

(i)	the Credit Agreement;

(ii)	the Notes delivered to the Lenders on the date hereof;

(iii)	the Guarantee and Collateral Agreement;

BANK OF AMERICA, N.A.	JULY 17, 2012

(iv)	the Patent Security Agreement dated as of July 17, 2012 made by the Borrower in favor of the Administrative Agent; and

(v)	the Trademark Security Agreement dated as of July 17, 2012 made by the Borrower and the Subsidiary Guarantor in favor of the Administrative Agent.

The documents described in the foregoing clauses (i) through (v) are collectively referred to herein as the “Credit Documents,” and the documents described in the foregoing clauses (iii) through (v) are collectively referred to herein as the “Security Documents.” Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. This opinion letter is furnished to you pursuant to Section 4.01(a)(v) of the Credit Agreement.

We have examined the following:

(i)	the Credit Agreement, signed by each Credit Party that is a party thereto, by the Administrative Agent, by the Swing Line Lender, by the L/C Issuer and by the Lenders;

(ii)	each other Credit Document, signed by each Credit Party that is a party thereto;

(iii)	forms of the Notes to be delivered after the date hereof; and

(iv)	unfiled copies of the financing statements listed on Schedule III hereto (the “Delaware Financing Statements”), naming the Credit Parties indicated on such Schedule III as debtors and the Administrative Agent as secured party, which we understand will be filed in the Office of the Secretary of State of the State of Delaware (the “Delaware Filing Office”).

In addition, we have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing, and upon originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Credit Parties, and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. In addition, we have relied as to certain matters of fact upon the representations made in the Credit Documents.

BANK OF AMERICA, N.A.	JULY 17, 2012

In addition, we have assumed that (1) the Credit Parties have rights in the Collateral (as defined in the Guarantee and Collateral Agreement) existing on the date hereof and will have rights in property that becomes Collateral after the date hereof and, (2) “value” (as defined in Section 1-201(44) of the Uniform Commercial Code as in effect in the State of New York (the “New York UCC”)) has been given by the Lenders to the Credit Parties for the security interests and other rights in the Collateral.

In rendering the opinion set forth in paragraph 4 below with respect to the Notes, we have assumed that at the time of any execution and delivery of Notes after the date hereof, the board of directors of the Borrower (or any committee thereof acting pursuant to authority properly delegated to such committee by such board of directors) has not taken any action to rescind or otherwise reduce the prior authorization of the issuance of such Notes.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. Each of the Credit Parties (a) is validly existing and in good standing as a corporation under the law of the State of Delaware, (b) has the corporate power and authority to execute and deliver each of the Credit Documents to which it is a party, and to borrow and perform its obligations thereunder and to grant the security interests to be granted by it pursuant to the Security Documents and (c) has duly authorized, executed and delivered each Credit Document to which it is a party.

2. The execution and delivery by any Credit Party of the Credit Documents to which it is a party, its borrowings in accordance with the terms of the Credit Documents, the performance of its payment obligations thereunder and the granting of the security interests to be granted by it pursuant to the Security Documents (a) will not result in any violation of (1) the certificate of incorporation or by-laws of such Credit Party or (2) assuming that proceeds of borrowings will be used in accordance with the terms of the Credit Agreement, any federal or New York statute or the Delaware General Corporation Law or any rule or regulation issued pursuant to any federal or New York statute or the Delaware General Corporation Law or any order known to us issued by any court or governmental agency or body and (b) will not breach or result in a default under any of the agreements identified on Schedule IV hereto.

BANK OF AMERICA, N.A.	JULY 17, 2012

3. No consent, approval, authorization, order, filing, registration or qualification of or with any federal or New York governmental agency or body or any Delaware governmental agency or body acting pursuant to the Delaware General Corporation Law is required for the execution and delivery by any Credit Party of the Credit Documents to which it is a party, the borrowings by any Credit Party in accordance with the terms of the Credit Documents, the performance by any Credit Party of its payment obligations under the Credit Documents to which it is a party or the granting of any security interests under the Security Documents, except filings required for the perfection of security interests granted pursuant to the Security Documents and consents, waivers, approvals, filings and registrations described on Schedule 5.03 to the Credit Agreement, all of which have been obtained, filed or made and, to our knowledge, remain in full force and effect.

4. Assuming that each of the Credit Documents is a valid and legally binding obligation of each of the parties thereto (other than the Credit Parties) and assuming that (a) execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party do not violate the laws of any applicable laws (excepting the federal laws of the United States, the law of the State of New York, and the Delaware General Corporation Law) and (b) execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party do not constitute a breach of or default under any agreement or instrument which is binding upon such Credit Party (except that we do not make the assumption in the foregoing clause with respect to the agreements that are the subject of clause (b) of opinion paragraph 2 of this opinion letter), each Credit Document constitutes and each Note delivered to a Lender after the date hereof, assuming the due execution and delivery by the Credit Party that is the maker of such Note, will constitute the valid and legally binding obligation of each Credit Party that is a party thereto, enforceable against such Credit Party in accordance with its terms.

5. To our knowledge there is no action, suit or proceeding now pending before or by any court, arbitrator or governmental agency, body or official to which any Credit Party is a party or to which the business, assets or property of any Credit Party is subject, and no such action, suit or proceeding is threatened to which any Credit Party would be a party or to which the business, assets or property of any Credit Party would be subject, that in either case questions the validity of the Credit Documents.

6. No Credit Party is an “investment company” within the meaning of, and subject to regulation under, the Investment Company Act of 1940, as amended.

BANK OF AMERICA, N.A.	JULY 17, 2012

7. Assuming that the Borrower will comply with the provisions of the Credit Agreement relating to the use of proceeds, the execution and delivery of the Credit Agreement by the Borrower and each other Credit Party entitled to borrow under the Credit Agreement and the making of the Loans under the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8. Each of the Security Documents creates in favor of the Administrative Agent for the benefit of the Secured Parties a security interest in the Collateral described therein in which a security interest may be created under Article 9 of the New York UCC (the “Security Agreement Article 9 Collateral”).

9. The Guarantee and Collateral Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a security interest under the New York UCC in the investment property identified on Schedule 2 to the Guarantee and Collateral Agreement (the “Pledged Securities”).

10. The Administrative Agent will have a perfected security interest in the Pledged Securities for the benefit of the Secured Parties under the New York UCC upon delivery to the Administrative Agent for the benefit of the Secured Parties in the State of New York of the certificates representing the Pledged Securities in registered form, indorsed in blank by an effective indorsement or accompanied by undated stock powers with respect thereto duly indorsed in blank by an effective indorsement. Assuming neither the Administrative Agent nor any of the Secured Parties has notice of any adverse claim to the Pledged Securities, the Administrative Agent will acquire the security interest in the Pledged Securities for the benefit of the Secured Parties free of any adverse claim.

11. The Administrative Agent will have a perfected security interest for the benefit of the Secured Parties in that portion of the Collateral constituting the U.S. patent registrations and trademark registrations of the Credit Parties listed, and correctly identified, on Schedule 6 to the Guarantee and Collateral Agreement, upon (a) the filing of UCC financing statements under the laws of the jurisdiction in which each such Credit Party is located (as determined in accordance with Section 9-307 of the New York UCC), and (b) the timely filing and recording of the Patent Security Agreement and the Trademark Security Agreement, including Schedule A to each thereof, in the United States Patent and Trademark Office in the manner specified by such office and in accordance with its rules and regulations.

Although we express no opinion as to the law of the State of Delaware (other than the Delaware General Corporation Law), we have reviewed Article 9 of the Uniform Commercial Code in effect in the State of Delaware as set forth in the Commerce Clearing House, Inc.

BANK OF AMERICA, N.A.	JULY 17, 2012

Secured Transactions Guide as supplemented through July 3, 2012 (the “Delaware UCC”) and, based solely on such review, we advise you that (a) the Delaware Financing Statements are in appropriate form for filing in the Delaware Filing Office and (b) upon the filing of the Delaware Financing Statements in the Delaware Filing Office, the Administrative Agent will have a perfected security interest for the benefit of the Secured Parties in that portion of the Security Agreement Article 9 Collateral in which a security interest is perfected by filing a financing statement in the Delaware Filing Office.

Our opinions in paragraphs 4, 8, and 9 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. Our opinion in paragraph 4 above also is subject to the qualification that certain provisions of the Security Documents may not be enforceable in whole or in part, although the inclusion of such provisions does not render the Security Documents invalid, and the Security Documents and the law of the State of New York contain adequate remedial provisions for the practical realization of the rights and benefits afforded thereby.

Our opinions in paragraphs 8 and 9 and our advice in the second preceding paragraph above, are limited to Article 9 of the New York UCC or the Delaware UCC, as the case may be, and our opinion in paragraph 10 is limited to Articles 8 and 9 of the New York UCC, and, therefore, those opinion and advice paragraphs do not address collateral of a type not subject to Article 8 or 9, as the case may be, of the New York UCC or the Delaware UCC. In addition we express no opinion as to what law governs perfection of the security interests granted in the collateral covered by this opinion letter.

We express no opinion and render no advice with respect to:

(ii) perfection of any security interest in (1) any collateral of a type represented by a certificate of title, (2) any proceeds and (3) any collateral consisting of money or Cash Equivalents;

BANK OF AMERICA, N.A.	JULY 17, 2012

(iii) perfection of any security interest the priority of which is subject to Section 9-334 of the New York UCC;

(iv) except to the extent expressed in opinion paragraph 10, the priority of any security interest;

(v) the effect of Section 552 of the Bankruptcy Code (11 U.S.C. Section 552) (relating to property acquired by a pledgor after the commencement of a case under the United States Bankruptcy Code with respect to such pledgor) and Section 506(c) of the Bankruptcy Code (11 U.S.C. Section 506(c)) (relating to certain costs and expenses of a trustee in preserving or disposing of collateral);

(vi) the effect of any provision of the Credit Documents that is intended to establish any standard other than a standard set forth in the New York UCC as the measure of the performance by any party thereto of such party’s obligations of good faith, diligence, reasonableness or care or of the fulfillment of the duties imposed on any secured party with respect to the maintenance, disposition or redemption of collateral, accounting for surplus proceeds of collateral or accepting collateral in discharge of liabilities;

(vii) the effect of any provision of the Credit Documents that is intended to permit modification thereof only by means of an agreement in writing signed by the parties thereto;

(viii) the effect of any provision of the Credit Documents insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

(ix) the effect of any provision of the Credit Documents imposing penalties or forfeitures;

(x) the enforceability of any provision of the Credit Documents to the extent that such provision constitutes a waiver of illegality as a defense to the performance of contract obligations; and

(xi) the effect of any provision of the Credit Documents relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.

In connection with the provisions of the Credit Documents whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State and County of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Credit Documents that

BANK OF AMERICA, N.A.	JULY 17, 2012

relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States district court has discretion to transfer an action from one federal court to another.

We do not express any opinion herein concerning any law other than the federal law of the United States, the law of the State of New York and the Delaware General Corporation Law.

This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent, except that this opinion letter may be furnished to but may not be relied upon by (i) any purchaser (or potential purchaser) of an interest in or a participation in the Commitments or Loans, (ii) the independent auditors and attorneys of the addressees hereof on the basis that they make no further disclosure, (iii) governmental entities or other regulatory authorities having jurisdiction over the Lenders which require the Lenders to furnish this opinion letter and (iv) Persons involved in a legal proceeding relating to the Commitments or Loans.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

THE LENDERS

Bank of America, N.A.

Barclays Bank PLC

Credit Agricole Corporate & Investment Bank

Regions Bank

Suntrust Bank

Capital One, N.A.

Sumitomo Mitsui Banking Corporation

Manufacturers and Traders Trust Company

PNC Bank, National Association

The Bank of Nova Scotia

California First National Bank

SCHEDULE II

SUBSIDIARY GUARANTOR

International Resources Group Ltd., a Delaware corporation

SCHEDULE III

DELAWARE FINANCING STATEMENTS

The following financing statements on form UCC-1, naming the Person listed below as debtor and the Administrative Agent as secured party for the benefit of the Secured Parties, to be filed in the offices listed opposite the name of such party:

Debtor	Filing Office

Engility Holdings, Inc.	Office of the Secretary of State of the State of Delaware

Engility Corporation	Office of the Secretary of State of the State of Delaware

International Resources Group Ltd.	Office of the Secretary of State of the State of Delaware

SCHEDULE IV

1. Distribution Agreement

2. Tax Matters Agreement

3. Transition Services Agreement dated as of July 16, 2012 between L-3 Communications Corporation and the Borrower

4. Employee Matters Agreement dated as of July 16, 2012 between L-3 Communications Corporation and the Borrower

5. Master Supply Agreement dated as of July 16, 2012 between L-3 Communications Corporation (as Seller) and the Borrower (as Buyer)

6. Master Supply Agreement dated as of July 16, 2012 between L-3 Communications Corporation (as Buyer) and the Borrower (as Seller)

EXHIBIT H-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN LENDERS THAT ARE NOT

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Date:

Reference is hereby made to that certain Credit Agreement, dated as of July 17, 2012 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Engility Corporation, a Delaware corporation (the “Borrower”), Engility Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT H-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN PARTICIPANTS THAT ARE NOT

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Date:

Reference is hereby made to that certain Credit Agreement, dated as of July 17, 2012 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Engility Corporation, a Delaware corporation (the “Borrower”), Engility Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

EXHIBIT H-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN PARTICIPANTS THAT ARE

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Date:

Reference is hereby made to that certain Credit Agreement, dated as of July 17, 2012 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Engility Corporation, a Delaware corporation (the “Borrower”), Engility Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

EXHIBIT H-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN LENDERS THAT ARE

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Date:

Reference is hereby made to that certain Credit Agreement, dated as of July 17, 2012 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Engility Corporation, a Delaware corporation (the “Borrower”), Engility Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT I

FORM OF

SOLVENCY CERTIFICATE

Date:             , 2012

Reference is hereby made to that certain Credit Agreement, dated as of July 17, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Engility Corporation, a Delaware corporation (the “Borrower”), Engility Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby certifies that he/she is the Chief Financial Officer of the Borrower and, in such capacity and not in his/her individual capacity, certifies that, on the date hereof and immediately after giving effect to the consummation of the Transactions:

(a) the fair value of the assets of Holdings, the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise of Holdings, the Borrower and its Subsidiaries on a consolidated basis;

(b) the present fair saleable value of the property of Holdings, the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise of Holdings, the Borrower and its Subsidiaries on a consolidated basis, as such debts and other liabilities become absolute and matured;

(c) Holdings, the Borrower and its Subsidiaries on a consolidated basis will be able to pay the debts and liabilities, subordinated, contingent or otherwise of Holdings, the Borrower and its Subsidiaries on a consolidated basis, as such debts and liabilities become absolute and matured; and

(d) Holdings, the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

For the purposes of the foregoing, the amount of contingent liabilities on the date hereof and immediately after giving effect to the consummation of the Transactions shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that is reasonably expected to become an actual or matured liability.

[Signature page follows]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

ENGILITY CORPORATION

By:
Name:
Title:	Chief Financial Officer

EXHIBIT J

FORM OF

PERFECTION QUESTIONNAIRE

See attached.

PERFECTION QUESTIONNAIRE27

            , 2012

In connection with that certain Credit Agreement, dated as of             , 2012 (as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Engility Corporation, a Delaware corporation (the “Borrower”), the financial institutions from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), the Borrower hereby certifies on behalf of itself and each other grantor specified below (the Borrower and such other grantors, collectively, the “Grantors”) as follows:

I.	CURRENT INFORMATION

1. A. Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization (or if the Borrower or a particular Grantor is an individual, please indicate so), the jurisdiction of organization (or formation, as applicable), and the organizational identification number (not tax i.d. number) of the Borrower and each other Grantor are as follows:

Name of Borrower/Grantor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number

B. Chief Executive Offices and Mailing Addresses. The chief executive office address (or the principal residence if the Borrower or a particular Grantor is a natural person) and the preferred mailing address (if different than chief executive office or residence) of the Borrower and each other Grantor are as follows:

Name of Borrower/Grantor	Address of Chief Executive Office (or for natural persons, residence)	Mailing Address (if different than CEO or residence)

C. Special Debtors. Except as specifically identified below none of the Grantors is a: (i) transmitting utility (as defined in Section 9-102(a)(80)), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended or (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof.

[27]	The information provided in this Perfection Questionnaire gives effect to the Transactions (as defined in the Credit Agreement).

2.

Name of Borrower/Grantor	Type of Special Grantor

None.

D. Trade Names/Assumed Names.

Current Trade Names. Set forth below is each trade name or assumed name currently used by the Borrower or any other Grantor or by which the Borrower or any Grantor is known or is transacting any business:

Borrower/Grantor	Trade/Assumed Name

E. Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth below, neither the Borrower nor any other Grantor has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

Borrower/Grantor	Date of Change	Description of Change

F. Prior Addresses.

Except as set forth below, neither the Borrower nor any other Grantor has changed its chief executive office, or principal residence if the Borrower or a particular Grantor is a natural person, within the past five (5) years:

Borrower/Grantor	Prior Address/City/State/Zip Code

G. Acquisitions of Equity Interests or Assets.

A. Except as set forth below, neither the Borrower nor any Grantor has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

Borrower/Grantor	Date of Acquisition	Description of Acquisition

B. The jurisdiction of organization of the acquired entities set forth in clause (A) above, together with each such entity’s chief executive office and location of material assets immediately prior to such acquisition is set forth below:

Entity Name	Jurisdiction of Organization	Address of Chief Executive Office	Locations of Material Assets prior to acquisition

H. Corporate Ownership and Organizational Structure.

Attached as Exhibit A hereto is a true and correct chart showing the ownership relationship of the Borrower and all of its affiliates after giving effect to the Spin-Off (as defined in the Credit Agreement).

II.	INFORMATION REGARDING CERTAIN COLLATERAL

A. Investment Related Property

1. Equity Interests. Set forth below is a list of all equity interests owned by the Borrower and each Grantor together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

Borrower/ Grantor	Issuer	Type of Organization	% of Shares owned by Borrower/Grantor	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value

2. Securities Accounts. Set forth below is a list of all securities accounts in which the Borrower or any other Grantor customarily maintains securities or other assets having an aggregate value in excess of $50,000:

Borrower/Grantor	Type of Account	Name & Address of Financial Institutions

3. Deposit Accounts. Set forth below is a list of all bank accounts (checking, savings, money market or the like) in which the Borrower or any other Grantor customarily maintains in excess of $50,000:

Borrower/Grantor	Type of Account	Account Number	Name & Address of Financial Institutions

4. Debt Securities & Instruments. Set forth below is a list of all debt securities and instruments owed to the Borrower or any other Grantor in the principal amount of greater than $50,000:

Borrower/Grantor	Issuer of Instrument	Principal Amount of Instrument	Maturity Date

B. Intellectual Property. Set forth below is a list of all U.S. copyright registrations and applications, U.S. patents and patent applications, and U.S. trademark registrations and applications, all licenses thereof and other material U.S. intellectual property owned or used, or hereafter adopted, held or used, by the Borrower and each other Grantor:

1. Copyrights, Copyright Applications and Copyright Licenses

Borrower/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

2. Patents, Patent Applications and Patent Licenses

Borrower/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

3. Trademarks, Trademark Applications and Trademark Licenses

Borrower/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

C. Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties. Except as set forth below, no persons (including, without limitation, warehousemen and bailees) other than the Borrower or any other Grantor have possession of any material amount (fair market value of $50,000 or more) of tangible personal property of the Borrower or any other Grantor:

Borrower/Grantor	Address/City/State/Zip Code	County	Description of Assets and Value

None.

D. Tangible Personal Property in Former Article 9 Jurisdictions and Canada. Set

forth below are all the locations within the Commonwealth of Puerto Rico and any Province of Canada where the Borrower or any other Grantor currently maintains or has maintained any material amount (fair market value of $50,000 or more) of its tangible personal property (including goods, inventory and equipment) of such Borrower or any other Grantor (whether or not in the possession of such Borrower or any other Grantor) within the past five (5) years:

Borrower/Grantor	Address/City/Province or Commonwealth

E. Real Estate Related UCC Collateral

1. Fixtures. Set forth below are all the locations where the Borrower or any other Grantor owns any real property or, to the extent the aggregate remaining rent payments due under any lease exceed $2,000,000, any real property subject to such lease:

Borrower/Grantor	Address/City/State/Zip Code	County	Owned or Leased

2. “As Extracted” Collateral. Set forth below are all the locations where the Borrower or any other Grantor owns, leases or has an interest in any wellhead or minehead:

Borrower/Grantor	Address/City/State/Zip Code	County

3. Timber to be Cut. Set forth below are all locations where the Borrower or any other Grantor owns goods that are timber to be cut:

Borrower/Grantor	Address/City/State/Zip Code	County

III.	AUTHORITY TO FILE FINANCING STATEMENTS

3. The undersigned, on behalf of the Borrower and each other Grantor, hereby authorizes the Administrative Agent to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Administrative Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted or to be granted to the Administrative Agent under the Credit Agreement and each other Loan Document (as defined in the Credit Agreement). Such financing statements may describe the collateral in the same manner as described in the Guarantee and Collateral Agreement (as defined in the Credit Agreement) or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Administrative Agent, including, without limitation, describing such property as “all assets” or “all personal property.”

4. IN WITNESS WHEREOF, the undersigned hereto has caused this Perfection Questionnaire to be executed as of the date first written above by its officer thereunto duly authorized.

ENGILITY CORPORATION

By:
Name:
Title: